                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    ----------------------------------------

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ / Preliminary Proxy Statement             / / Confidential, For Use of
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              ALTRIS SOFTWARE, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT , IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee:
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)  Total fee paid:

--------------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

--------------------------------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
(3)  Filing Party:

--------------------------------------------------------------------------------
(4)   Date Filed:

--------------------------------------------------------------------------------

                              ALTRIS SOFTWARE, INC.
                             9339 CARROLL PARK DRIVE
                           SAN DIEGO, CALIFORNIA 92121

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 14, 2000

         A Special Meeting of Shareholders (the "SPECIAL MEETING") of Altris Software, Inc., a California corporation (the "COMPANY"), will be held at the Company's headquarters at 9339 Carroll Park Drive, San Diego, California, at 9:00 a.m. on Friday, April 14, 2000, for the following purposes:

         1. To approve the Stock Purchase Agreement, dated as of January 14, 2000, between the Company and Spescom Limited ("SPESCOM"), which is attached as ANNEX A to the proxy statement, and the transactions contemplated thereby, including the sale of a controlling interest in the Company to Spescom.

         2. To vote upon a proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 40,000,000.

         The Board of Directors has fixed the close of business on February 22, 2000 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof, and only holders of record of the Company's Common Stock and the Series E Convertible Preferred Stock at the close of business on that date will be entitled to receive notice of, and to vote at, the Special Meeting.

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING, AND YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE RETURNED YOUR PROXY.

                                             By Order of the Board of Directors,


                                             John W. Low
                                             Secretary

March 14, 2000

                              ALTRIS SOFTWARE, INC.
                             9339 CARROLL PARK DRIVE
                           SAN DIEGO, CALIFORNIA 92121

                        ---------------------------------

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS
                                 APRIL 14, 2000

                        ---------------------------------


                                  INTRODUCTION

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Altris Software, Inc. (the "COMPANY") for use at a Special Meeting of Shareholders (the "SPECIAL MEETING") to be held at the Company's headquarters at 9339 Carroll Park Drive, San Diego, California, on April 14, 2000 at 9:00 a.m., or at any adjournments or postponements thereof, for the purposes set forth herein and in the foregoing Notice. This proxy statement and the accompanying proxy were first sent to shareholders on or about March 14, 2000.


PROXY INFORMATION

         Shares represented by properly executed proxies, if received in time and not revoked or suspended, will be voted in accordance with the instructions indicated thereon or, if no instructions are given for any or all of the proposals, will be voted as recommended by the Board of Directors.

         A shareholder giving a proxy has the power to revoke it at any time before it is exercised by attending and voting at the Special Meeting or by filing with the Secretary of the Company either a written notice of revocation or a duly executed proxy bearing a later date.

RECORD DATE AND VOTING

         Each shareholder of record of the Common Stock and the Series E Convertible Preferred Stock of the Company (the "SERIES E PREFERRED STOCK") at the close of business on February 22, 2000 is entitled to vote on all matters submitted to a vote of the shareholders at the Special Meeting. At the close of business on January 24, 2000, there were 13,101,734 shares of Common Stock outstanding and held of record by approximately 300 shareholders, and 3,000 shares of Series E Preferred Stock outstanding and held of record by one holder, Spescom Limited ("SPESCOM"). Holders of Common Stock and Series E Preferred Stock will vote as a single class with one vote for each share on all matters submitted to the shareholders at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum.

         The affirmative vote of a majority of the outstanding shares of Common Stock and Series E Preferred Stock entitled to vote at the Special Meeting, voting together as a class, will be required for approval of the proposal to increase the number of authorized shares of Common Stock from 30,000,000 to 40,000,000. The affirmative vote of a majority of the shares of Common Stock and Series E Preferred Stock represented at the meeting, voting together as a class, will be required for approval of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby.

         In general, abstentions will have no effect on the outcome of the voting with respect to any matter. However, abstentions will have an effect on the proposal to increase the number of authorized shares of Common Stock, as the affirmative vote of a majority of the outstanding shares of Common Stock and Series E Preferred Stock entitled to vote at the Special Meeting, voting together as a class, is required for approval.

         As to certain matters other than the election of directors, New York Stock Exchange and American Stock Exchange rules generally require when shares are registered in street or nominee name that their member brokers receive specific instructions from the beneficial owners in order to vote on such a proposal. If a member broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information as to shares of the Common Stock beneficially owned as of February 14, 2000, on both an actual and a pro forma basis giving effect to the consummation of the transactions contemplated by the Stock Purchase Agreement, by:

         - each of the five current directors and the two Spescom affiliates who would be appointed to the Board of Directors upon consummation of the transactions to replace Messrs. McGovern and Atkinson upon their resignation from the Board, as discussed below,

         - the Company's Chief Executive Officer and each of its other executive officers,

         -    all directors and executive officers as a group and

         - each person who, to the extent known to the Company, beneficially owns more than 5% of the outstanding shares of Common Stock.

         Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given have sole voting and investment power over the shares shown as beneficially owned, subject to community property laws where applicable.


                                                            ACTUAL                            PRO FORMA
                                                --------------------------------   --------------------------------
                                                   NUMBER OF        PERCENT OF        NUMBER OF        PERCENT OF
NAME                                              SHARES (1)         CLASS (1)       SHARES (1)        CLASS (1)
                                                ----------------  --------------   --------------    --------------
Roger H. Erickson........................             132,250            1.0%           132,250              *
Pierre de Wet............................              24,500             *              24,500              *
John W. Low..............................             107,750             *             107,750              *
Mark C. Schneider........................              15,625             *              15,625              *
W. Alan Turner...........................              55,125             *              55,125              *
D. Ross Hamilton.........................             186,500            1.4%           186,500              *
Michael J. McGovern......................             353,251            2.7%           353,251             1.3%
Larry D. Unruh...........................              11,797             *              11,797              *
Martin P. Atkinson.......................               7,500             *               7,500              *
Hilton Isaacman(2).......................         5,529,952(3)          40.0%        18,542,381            65.7%
Johan Leitner(2).........................         5,529,952(3)          40.0%        18,542,381            65.7%
Spescom Limited..........................         5,529,952(3)          40.0%        18,542,381            65.7%
All directors and executive officers
   as a group (9 persons)................             894,298            6.7%           894,298             3.2%

----------
* Less than one percent.

(1) Amounts and percentages include shares of Common Stock that may be acquired within 60 days of February 14, 2000 through the exercise of stock options as follows: 71,250 shares for Mr. Erickson, 24,500 shares for Mr. de Wet, 60,750 shares for Mr. Low, 15,625 shares for Mr. Schneider, 24,125 shares for Mr. Turner, 7,500 shares for Mr. McGovern, 7,500 shares for
     Mr. Unruh, 7,500 shares for Mr. Atkinson and 218,125 shares for all directors and executive officers as a group.

(2) As affiliates of Spescom, Messrs. Isaacman and Leitner could be deemed beneficial owners of the shares of Common Stock owned by Spescom Limited. However, Messrs. Isaacman and Leitner disclaim beneficial ownership of all such shares.

(3) Amount includes (i) 1,801,381 shares of Common Stock issuable upon conversion of Series E Convertible Preferred Stock having a conversion price of $1.90 per share and (ii) 300,000 shares of Common Stock issuable upon exercise of a warrant having an exercise price of $1.90 per share.


                                   MANAGEMENT

BOARD OF DIRECTORS

     The following table sets forth certain information concerning each current director of the Company along with information regarding Hilton Isaacman and Johan Leitner, affiliates of Spescom who would replace Messrs. McGovern and Atkinson on the Board upon consummation of the transactions contemplated by the Stock Purchase Agreement with Spescom:


Name                                              Age          Position
----------------------------------------        -------        ---------------------------------
Roger H. Erickson.......................          43           Chief Executive Officer, Director
D. Ross Hamilton........................          61           Director
Larry D. Unruh..........................          48           Director
Michael J. McGovern.....................          71           Director(1)
Martin P. Atkinson......................          53           Director(1)
Hilton Isaacman.........................          46           Nominated Director(2)
Johan Leitner...........................          46           Nominated Director(2)

---------------
(1) To resign upon consummation of the transactions contemplated by the Stock Purchase Agreement with Spescom.
(2) To be appointed to the Board upon consummation of the transactions contemplated by the Stock Purchase Agreement with Spescom to fill the vacancies created by the resignations of Messrs. McGovern and Atkinson.

     MR. ERICKSON was appointed the Company's Chief Executive Officer in April 1998, a position which he previously held from October 1991 to August 1993. In addition, Mr. Erickson was appointed as a Director of the Company in 1998, a position which he previously held from July 1990 to June 1995. Mr. Erickson has served the Company in various other capacities, including as (i) Vice President, Strategic Partners, from July 1997 to April 1998, (ii) Vice President, Operations, from June 1996 to July 1997, (iii) Vice President, Worldwide Channel Sales, from April 1995 to February 1996, (iv) Vice President, Alliances and General Manager, PDM Business Unit, from February 1996 to June 1996, (v) Executive Vice President, Marketing and Sales, from September 1993 to March 1995 and (vi) Vice President, Engineering, from June 1990 to October 1991. From 1984 until March 1990, Mr. Erickson served the Company in several positions including Senior Systems Engineer and Director of Technical Projects. Mr. Erickson earned a M.S. degree in Computer Science from the University of California, Santa Barbara in 1982 and a B.A. degree in Mathematics from Westmont College in 1978.

     MR. HAMILTON has been a Director of the Company since June 1994. He served as Chairman of the Board of the Company from January 1997 through June 1997. Since 1983 Mr. Hamilton has served as President of Hamilton Research, Inc., an investment banking firm. Mr. Hamilton received a B.S. degree in Economics from Auburn University in 1961.

     MR. UNRUH has served as a Director of the Company since May 1988. He is a partner of Hein & Associates LLP, certified public accountants, and has been its Managing Tax Partner since 1982.

Mr. Unruh currently serves as a director of Basin Exploration, Inc., an oil exploration and development company. Mr. Unruh received a B.S.B.A. degree in Accounting from the University of Denver in 1973.

     MR. MCGOVERN has served as a Director of the Company since he founded the Company in February 1981, and served as the Company's Chairman and Chief Executive Officer from its inception until December 1987. Mr. McGovern was a founder of Autologic, Inc. in 1968, where he was Vice President of Engineering in charge of developing computer driven photo typesetters for the newspaper and publishing industries. Mr. McGovern also serves as a director of Qtel, Inc. (since March 1997) and as a director of Alpha Data Tech. (since April 1997). He received a B.S.E.E. degree from City University of New York in 1952 and an M.S.E.E. degree from Arizona State University in 1959.

     MR. ATKINSON has served as a Director of the Company since 1997. Mr. Atkinson presently runs a consulting firm based in Kent, England that advises middle-market companies on banking and corporate finance matters. Prior to establishing his consulting firm, Mr. Atkinson was employed by Lloyds Bank for 28 years until his retirement from there (at the senior executive level) in December 1996. While at Lloyds, Mr. Atkinson was the Head of Risk Control of Lloyds Merchant Bank Limited, a Director of Lloyds' Capital Markets Group, where he was responsible for arranging several multi-million pound syndicated loans, and from 1992 to 1996, he was responsible for Lloyds' middle-market activities in certain counties in England. Mr. Atkinson is an Associate of the Institute of Bankers, England. He received a law degree from Nottingham University in England in 1968.

     MR. ISAACMAN is currently the Director of Corporate Finance of Spescom. Mr. Isaacman previously served as Spescom's Financial Director from 1990 to 1998. Mr. Isaacman began his career with Spescom in 1988 as Financial Manager and has been a member of Spescom's Board of Directors since 1990. Mr. Isaacman received a certificate in accounting, tax and auditing from the University of Capetown in 1982.

     DR. LEITNER has held the position of Director of Strategic Business Development at Spescom since 1998. Dr. Leitner joined Spescom in 1981 and has served in various technical and operating capacities within Spescom, including Group Marketing Director from 1995 to 1997. Since 1987, Dr. Leitner has also served on the Board of Directors of Spescom. Dr. Leitner earned a BSc in Engineering in 1975 and a PhD in Electronic Signal Processing in 1979 from the University of Capetown.

EXECUTIVE OFFICERS

         The following table and discussion set forth certain information with regard to the Company's current executive officers.

                 Name                           Age                 Position
------------------------------------       -------------     -------------------------------------
Roger H. Erickson...................             43          Chief Executive Officer
Pierre de Wet.......................             36          Vice President, Operations
John W. Low.........................             42          Chief Financial Officer and Secretary
Mark C. Schneider...................             41          Vice President, Engineering
W. Alan Turner......................             48          Vice President, Marketing


     Biographical information for MR. ERICKSON is set forth above.

     MR. DE WET was appointed Vice President of Operations in September 1999. Previously, Mr. DeWet served as Director of Operations from April 1998 to September 1999 and Director of Projects from May 1997 to April 1998. Prior to joining Altris, Mr. DeWet was a Technical Marketing Manager at Paradigm System Technology from June 1995 to April 1997 where he was responsible for establishing relationships with technical partners in Europe and North America. From April 1991 to June 1995, Mr. DeWet was with PQ Africa, a division of Comparex Holdings. Mr. DeWet earned his B.S. from the University of Pretoria in 1989.

     MR. LOW has served as Chief Financial Officer and Secretary since June 1990. Previously, Mr. Low had served as Corporate Controller since joining the Company in August 1987. From 1980 until joining the Company, Mr. Low was with Price Waterhouse LLP, most recently as a Manager working with middle-market and growing companies. Mr. Low, who is a certified public accountant, earned a B.A. degree in Economics from the University of California, Los Angeles in 1978.

     MR. SCHNEIDER was appointed Vice President of Engineering in January 2000. He has held many positions since joining the Company in 1985 as an Electronic Design Engineer. From June 1999 to January 2000, Mr. Schneider served as acting Vice President of Engineering until his formal appointment. Previously, Mr. Schneider was Senior Software Engineer from 1998 to 1999 and Project Lead from 1996 to 1997. Prior to 1996, Mr. Schneider served as a Manager of Workstation Products and Software Engineer. Before joining the Company, Mr. Schneider was an Electronic Design Engineer with Teledyne Electronics. Mr. Schneider earned a Bachelor of Science degree in Electrical Engineering from California State University, Northridge in 1981.

     MR. TURNER was appointed Vice President of Marketing in March of 1998. Since joining the Company, Mr. Turner served as Vice President of Channel Sales from 1997 to 1998 and as Business Development Director from 1993 to 1997. Previously, Mr. Turner was in the offshore oil industry, heading teams of engineers in product design, analysis and testing. Mr. Turner received a BSc degree in Mechanical Engineering from Heriot-Watt University, Edinburgh, Scotland in 1974, and received a postgraduate degree in Engineering Design from Loughborough University, England in 1977.

EXECUTIVE OFFICERS' COMPENSATION

     The following table sets forth certain information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the three years ended December 31, 1999 of (i) the Company's Chief Executive Officer and (ii) the five other most highly compensated executive officers having compensation of $100,000 or more during 1999 (collectively, the "NAMED EXECUTIVE OFFICERS").

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION
                                               -------------------------------------------         LONG-TERM
                                                                                  OTHER           COMPENSATION
                                                                                 ANNUAL             AWARDS--
                                                                              COMPENSATION       STOCK OPTIONS
         NAME AND POSITION           YEAR        SALARY($)      BONUS($)         ($)(1)            (# SHARES)
---------------------------------- --------    -----------      --------      ------------       -------------
Roger H. Erickson                    1999         $196,999(2)   $50,000             -                  55,000
    Chief Executive Officer          1998          164,635          -          $131,215(3)             65,000
                                     1997          174,708        9,000             -                     -


Steven D. Clark                      1999         $102,842          -               -                     -
    Former Vice President -          1998          125,200          -           $14,067(7)             38,000
    Sales(5)                         1997          168,462       $25,000            -                  40,000


Pierre de Wet                        1999         $112,692       $3,500             -                  52,000
    Vice President -- Operations     1998          106,450          -               -                  23,000
                                     1997           54,596          -               -                     -


John W. Low                          1999         $147,000(2)    $7,000             -                  47,000
    Chief Financial Officer          1998          147,000          -          $100,245(4)             28,000
    and Secretary                    1997          149,639          -               -                     -


Mark C. Schneider                    1999         $101,847          -               -                  46,500
    Vice President -                 1998           93,981          -               -                     -
    Engineering(6)                   1997           82,580          -               -                   2,000


Alan Turner                          1999         $112,465       $3,500             -                  54,500
    Vice President -- Marketing      1998          104,759         -                -                  20,000
                                     1997          109,992       30,000             -                     -

-----------

(1) Excludes compensation in the form of other personal benefits, which, other than as set forth in the table above, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each year.

(2) The 1999 salary for Mr. Erickson and Mr. Low includes $27,692 and $8,654, respectively, of which they voluntarily deferred payment until 2000 to assist the Company in managing its cash flow.

(3) This comprises (i) $105,843 relating to forgiveness of a promissory note that had been made by Mr. Erickson in favor of the Company in connection with his exercise of stock options that were due to expire and (ii) $25,372 in commissions paid in 1998 relating to Mr. Erickson's position as Vice President, Strategic Partners in 1997.

(4) This comprises (i) $70,562 relating to forgiveness of a promissory note that had been made by Mr. Low in favor of the Company in connection with his exercise of stock options that were due to expire and (ii) a $29,683 payment for accrued vacation.

(5) Mr. Clark resigned from the Company in August 1999. The bonus paid in 1997 related to services provided in 1996 as Director of U.S. Sales.

(6) Mr. Schneider was appointed an executive officer of the Company in January 2000. From June 1999 until his appointment, Mr. Schneider served as acting Vice President of Engineering.

(7)  These payments were for sales commissions.

OPTION GRANTS IN 1999

         Shown below is information concerning grants of options issued by the Company to the Named Executive Officers during 1999:

                                                                                    POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF     % OF TOTAL                               ASSUMED ANNUAL RATES OF STOCK
                            SECURITIES       OPTIONS                                      PRICE APPRECIATION
                            UNDERLYING     GRANTED TO      EXERCISE                      FOR OPTION TERM (2)
                             OPTIONS      EMPLOYEES IN       PRICE      EXPIRATION  -----------------------------
NAME                       GRANTED(#)(1)   FISCAL YEAR     ($/SHARE)       DATE         5% ($)         10% ($)
-----------------------    -------------  ------------     ---------    ----------     -------         -------
Roger H. Erickson....        20,000(3)          3%           $0.75       5/10/09        $9,433         $23,906
                             35,000(4)          5%           $0.56      11/15/09       $12,370         $31,349

Steven D. Clark......                -           -               -             -             -               -

Pierre de Wet........        20,000(5)          3%           $0.50        8/5/09        $6,289         $15,937
                             32,000(4)          4%           $0.56      11/15/09       $11,310         $28,662

John W. Low..........        20,000(5)          3%           $0.50        8/5/09        $6,289         $15,937
                             27,000(4)          4%           $0.56      11/15/09        $9,543         $24,183

Mark C. Schneider....         6,000(6)          1%           $0.35       1/20/09        $1,321          $3,347
                              5,000(5)          1%           $0.50        8/5/09        $1,572          $3,984
                             35,500(4)          5%           $0.56      11/15/09       $12,547         $31,797

W. Alan Turner.......        20,000(5)          3%           $0.50        8/5/09        $6,289         $15,937
                             34,500(4)          5%           $0.56      11/15/09       $12,194         $30,901

----------------

(1) All options were granted with an exercise price equal to the closing sale price of the Common Stock as reported on the OTC Bulletin Board on the date of grant.

(2) The 5% and 10% assumed rates of appreciation are specified under the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock. The actual value, if any, which a Named Executive Officer may realize upon the exercise of stock options will be based upon the difference between the market price of the Common Stock on the date of exercise and the exercise price.

(3) Options were granted in May 1999. The options vest 25% 90 days from the date of grant and in additional annual installments of 25% commencing on the first anniversary of the date of grant.

(4) Options were granted in November 1999. The options vest 25% 90 days from the date of grant and in additional annual installments of 25% commencing on the first anniversary of the date of grant.

(5) Options were granted in August 1999. The options vest 25% 90 days from the date of grant and in additional annual installments of 25% commencing on the first anniversary of the date of grant.

(6) Options were granted in January 1999. The options vest 25% 90 days from the date of grant and in additional annual installments of 25% commencing on the first anniversary of the date of grant.

AGGREGATED OPTION EXERCISES IN 1999 AND 1999 YEAR-END OPTION VALUES

     The following table sets forth for the Named Executive Officers information with respect to unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company's Common Stock. Other than Steven D. Clark, who acquired 30,000 shares upon the exercise of options and realized a value of $11,250 (based upon the market price of $0.625 per share on November 9, 1999, the date of exercise), the Named Executive Officers did not exercise any options in 1999.

                                                                                  VALUE OF UNEXERCISED
                                         NUMBER OF UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                         HELD AS OF DECEMBER 31, 1999           AT DECEMBER 31, 1999(1)
                                        -------------------------------     -------------------------------
                NAME                    EXERCISABLE      NONEXERCISABLE     EXERCISABLE      NONEXERCISABLE
-------------------------------------   -----------      --------------     -----------      --------------
Roger H. Erickson................           62,500            57,500            $24,098           $6,158
Steven D. Clark..................                0                 0                  0                0
Pierre De Wet....................           16,500            58,500             $4,972          $12,144
John W. Low......................           64,000            46,000            $10,822           $7,854
Mark Schneider...................            5,250            44,750               $918           $8,105
W. Alan Turner...................           15,500            59,500             $4,833          $12,395

----------
(1) Based on the closing sale price of the Common Stock on the OTC Bulletin Board on December 31, 1999 ($0.72 per share).

BOARD COMMITTEES AND ATTENDANCE AT MEETINGS

     The Board of Directors has an Audit Committee which makes recommendations regarding the selection of independent public accountants and reviews with them the scope and results of the audit engagement. The Audit Committee, which is comprised of Messrs. McGovern, Unruh and Atkinson, held two meetings during 1999.

     The Board of Directors also has a Compensation Committee which reviews compensation of officers. The Compensation Committee, which is comprised of Messrs. McGovern, Hamilton and Atkinson, held one meeting in 1999.

     In addition, the Board of Directors has a Stock Option Committee which generally administers the Company's Amended and Restated 1996 Stock Incentive Plan. The Stock Option Committee, which is comprised of Messrs. McGovern, Unruh and Hamilton, held one meeting in 1999.

     The Board of Directors does not have a standing Nominating Committee or any other committee which performs a similar function.

     In 1999, the Board of Directors held 10 meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he was a director and (ii) the total number of meetings held by all committees of the Board on which he served during the period he served.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the

Securities and Exchange Commission (the "SEC"). Executive officers, directors and 10% shareholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

     Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% shareholders have complied with all of the filing requirements applicable to them with respect to transactions during 1999, except that Form 3s were not timely filed for Mr. Turner and Mr. de Wet, though they have been subsequently filed.

COMPENSATION OF DIRECTORS

     Each director, other than directors who are also employees of the Company or are precluded from accepting a fee by their employers, receives a $5,000 annual fee plus a $1,000 meeting fee for four paid meetings a year. In addition, each director is reimbursed for all reasonable expenses incurred in connection with attendance at such meetings. As a result of the Company's current cash constraints, the directors have agreed to the deferral of all annual and meeting fees until the Company's financial position improves. Directors who are employees of the Company are not compensated for serving as directors.

     Mr. Unruh, a director, provided consulting services to the Company in 1999 for which he received $5,244.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1999, the Compensation Committee of the Board of Directors was comprised of three members, Messrs. McGovern, Hamilton and Atkinson, none of whom is or was an employee or officer of the Company in 1999. No executive officer of the Company has served as a member of the Board of Directors or Compensation Committee of any company in which Messrs. McGovern, Hamilton and Atkinson is an executive officer.

                                     ITEM 1

                      THE STOCK PURCHASE AGREEMENT AND THE
                       PROPOSED TRANSACTIONS WITH SPESCOM

         This section of the proxy statement describes the principal aspects of the proposed transactions with Spescom as set forth in the Stock Purchase Agreement attached as ANNEX A to this proxy statement, and also sets forth general information regarding Spescom and its business. You should read the Stock Purchase Agreement completely and carefully as it is the legal document that governs the proposed transactions with Spescom. In addition, you are urged to review carefully the financial statements of the Company and Spescom included and incorporated by reference herein and the other documents attached as annexes to this proxy statement.


THE STOCK PURCHASE AGREEMENT

         Set forth below is a description of the principal provisions of the Stock Purchase Agreement. You are urged to review carefully the full text of the Stock Purchase Agreement attached to this proxy statement as ANNEX A.

     ISSUANCE OF COMMON STOCK

         Promptly after the satisfaction or waiver of the conditions to the closing of the proposed transactions set forth in the Stock Purchase Agreement, the Company will issue to Spescom an aggregate of 14,813,810 shares of its Common Stock. This is in addition to the 1,428,571 shares of Common Stock issued to Spescom after it elected to convert a $500,000 loan made by Spescom to the Company in September 1999, which, by its terms, was convertible into the Company's Common Stock at $0.35 per share on or before January 1, 2000. The other consideration for these shares will be as follows:

         - Spescom will pay $3,700,000 in cash, or $0.70 per share, for 5,285,714 shares;

         - the Company will issue 9,528,096 shares in exchange for delivery to the Company of (1) the 11.5% Subordinated Debenture in the principal amount of $3,000,000 issued by the Company on June 27, 1997 (the "DEBENTURE") and (2) 3,000 shares of Series E Convertible Preferred Stock of the Company, stated value $1,000 per share (the "PREFERRED STOCK," and collectively with the Debenture and certain other securities and agreements, including a warrant agreement to purchase 300,000 shares of Common Stock at $1.90 per share, the "FINOVA INSTRUMENTS"). Spescom acquired the Finova Instruments from Finova Mezzanine Capital, Inc. on December 9, 1999 for approximately $1.25 million plus the transaction costs, including legal fees of counsel for Finova Mezzanine Capital, Inc. Upon the issuance of the 9,528,096 shares of Common Stock in this exchange, the Debenture and the Preferred Stock will be canceled and will no longer constitute obligations of the Company. This exchange of 9,528,096 shares of Common Stock for the Debenture and Preferred Stock will have no general effect upon the rights of the Company's other shareholders. The Company and Spescom used a price of $0.70 per share in determining the number of shares to be issued to Spescom upon exchange and cancellation of the Debenture and the Preferred Stock;

         - the Company will pay Spescom $200,000 in cash for the transfer to the Company of Spescom's EMS 2000 technology. The Spescom EMS 2000 product provides configuration management capabilities and engineering change management control. As industries face greater regulatory pressures, the ability to extend the Company's document management product with configuration management will be beneficial to the Company and should create a market differentiation for the Company. Ownership of the EMS 2000 code will allow a tighter degree of integration between the Company's and Spescom's products, thereby enabling the delivery of a single solution to the Company's customers;

         - the Company will transfer its 40% ownership interest in Altris U.K. to Spescom, which presently has a 60% ownership interest in Altris U.K., and Spescom will release from escrow and return to the Company $200,000 which had been placed in escrow to satisfy any obligations of the Company under its representations and warranties to Spescom relating to the transaction in which Spescom acquired its 60% interest in Altris U.K. Altris U. K. operates primarily as a sales and customer support office under an exclusive distribution agreement for the Company's products around the world excluding North and South America and the Caribbean. For the year ended December 31, 1999 Altris U.K. recorded revenues of $3,253,000 and a net loss of $1,324,000. As of April 1, 1999 the net book value of the Company's investment in Altris U.K., which is accounted for under the equity method, was $0. The Company is not responsible for funding the continued losses of Altris U.K. nor does it intend to provide any additional capital to Altris U.K. Thus, the Company has not recorded any losses relating to Altris U.K. since the sale of the 60% interest in Altris U.K. to Spescom effective April 1, 1999; and

         - the Company will use approximately $100,000 of the proceeds it receives to repay in full a loan made by Spescom to the Company in November 1999 in the amount of $100,000, plus accrued interest; however, if shareholder approval of the Stock Purchase Agreement and the related transactions is not received by March 31, 2000, all amounts owing to Spescom in connection with this loan may, at Spescom's option, be converted into shares of Common Stock at a conversion price of $0.70 per share.

         As a result of the transactions contemplated by the Stock Purchase Agreement, Spescom will own approximately 66% of the outstanding Common Stock of the Company upon consummation of the transactions. Therefore, Spescom will be able to exercise control over all matters requiring approval by the Company's shareholders.

     COMPOSITION OF THE BOARD; OFFICERS OF THE COMPANY

         In connection with the proposed transactions:

         - Michael McGovern and Martin Atkinson will resign from the Board effective upon closing and

         - Hilton Isaacman and Johan Leitner, affiliates of Spescom, will be appointed by the remaining members of the Board (Roger Erickson, Ross Hamilton and Larry Unruh) to fill the vacancies created by the resignations of Messrs. McGovern and Atkinson.

         It is currently expected that the officers of the Company immediately prior to the closing of the transactions contemplated by the Stock Purchase Agreement will continue to serve as officers of the Company after the closing.

     REPRESENTATIONS AND WARRANTIES

         Each of the Company and Spescom has made customary representations and warranties for a transaction of this type. See Articles 4 and 5 of the Stock Purchase Agreement for further details regarding these representations and warranties.

     CONDUCT OF THE BUSINESS OF THE COMPANY AFTER CLOSING

         The Company has agreed to comply with certain covenants after the closing, including:

         - two Spescom nominees will be elected as directors, as discussed above, and two Spescom nominees will be included in the slate of nominees that Altris management recommends to shareholders each year for so long as Spescom or its affiliates hold at least 33% of the shares to be acquired in the proposed transactions or its affiliates; (Section 9.1)

         - at closing, the $3,700,000 payment for the 5,285,714 shares will be deposited in a separate Company bank account (the "SEGREGATED FUNDS"). If a proposed expenditure from the

              Segregated Funds is not contemplated in the budget in the annual plan adopted by the Board of Directors, any such expenditure:

              - in excess of $100,000 will require Board approval, including unanimous approval of the Spescom board nominees; and

              - in excess of $25,000 but less than $100,000 will require the approval of at least one of Spescom's board nominees; (Section 9.2)

              The reason for keeping the Segregated Funds in a separate bank account is to enable Spescom, through its nominees to the Company's Board of Directors, to monitor how the Company spends the Segregated Funds on certain matters that are not contemplated by the annual budget. The Segregated Funds the Company plans to expend as part of the approved annual budget will be classified as "cash" in the current assets section of the Company's balance sheet. Funds in excess of the planned expenditures in the approved annual budget plan will be classified as "restricted cash" in the long term assets section of the Company's balance sheet.

         - prior to the fifth anniversary of the closing, for so long as Spescom and its affiliates hold at least 15% of the shares to be acquired in the proposed transactions:

              - the Company and its subsidiaries will preserve and keep in force and effect their corporate existence and good standing in their respective jurisdictions of organization; (Section 9.3.1)

              - the Company and its subsidiaries will maintain, preserve and keep their properties and assets used in the conduct of their business in good repair; (Section 9.3.2)

              - neither the Company nor any of its subsidiaries will substantially change the general nature of their business as it currently exists; (Section 9.3.3)

              - the Company and its subsidiaries will maintain customary insurance coverage; (Section 9.3.4)

              - the Company and its subsidiaries will promptly pay all taxes and assessments imposed upon their properties or businesses, all trade accounts payable in the ordinary course of business and all claims for work, labor or materials which if unpaid might become a lien upon any property of the Company or its subsidiaries; (Section 9.3.5)

              - the Company shall operate its business in compliance with applicable law and any agreements to which it is a party; (Section 9.3.6)

              - with respect to any plans maintained for the employees of the Company or its subsidiaries that are subject to ERISA, the Company will meet minimum funding obligations with respect to such plans and will promptly notify Spescom of any reportable events under such plans; (Section 9.3.7)

              - the Company will (1) keep its books and records in accordance with generally accepted accounting principles consistently applied and (2) permit Spescom representatives to visit any of the Company's properties, inspect its books and records and discuss the Company's finances with Company personnel, during reasonable business hours and as reasonably requested; (Section 9.3.8)

              -    the Company will furnish to Spescom:

                   - copies of the Company's quarterly and annual financial statements; (Section 9.3.9)

                   - copies of filings with the SEC and other governmental reports; (Section 9.3.10) and

                   - internal pipeline reports and such other information as Spescom may reasonably request; (Section 9.3.11) and

              - the Board of Directors of the Company shall adopt an annual plan within 31 days after the beginning of each fiscal year, which plan may only be amended or revised in any material respect with approval of the Board, including both Spescom nominees. (Section 9.3.12)

     OTHER COVENANTS

         FURTHER ASSURANCES. The Company and Spescom have each agreed to take all actions reasonably requested by the other party to effect the transactions contemplated by the Stock Purchase Agreement. (Section 9.3.13)

         CONFIDENTIALITY. Spescom has agreed to keep confidential all information it receives in connection with the monthly status reports and internal pipeline reports. (Section 9.3.14)

         REGISTRATION RIGHTS. The Company and Spescom will enter into a Registration Rights Agreement which will provide for certain registration rights in respect of the shares of the Common Stock to be acquired by Spescom in the proposed transactions. Spescom will be entitled to the following rights under and during the term of this agreement, in each case subject to customary conditions and limitations for exercising registration rights:

          - on up to three occasions, Spescom will be entitled to require the Company to register its shares of Common Stock with the SEC for sale to the public;

          - at any time the Company or another shareholder of the Company elects to register shares with the SEC, Spescom will be entitled to include its shares in the offering, subject to various cut-backs pertaining to the size of the offering and perceived investor demand for offering; and

          - if the Company qualifies to use Form S-3 under the SEC's rules and regulations for the offering of securities, Spescom will be entitled to request up to two registrations of its shares on Form S-3 during any calendar year. (Section 9.3.15)


         EMPLOYMENT OF JOSEPH BUCKLEY. Spescom will ensure that Joseph Buckley, currently a Spescom employee, will become a Company employee on employment terms similar to those of his present employment. (Section 9.4)

         MODIFICATION OF CERTAIN AGREEMENTS. Certain of the obligations of the Company set forth in the agreements relating to the May 1999 Transactions and the Finova Instruments will be modified or terminated. (Sections 9.5, 9.6 and 9.7)

         TECHNOLOGY TRANSFER AGREEMENT. The Company and Spescom will enter into a Technology Transfer Agreement which will provided for the Company to purchase Spescom's EMS 2000 technology for $200,000. In addition, under the agreement, the Company will agree to grant Spescom a perpetual license to utilize the EMS 2000 technology in all parts of the world other than North America, Central America, South America, the Caribbean and Mexico, in exchange for royalty payments from Spescom based on sales of products related to the EMS 2000 technology. The license is exclusive until at least December 31, 2000, and after that time its exclusivity may be lost if Spescom does not meet certain minimum targets for royalties paid to the Company.

     INDEMNIFICATION

         Each of the Company and Spescom have agreed to indemnify and hold harmless the other party and its affiliates from any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution in value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising from or in connection with:

         - any breach of any representation or warranty made by the other party in the Stock Purchase Agreement or any related documents;

         - any breach by the other party of any covenant or obligation of such party contained in the Stock Purchase Agreement; or

         - any claim by any person for brokerage or finder's fees or commissions based upon any agreement or understanding alleged to have been made by such person with the Company or Spescom, as the case may be, in connection with the transactions. (Sections 10.1 and 10.2)

         With certain customary exceptions, such as in the case of intentional or knowing breaches of representations, warranties or covenants:

         - the Company will not be liable to Spescom and its affiliates for indemnification until the total amount of all Damages exceeds $50,000, and then only for the amount by which such Damages exceed $50,000; and

         - the Company will not be liable to Spescom for indemnification claims in excess of $3,700,000. (Section 10.3)

         With certain customary exceptions, such as in the case of intentional or knowing breaches of representations, warranties or covenants:

         - Spescom will not be liable to the Company and its affiliates for indemnification until the total amount of all Damages exceeds $50,000, and then only for the amount by which such Damages exceed $50,000; and

         - Spescom will not be liable to the Company for indemnification claims in excess of $3,700,000. (Section 10.4)

     CONDITIONS TO THE TRANSACTIONS

         CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions contemplated by the Stock Purchase Agreement is subject to the satisfaction of, or waiver by the Company of, the following conditions:

         - Spescom's representations and warranties shall be true and correct in all material respects as of the closing date, and Spescom shall have complied with the covenants, agreements and obligations required to be performed by it at or prior to the closing; (Section 6.1)

         - there shall not be any order, decree, injunction or judgment enjoining the consummation of the transactions; (Section 6.2)

         - the Company's shareholders shall have approved the transactions contemplated by the Stock Purchase Agreement; (Section 6.3)

         - all required third-party consents and approvals shall have been obtained; (Section 6.4)

         - Spescom shall have delivered a closing certificate to the Company; (Section 6.5)

         - all proceedings taken in connection with the transactions and all documents necessary in order to consummate the transactions shall be satisfactory to the Company; (Section 6.6) and

         - the Company shall have received the opinion of Solomon Ward Seidenwurm & Smith, LLP, counsel to Spescom, in form and substance satisfactory to the Company's counsel (Section 6.7).

         CONDITIONS TO THE OBLIGATION OF SPESCOM. The obligation of Spescom to consummate the transactions contemplated by the Stock Purchase Agreement is subject to the satisfaction of, or waiver by Spescom of, the following conditions:

         - the Company's representations and warranties shall be true and correct in all material respects as of the closing date, and the Company shall have complied with the covenants, agreements and obligations required to be performed by it at or prior to the closing; (Section 7.1)

         - there shall not be any order, decree, injunction or judgment enjoining the consummation of the transactions; (Section 7.2)

         - the Company's shareholders shall have approved the transactions contemplated by the Stock Purchase Agreement; (Section 7.3)

         - all required third-party consents and approvals shall have been obtained; (Section 7.4)

         - Spescom shall have completed the purchase of the Finova Instruments from Finova; (Section 7.5)

         - the Company shall have issued to Spescom a new Stock Purchase Warrant to replace the warrant Spescom purchased from Finova (for 300,000 shares of Common Stock at an exercise price of $1.90 per share); (Section 7.6)

         - the Company shall have entered into an employment agreement with Roger Erickson, its President and Chief Executive Officer, on terms reasonably satisfactory to Spescom; (Section 7.8)

         - Spescom shall have obtained the approval of the South African Reserve Bank under the South African Exchange Control Regulations; (Section 7.9)

         - the Company shall have delivered certified Articles of Incorporation and good standing and a customary closing certificate to Spescom; (Section 7.10 and 7.11)

         - all proceedings taken in connection with the transactions and all documents necessary in order to consummate the transactions shall be reasonably satisfactory to Spescom; (Section 7.12) and

         - Spescom shall have received the opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company, in form and substance satisfactory to Spescom's counsel. (Section 7.13)

         FAILURE TO CLOSE. If the Company fails to consummate the Stock Purchase Agreement because shareholder approval is not received, then:

         - if Spescom has satisfied (or the Company has waived) the conditions to closing set forth in Sections 6.1, 6.2, 6.4 and 6.5, the Company will nonetheless transfer its entire 40% ownership interest in Altris U.K. and, subject to the Company satisfying or Spescom waiving the conditions set forth in Sections 7.1 and 7.11, Spescom will release to the Company the $200,000 which had been placed in escrow to satisfy certain claims relating to the transaction in which Spescom acquired its 60% interest in Altris U.K. from the Company; and

         - Spescom may thereupon elect to be relieved of all further obligations under the Stock Purchase Agreement. (Section 8.2)

BACKGROUND OF THE TRANSACTIONS

         Despite making progress with its new products, including eB, the Company's management has been evaluating possible sources of financing to address certain challenges. These challenges include those posed by:

         - insufficient cash to continue operations in the long term or to grow the Company's business in its traditional markets as well as new markets,

         - a weak balance sheet that adversely affects the Company's ability to attract new customers, and

         -    debt that reduces future earnings through interest expense.

         In May 1999, the Company and Spescom concluded certain transactions which included Spescom's initial investment in the Company. The transactions involving Spescom's investment in the Company in May 1999 are referred to in this proxy statement as the "MAY 1999 TRANSACTIONS". In early September 1999, Hilton Isaacman, Spescom's Director of Corporate Finance, telephoned Roger Erickson, the Company's Chief Executive Officer, to inform Mr. Erickson that Spescom was interested in exploring the possibility of making a larger, more substantial investment in the Company.

         On September 18, 1999, Mr. Isaacman advised Mr. Erickson of Spescom's concerns regarding the business and operations of Altris Software Limited ("ALTRIS U.K."), a United Kingdom corporation owned 60% by Spescom and 40% by the Company. Spescom acquired its 60% interest in Altris U.K. from the Company as part of the May 1999 Transactions. Mr. Isaacman also outlined a preliminary proposal for Spescom to acquire a controlling interest in the Company and offered to provide a loan to the Company of $500,000 in order to address the Company's need for additional capital at that time. As proposed, the loan would be convertible into the Company's Common Stock, at Spescom's option, or otherwise be due and payable on February 28, 2000. In exchange for the loan, the Company would be required to agree not to pursue a similar transaction with any other third party and to agree in principle to Spescom's proposal to acquire a controlling interest in the Company.

         On September 21, 1999, Mr. Erickson responded to Mr. Isaacman's proposal. Mr. Erickson agreed not to seek funding from a third party and to negotiate in good faith with Spescom toward Spescom acquiring a controlling interest in the Company, subject to certain modifications in Mr. Isaacman's proposal. Such modifications included that the $500,000 loan would be convertible at $0.35 per share and that the Company would agree to negotiate in good faith but not to accept the principal terms of Mr. Isaacman's September 18, 1999 proposal. Mr. Erickson also pledged to present the proposed terms of the $500,000 convertible loan to the Company's Board of Directors for its approval.

         On September 21, 1999, the Company's Board of Directors unanimously adopted resolutions approving the principal terms of the $500,000 convertible loan from Spescom and authorizing the Company's management to negotiate in good faith with Spescom to sell Spescom a controlling interest of 60% or more in the Company, when aggregated with its current holdings.

         On October 5, 1999, at a meeting of the Board of Directors of the Company, the Board was advised that representatives from Spescom would be arriving the following week to begin negotiating the terms of Spescom's proposed acquisition of a controlling interest in the Company. The Board was also advised that Spescom wanted the Company to explore methods of retiring the Company's obligations under the terms of its outstanding preferred stock and debt securities in order to improve the Company's balance sheet. The Board of Directors also created a Special Committee (the "SPECIAL COMMITTEE") to negotiate with Spescom, consisting of Roger Erickson, Larry Unruh and D. Ross Hamilton.

         In a letter dated October 27, 1999, in response to a revised offer made on behalf of Spescom by Mr. Isaacman while Mr. Isaacman was in San Diego the previous week, Mr. Erickson, on behalf of the Special Committee, gave Mr. Isaacman the Special Committee's counter-offer, which included the following key terms:

         - Spescom would purchase from Finova Mezzanine Capital, Inc. the Company's 11.5% Subordinated Debenture in the principal amount of $3,000,000 issued on June 27, 1997 (the "DEBENTURE") and 3,000 shares of Series E Convertible Preferred Stock of the Company, stated value $1,000 per share (the "PREFERRED STOCK," and collectively with the Debenture and certain other securities and agreements, including a warrant agreement to purchase 300,000 shares of Common Stock at $1.90 per share, the "FINOVA INSTRUMENTS").

         - Once Spescom acquired the Finova Instruments from Finova, the Company would issue Common Stock at a valuation of $0.75 per share in exchange for the delivery by Spescom of the Preferred Stock and the Debenture to the Company and the subsequent cancellation of the Finova Instruments.

         - Spescom would invest $3,500,000 in cash in the Company in exchange for newly-issued shares of Common Stock at a valuation of $0.75 per share.

         On October 28, 1999, the Board of Directors of the Company met to receive an update from Company management on the status of the negotiations with Spescom. The Board also discussed how the proposed transactions should be structured and how to value Spescom's EMS technology, which the Company would acquire as part of the proposed transactions.

         During the following week, Messrs. Isaacman and Erickson continued to discuss certain terms of the proposed transaction, including the per share valuation of the Company's Common Stock, the composition of the Company's Board of Directors, the use by the Company of the newly invested funds, and the transfer of the Company's remaining interest in Altris U.K. in consideration for Spescom's release of $200,000 held in escrow pursuant to the May 1999 Transactions.

         On November 5, 1999, the Board of Directors of the Company held a meeting to review Spescom's then-outstanding proposal. After discussing the terms of the proposal and reviewing a draft Memorandum of Understanding between the Company and Spescom outlining those terms, the Board of Directors unanimously approved the principal terms of the proposed transactions and the Memorandum of Understanding. Messrs. Atkinson and McGovern volunteered to resign as directors of the Company effective as of the closing of the proposed transactions to facilitate changes in the composition of the Company's Board of Directors required by the Spescom draft Memorandum of Understanding. The

Board of Directors also passed a resolution to waive accrued director's fees and to accelerate the vesting of stock options held by directors, each contingent upon the closing of the proposed transactions.

         In a letter dated November 8, 1999, Mr. Erickson informed Mr. Isaacman that the Board of Directors of the Company had authorized the officers to negotiate an agreement with Spescom containing the principal terms of the transactions proposed by Spescom, including the valuation of $0.70 per share for the shares of Common Stock to be issued to Spescom.

         Between November 8, 1999 and January 14, 2000, the Company and Spescom, each with its counsel, negotiated the final terms of the Stock Purchase Agreement and related documents.

         On November 30, 1999, the Board of Directors of the Company met to discuss an unsolicited offer from a third party to acquire a controlling interest in the Company. Mr. Erickson addressed the Board of Directors and informed them of the principal terms of the third party offer and the nature of the third party's business. The Board of Directors then suspended negotiations with Spescom pending the Board's consideration of the third party proposal.

         On December 7, 1999, the Board of Directors of the Company met to discuss further the third party offer and ultimately rejected that offer as inadequate. For further discussion of the Board's reasons for rejecting the third party offer, please see "Rejection of Alternative Proposal" below. The Board then received a status update on the negotiation of definitive agreements relating to the proposed transactions with Spescom.

         By an Action by Unanimous Written Consent of the Board of Directors of the Company dated January 7, 2000, the Board of Directors of the Company adopted resolutions approving proposed drafts of the definitive documents in connection with the proposed transactions and authorized the Company's management to execute and distribute such definitive documents.

THE COMPANY'S REASONS FOR THE TRANSACTIONS

         Management firmly believes that the transactions with Spescom are in the best interests of the Company and its shareholders. Upon consummation of the Spescom transactions, the Company would realize the following substantial benefits:


         - LIQUIDITY AND WORKING CAPITAL: the Company would obtain much-needed working capital from the injection of a net amount of approximately $3.6 million in cash from Spescom on the closing date, which is critical for purposes of facilitating the Company's growth initiatives, particularly the Company's initiative regarding its document service provider business,

         - FINANCIAL POSITION: by retiring the Debenture and the Preferred Stock in exchange for the issuance of Common Stock, the Company would significantly strengthen its balance sheet by replacing $6 million principal amount of debt and preferred stock (a debt-like instrument) with common equity; management believes the Company's improved financial position will make its products and services more attractive to potential customers who may have been hesitant to conduct business with the Company given its current financial position, and

         - STRATEGIC RELATIONSHIP: an expanded strategic relationship with Spescom; at closing, the Company would acquire the EMS 2000 technology from Spescom, which could be integrated with the Company's eB product.


         Management firmly believes that the benefits described above outweigh the potentially adverse effects of the transaction, namely (1) selling a controlling interest in Altris to Spescom, (2) share dilution that may result from the transaction and (3) impairment of the Company's ability to use net operating loss carryforwards and research tax credits to offset federal and state income, as discussed immediately below.

POSSIBLE RESTRICTION ON THE COMPANY'S ABILITY TO UTILIZE ITS NET OPERATING LOSS TAX CARRYFORWARDS AS A RESULT OF THE PROPOSED TRANSACTIONS WITH SPESCOM

         As of December 31, 1998, the Company had net operating loss carryforwards ("NOL") for federal income tax purposes of $42,000,000 and for state income tax purposes of $9,429,000, which expire over the years 1999 through 2018. In addition, the Company generated but has not used research and investment tax credits for federal income tax purposes of approximately $500,000, which will substantially expire in the years 2000 through 2005. Under the Internal Revenue Code of 1986, as amended (the "CODE"), the Company generally would be entitled to reduce its future federal income tax liabilities by carrying unused NOL forward for a period of 15 years to offset future taxable income earned, and by carrying unused tax credits forward for a period of 15 years to offset future income taxes. However, the Company's ability to utilize any NOL and credit carryforwards in future years may be restricted in the event the Company undergoes an "ownership change," generally defined as a more than 50 percentage point change of ownership by one or more statutorily defined "5-percent stockholders" of a corporation, as a result of future issuances or transfers of equity securities of the Company within a three-year testing period. In the event of an ownership change, the amount of NOL attributable to the period prior to the ownership change that may be used to offset taxable income in any year thereafter generally may not exceed the fair market value of the Company immediately before the ownership change (subject to certain adjustments) multiplied by the applicable long-term, tax-exempt rate announced by the Internal Revenue Service in effect for the date of the ownership change. A further limitation would apply to restrict the amount of credit carryforwards that might be used in any year after the ownership change. As a result of these limitations, in the event of an ownership change, the Company's ability to use its NOL and credit carryforwards in future years may be delayed and, to the extent the carryforward amounts cannot be fully utilized under these limitations within the carryforward periods, these carryforwards will be lost. Accordingly, after any ownership change, if the Company were successful in the future in generating net income, the Company may be required to pay more federal income taxes or to pay such taxes sooner than if the use of its NOL and credit carryforwards were not restricted.

         If the proposed transactions with Spescom are consummated, Spescom would own approximately 66% of the voting control of the Company and, because Spescom would have acquired its entire majority interest in the Company within one year, this would constitute an "ownership change" under the Code. Thus, the Company's ability to use its NOL and credit carryforwards in future years would be delayed and, to the extent the carryforward amounts could not be fully utilized under the limitations discussed above within the carryforward periods, these carryforwards would be lost. Accordingly, if the Company generated net income in future years the Company would be required to pay more Federal income taxes or to pay such taxes sooner than if the use of its NOL and credit carryforwards were not restricted.

         Despite these adverse tax consequences, the Company's management believes that the financial advantages of the proposed transactions with Spescom outweigh such adverse tax consequences for the reasons discussed above in "Background of the Transactions" and "The Company's Reasons for the Transactions."

REJECTION OF ALTERNATIVE PROPOSAL

         During the pendency of the negotiations with Spescom, the Company's Board of Directors received an unsolicited proposal (the "ALTERNATIVE PROPOSAL") from a third party (the "THIRD PARTY") to acquire substantially all of the assets of the Company. After consulting its advisors and considering the merits of the Alternative Proposal, the Board of Directors determined that it was in the best interests of the Company and its shareholders to reject the Alternative Proposal and continue negotiating toward a definitive agreement with Spescom.

         The Board of Directors deemed the Alternative Proposal to be less advantageous to the Company and its shareholders than the proposed Spescom transaction because of the following factors, which constitute all of the material factors considered by the Board:

         - the Alternative Proposal involved only a purchase of the Company's assets without assuming the Company's liabilities;

         - the consideration offered by the Third Party for the Company's assets was the common stock of the Third Party, which is a relatively illiquid security subject to a low volume of trading on the over-the-counter market. In order to pay the Company's creditors and obtain cash for working capital, as needed, the Company would have been required to sell a large quantity of these shares in a short period of time, which likely would lead to a progressive decline in the value of such shares and thus reduce the overall value of the transaction to the Company and its shareholders;

         - the price of the Third Party's common stock has been highly volatile, and the Alternative Proposal did not contemplate a sufficiently high premium over the current value of the Company's common stock to compensate the Company's shareholders for the risk of this volatility;

         - the Alternative Proposal did not, in the judgment of the Company's Board, appropriately value the Company's next generation of products and services; and

         - the structure of the Alternative Proposal would have meant that the transactions contemplated thereby would have resulted in a taxable event for the majority of the Company's shareholders upon the dissolution of the Company after the sale of its assets under the Alternative Proposal.

         The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but constitutes all of the material factors considered by the Board. In reaching its determination that it was in the best interests of the Company and its shareholders to reject the Alternative Proposal, the Board did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF THE COMPANY'S COMMON STOCK VOTE "FOR" APPROVAL OF THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF FINANCIAL ADVISOR TO THE BOARD OF DIRECTORS OF THE COMPANY

         Pursuant to an engagement letter dated December 15, 1999, the Company retained Broadmark Capital Corporation ("BROADMARK") to render an opinion as to the fairness of the methodologies used by the Company in assessing the value of the proposed transactions with Spescom. In an opinion dated December 20, 1999 (the "OPINION"), Broadmark concluded that the consideration to be received by the Company in the proposed transactions with Spescom was fair to the Company and its shareholders from a financial point of view, as of the date of the Opinion.

         The full text of the Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by Broadmark, is attached as ANNEX B to this proxy statement and is incorporated herein by reference. The Company urges you to read the Opinion in its entirety. The Opinion is addressed to the Board of Directors of the Company, is rendered to it in connection with its consideration of the proposed transactions with Spescom and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Special Meeting.

         In arriving at its opinion, Broadmark reviewed, among other things:

         -    the terms of the proposed transactions with Spescom;

         - publicly available information concerning the Company and its holdings that it believed to be relevant to its analysis;

         - certain publicly available information concerning certain other companies engaged in businesses generally comparable to the Company's;

         - other studies and economic and market data as it deemed necessary or appropriate;

         - financial and operating information with respect to the business, operations and prospects of the Company furnished to it by the Company;

         - a trading history of the Company's Common Stock since July 20, 1998;

         - a comparison of certain of the Company's trading multiples with those of other companies that it deemed relevant; and

         - a comparison of the trading price of the Company's Common Stock at various dates with the purchase premium or discount of certain other transactions that it deemed relevant.



         In reviewing the terms of the proposed transaction, Broadmark reviewed the number of shares to be outstanding after the Spescom transaction and the ownership position that Spescom would have in the Company after the transaction. In analyzing the fairness of the proposed transaction, Broadmark considered the controlling ownership position obtained by Spescom in the proposed transaction and the related premium typically associated with such a control ownership position. Broadmark also reviewed the separate transactions involving the acquisition and subsequent conversion of $3,000,000 in the Company's Subordinated Debt, $3,000,000 in Convertible Preferred Stock and $669,667 in accrued dividends into Common Stock. Broadmark analyzed the impact of these transactions on the Company's financial risk and ability to attract capital. Further, Broadmark analyzed the $3.7 million investment by Spescom for 5,285,714 shares of common stock and its impact on the Company's financial position and risk. Broadmark also analyzed the impact of the segregated funds received in the $3.7 million investment by Spescom. Based in part on a review of the terms of the proposed transaction, it is Broadmark's opinion that the proposed transaction is fair, from a financial point of view.

         In reviewing publicly available information concerning the Company and its holdings, Broadmark reviewed the Company's filings with the SEC, including the Company's quarterly and annual statements. It further reviewed Company press releases and public information pertaining to the Company's products, white papers, customers, technology and organizational structure. Within these public documents, Broadmark reviewed the competitiveness of the Company's products, the Company's historical financial statements and the Company's results of operations including recurring losses, declining sales, reduced payroll costs, financial risk, interests in Altris U.K., the May 1999 Spescom $1.8 million investment in the Company for 2,000,000 shares of common stock and an investment by Spescom for a control position in Altris U.K. Broadmark analyzed the proposed transaction and its impact on the Company's financial risk and ability to raise additional capital, as well as the resulting impact on the Company's product development and competitiveness. Based in part on a review of this publicly available information, it is Broadmark's opinion that the proposed transaction is fair, from a financial point of view.

         In reviewing certain publicly available information concerning certain other companies engaged in businesses generally comparable to the Company's, Broadmark reviewed the historical financial performance and market values of nine companies it deemed generally comparable to the Company. Broadmark reviewed the product and service offerings of these companies as well as their sales growth and capital resources. Broadmark also reviewed the Company's price/sales ratio and enterprise value to those of the comparable companies. The valuation multiples derived from the comparable companies were used in part to derive a fair value for Altris in the proposed transaction. Broadmark also reviewed the liquidity ratios and market value ratios of the Company and analyzed them in comparison to the average and median ratios for the comparable companies. Based in part on this analysis, it is Broadmark's opinion that the proposed transaction is fair, from a financial point of view.

         In reviewing other studies and economic and market data, Broadmark reviewed forecasts on the knowledge management, document management and Application Service Provider (ASP) industries. Broadmark considered the opportunities and growth projected within these industries that directly relate to the Company and its products. Broadmark also analyzed the competitive nature of these industries and analyzed the software licensing and ASP business models within these industries. Broadmark analyzed the impact of the proposed transaction on the Company's financial risk and the effect of this impact on the Company's ability to gain market share, compete with well funded competitors, and successfully sell its products. Broadmark also reviewed reports pertaining to the historical discounts and other adjustments to fair market value estimates based upon acquisitions and investments resulting in control positions. Broadmark considered these historical premiums in determining the fairness of the proposed transaction. Based in part on this analysis, it is Broadmark's opinion that the proposed transaction is fair, from a financial point of view.

         In reviewing financial and operating information furnished by the Company, Broadmark reviewed descriptions of the Company's debentures and classes of stock and status thereof, financial projections, and descriptions pertaining to the Company's EB and DocDepo product lines. In reviewing this information Broadmark considered the effect of the transaction on the current status of the debentures and classes of stock, including the Company's default status of certain covenants on the Series E Convertible Preferred Stock, the conversion of the Series E Convertible Preferred Stock, and the liquidation preference of the Series E Convertible Preferred Stock. Broadmark reviewed the Company's financial projections, and under certain assumptions Broadmark developed a discounted cash flow analysis. Broadmark analyzed the impact of the proposed transaction on the Company's financial risk, probability of attaining its financial projections, and ability to further develop its products, provide services and attract customers. Based in part on this analysis, it is Broadmark's opinion that the proposed transaction is fair, from a financial point of view.

         In reviewing the trading history of the Company's common stock, Broadmark analyzed the price per share of the Company's common stock as of the date of the Fairness Opinion with the range of historical values of the common stock. Broadmark compared the Company's common stock price per share as of the valuation date as well as the consideration to be paid in the proposed transaction with an average trailing trading range and determined whether or not these values were above or below the average trailing trading range. Based in part on this analysis, it is Broadmark's opinion that the proposed transaction is fair, from a financial point of view.

         In reviewing comparable transactions, Broadmark searched for and identified transactions involving companies generally comparable to Altris. Of these identified transactions, transaction multiples were only found available for one comparable transaction. Broadmark considered the comparable price-to-sales ratio and control premium paid in this transaction in determining the fairness of the proposed transaction. In addition, Broadmark reviewed the May 14, 1999 transaction between Spescom and Altris in which Spescom invested approximately $1.8 million for approximately two million shares. In reviewing this transaction for a minority position, Broadmark reviewed the price paid per share in relation to the share price of Altris' common stock and the Company's financial position at the date of the transaction, and the Company's sales and earnings growth and outlook, product development and liquidity risk at the date of the transaction. Based in part on this analysis, it is Broadmark's opinion that the proposed transaction is fair, from a financial point of view.

         In addition, Broadmark held discussions with certain members of the Company's management with respect to the effect of the proposed transactions with Spescom on the operations and future investment strategy of the Company.

         Broadmark relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that the Company furnished to it, and Broadmark did not assume any responsibility or liability therefor. Except for the valuation comparisons specifically described below, Broadmark did not conduct any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to Broadmark. In relying on financial analyses and forecasts provided to Broadmark, Broadmark assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the Company's expected future results of operations and its financial condition to which such analyses or forecasts relate. In arriving at its opinion, Broadmark did not conduct a physical inspection of the properties and facilities of the Company's holdings, did not make or obtain any evaluations or appraisals of the assets or liabilities of such holdings and expressed no opinion regarding the liquidation value of the Company.

         The projections for the Company furnished to Broadmark were prepared by the Company's management. The Company does not publicly disclose internal management projections of the type provided to Broadmark in connection with Broadmark's analysis of the Spescom investment in the Company, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond management's control, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

         Broadmark's opinion was based on economic, market and other conditions as in effect on, and the information made available to Broadmark as of, the date of the Opinion. Subsequent developments with respect to the Company, the financial markets generally or otherwise may affect such economic, market and other conditions, and Broadmark does not have any obligation to update, revise or reaffirm its Opinion. Broadmark expressed no opinion with respect to the price at which the Company's Common Stock will trade at any future time.

         The Company's management advised Broadmark that it did not believe that there were any other alternative transactions or courses of action, other than Spescom's proposed investment, practically available to the Company that would effectively address the Company's liquidity and capital concerns.

         The summary set forth above does not purport to be a complete description of the analyses or data presented by Broadmark. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Broadmark believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and the Opinion. Broadmark based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Broadmark based its analyses are set forth above under the description of each such analysis. Broadmark's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Broadmark's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

         Broadmark did not recommend to the Company the consideration to be paid by Spescom in the proposed transactions. No restrictions or limitations were imposed by the Company upon Broadmark with respect to the investigations made or the procedures followed by Broadmark in rendering its opinion.

         As a part of its investment banking business, Broadmark and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Broadmark was selected to advise the Board of Directors of the Company and to deliver a fairness opinion with respect to Spescom's proposed investment on the basis of such experience and its familiarity with the Company.

         As compensation for its services, the Company has agreed to pay Broadmark a fee of $5,000 in cash and a warrant to purchase up to 100,000 shares of the Company's Common Stock at an exercise price equal to the average closing price for the ten trading days immediately prior to December 15, 1999. In addition, the Company has agreed to indemnify Broadmark against certain liabilities.

         Broadmark has in the past provided general consulting services to the Company. In the ordinary course of their businesses, Broadmark and its affiliates may actively trade the securities of the Company for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.




BUSINESS OF SPESCOM

         Spescom Limited is a South African investment holding company. Through its subsidiaries, operating divisions and joint venture companies, Spescom focuses on the communications and information technology (CIT) market with a comprehensive range of infrastructural solutions as well as business applications. Spescom's marketing and technological skills combined with cutting-edge products have positioned it as a leading solutions provider of CIT products and systems. Through exclusive alliances with world leaders and innovative product development, Spescom is able to meet the needs of customers - both locally and in selected markets abroad. Spescom is currently a 60% shareholder with the Company in a U.K. joint venture (Altris U.K.) and owns approximately 3.4 million shares of the Company's common stock.

         You should refer to the Spescom financial statements included as part of this proxy statement for a more complete understanding of Spescom's business. The information contained in this section and in the Spescom financial statements has been provided to the Company by Spescom and the Company has not verified the accuracy or completeness thereof.

CONSENT OF MERRILL LYNCH


         Under the terms of the Company's loan agreements with Merrill Lynch Business Financial Services, Inc. ("MERRILL LYNCH"), the consent of Merrill Lynch to the proposed transactions with Spescom is required before those transactions can be consummated. The loan agreements contain certain restrictive covenants, including those relating to (1) a minimum tangible net worth ratio, (2) a maximum debt-to-tangible net worth ratio and (3) a minimum level of liquidity. As of September 30, 1999, the Company was in violation of all three of those covenants. The Company obtained a waiver of such violations through March 15, 2000. In May 1999, in order to obtain the consent for the May 1999 Transactions with Spescom from the lender, the Company agreed to reduce the principal balance of its outstanding debt to Merrill Lynch by a total of $150,000 on or before June 30, 1999. The Company has not made this payment and is in violation of the agreement. There can be no assurance that Merrill Lynch will consent to the proposed transactions with Spescom, and therefore there can be no assurance that the Spescom transactions will be consummated even if the shareholders approve them. The Company's current indebtedness to Merrill Lynch under the loan agreements is approximately $400,000. If the Company is not able to obtain the consent of Merrill Lynch to the proposed transactions, the Company might repay its indebtedness to Merrill Lynch in full in order to retire the loan agreements and proceed with the Spescom transactions.


CONCLUSION

         The Board of Directors has directed that approval of the transactions contemplated by the Stock Purchase Agreement be submitted for shareholder approval. The affirmative vote of a majority of the shares of Common Stock and Series E Preferred Stock represented at the meeting, voting together as a class, will be required for approval of the Stock Purchase Agreement and the transactions contemplated thereby. In the absence of approval, the Company will not consummate those transactions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT.

         When a proxy in the form of the proxy enclosed with this proxy statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of the transactions contemplated by the Stock Purchase Agreement.

                                     ITEM 2

 APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED
                             SHARES OF COMMON STOCK

         The Board of Directors has adopted a resolution amending Article III of the Company's Articles of Incorporation to increase the authorized shares of Common Stock from 30,000,000 shares to 40,000,000 shares, thereby increasing the total number of authorized shares of capital stock from 31,000,000 to 41,000,000 (the "CHARTER AMENDMENT"). To effect the Charter Amendment, Article III of the Articles of Incorporation would be amended and restated to read as follows:

         "This corporation is authorized to issue two classes of shares of stock, designated, respectively as Common Stock and Preferred Stock. The total number of shares of all classes of stock that this Corporation is authorized to issue is Forty-One Million (41,000,000), consisting of Forty Million (40,000,000) shares of Common Stock and One Million (1,000,000) shares of Preferred Stock."

         At the close of business on January 24, 2000, there were:

         -    13,101,734 shares of Common Stock issued and outstanding,

         - 1,170,250 shares of Common Stock issuable upon the exercise of outstanding stock options,

         - 1,801,381 shares of Common Stock issuable upon the conversion of up to 3,000 shares of Series E Convertible Preferred Stock and accrued dividends;

         - 360,000 shares of Common Stock issuable upon exercise of outstanding warrants; and

         - up to 700,000 shares of Common Stock issuable upon the exercise of warrants which the Company may be required to grant under certain preferred stock and debt purchase agreements during the period June 27, 2000 through June 27, 2002.

         In addition to the shares of Common Stock that will be issued to Spescom if the Company's shareholders approve the transactions contemplated by the Stock Purchase Agreement, the Company has agreed to issue 2,304,271 shares of Common Stock in connection with settling class action litigation arising out of the Company's restatement of its financial statements for 1996 and the nine months ended September 30, 1997.

         The increase in the authorized number of shares is proposed for the following reasons:

         - to allow the Company to consummate the transactions contemplated by the Stock Purchase Agreement;

         - to enable the Company to grant additional stock options or other stock-based compensation to its employees and consultants; and

         - where advantageous to the Company, to issue shares of its capital stock in order to raise additional capital, in connection with future acquisitions or other business combinations or for other purposes.

         The Company believes that the number of shares of Common Stock that would be available for issuance following adoption of the Charter Amendment would be sufficient for any purposes foreseeable by the Company. Except as set forth in the bullet points above, in connection with settling the class action litigation and as contemplated by the Stock Purchase Agreement, the Company does not have plans, commitments or understandings to issue any of the additional shares of Common Stock that would be authorized if the Charter Amendment is approved. Other than increasing the number of authorized shares of the Company's Common Stock, the proposal to increase the authorized shares of Common Stock will not affect the rights, preferences or privileges of the Company's shareholders.

         The Board of Directors has directed that the Charter Amendment be submitted for shareholder approval. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting will be required for approval of the Charter Amendment. In the absence of approval, the authorized number of shares of Common Stock will remain 30,000,000.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE CHARTER AMENDMENT TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

         When a proxy in the form of the proxy enclosed with this proxy statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of the increase in authorized shares of Common Stock contemplated by the Charter Amendment.


                              CERTAIN TRANSACTIONS

         Messrs. Isaacman and Leitner, who will become directors of the Company if the proposed transactions with Spescom are approved by the Company's shareholders, are affiliates of Spescom. As discussed above, the Company and Spescom concluded the May 1999 Transactions, whereby Spescom purchased 2,000,000 shares of the Company's common stock for $1.8 million. In addition, as part of the agreement, Spescom paid the Company an additional $1.0 million and invested $1.2 million directly into Altris U.K. for a 60% interest in Altris U.K. In conjunction with the agreement the Company contributed $400,000 to Altris U.K. and retained a 40% ownership interest in Altris U.K. The Company also applied $200,000 of the proceeds from the transaction to fund an escrow account which was to remain in effect until the second anniversary of the closing date for the purpose of securing any obligations owed by the Company to Spescom under the stock purchase agreement, including any liability the Company may have under its representations and warranties to Spescom in the agreement. The Company also recorded a deferred gain of $200,000 relating to the funds escrowed. In November 1999, Spescom released the $200,000 in escrow. The Company's deferred gain is being recognized over the warranty period. In 1999, the Company recorded a gain of $257,000, net of expenses on the transaction.

         Other terms of the transaction included that Spescom has the right to nominate one director to the Company's board of directors. In addition, the shares of stock representing the Company's 40% interest in Altris U.K. have been pledged to Spescom to secure the obligations of the Company to Spescom, such pledge not to extend beyond the second anniversary of the closing date.

         In addition, the Company entered into a distribution agreement with Altris U.K. which grants Altris U.K. exclusive distribution rights for the Company's products around the world excluding North and South America and the Caribbean. Under the distribution agreement, the exclusivity is contingent on Altris U.K. meeting certain minimum royalty commitments beginning in 2002. The agreement provides for a royalty to the Company on sales of the Company's products by Altris U.K. In 1999 royalties to the Company totaled $188,000. At December 31, 1999, the Company had a receivable from Altris U.K. in the amount of $44,000.

         As part of the May 1999 transaction, the Company became Spescom's exclusive distributor of EMS 2000, Spescom's configuration management (CM) product, in North and South America and the Caribbean. In 1999, the Company purchased software and services from Spescom totaling $146,000. At December 31, 1999 the Company had a payable to Spescom of $50,000.

         In addition, as discussed above, the Company borrowed $500,000 from Spescom in September 1999 under a loan which was convertible into Common Stock of the Company at Spescom's option on or before January 1, 2000 at $0.35 per share. The Company issued 1,428,571 shares of Common Stock to Spescom after Spescom elected to convert this loan.

         Spescom acquired the Finova Instruments for approximately $1.25 million plus the transaction costs, including legal fees of counsel for Finova Mezzanine Capital, Inc. The principle used by the Company to determine to issue Spescom 9,528,096 shares of Common Stock in exchange for the Finova Instruments was to convert the value of the Finova Instruments into Common Stock at a valuation of $0.70 per share, the same valuation applied for the issuance of 5,285,714 shares for $3,700,000 in cash.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following reports, filed by the Company pursuant to the Securities Exchange Act of 1934, are incorporated herein by reference and are being delivered to the shareholders along with this proxy statement:


         -    Annual Report on Form 10-K for the year ended December 31, 1998;

         - Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 1998;

         - Quarterly Report on Form 10-Q for the three months ended March 31, 1999;

         - Quarterly Report on Form 10-Q for the three and six months ended June 30, 1999;

         - Quarterly Report on Form 10-Q for the three and nine months ended September 30, 1999.

         Any statement contained in any of these documents, however, shall be deemed modified or superseded for the purposes of this proxy statement to the extent that a statement contained in this proxy statement is inconsistent with such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.



                             SOLICITATION OF PROXIES

         The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxy material to the beneficial owners of such stock.

                          INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE NO.
                                                                        --------

                              ALTRIS SOFTWARE, INC.

AUDITED FINANCIAL STATEMENTS

     Report of Grant Thornton LLP, Independent Certified
         Public Accountants...............................................  F-2
     Report of  Price Waterhouse LLP, Independent Accountants.............  F-3
     Consolidated Balance Sheets as of December 31, 1998 and 1997.........  F-4
     Consolidated Statements of Operations for the fiscal years ended
         December 31, 1998, 1997 and 1996.................................  F-5
     Consolidated Statement of Changes in Shareholders' Equity (Deficit)
         for the fiscal years ended December 31, 1998, 1997 and 1996......  F-6
     Consolidated Statements of Cash Flows for the fiscal years ended
         December 31, 1998, 1997 and 1996.................................  F-7
     Notes to the Consolidated Financial Statements.......................  F-8

UNAUDITED INTERIM FINANCIAL STATEMENTS
     Consolidated Balance Sheets as of September 30, 1999 (unaudited)
         and December 31, 1998 (audited)..................................  F-24
     Consolidated Statements of Operations for the three and nine months ended September 30, 1999 and 1998................................  F-25
     Consolidated Statements of Cash Flows for the nine months ended
         September 30, 1999 and 1998......................................  F-26
     Notes to the Unaudited Consolidated Financial Statements.............  F-28


                                 SPESCOM LIMITED

     Results of Operations for the 12 months ended September 30, 1999 and 1998 ........................................................  F-36
     Balance Sheets as of September 30, 1999 and 1998.....................  F-37

     Abridged Cash Flow Statement for the 12 months ended September 30,
         1999 and 1998 ...................................................  F-38
     Other Financial Information..........................................  F-39
     Notes to the Financial Statements....................................  F-40

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Altris Software, Inc.

We have audited the accompanying consolidated balance sheet of Altris Software, Inc. as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Altris Software, Inc. as of December 31, 1998 and the consolidated results of its operations and its consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.

We have also audited Schedule II of Altris Software, Inc. for the year ended December 31, 1998. In our opinion, this Schedule presents fairly, in all material respects, the information required to be set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has experienced recurring losses from operations and has deficiencies in working capital and stockholders' equity. Also, the Company has significant amounts of debt maturing in the year ending December 31, 1999. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GRANT THORNTON LLP

Irvine, California
March 23, 1999

                        REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Shareholders of Altris Software, Inc.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Altris Software, Inc. and its subsidiaries as of and for each of the two years in the period ended December 31, 1997 listed in the index appearing under Item 14 (a)(1) on page 50, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 14 (a)(2) on page 50, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The Company's consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We have not audited the consolidated financial statements of Altris Software, Inc. and its subsidiaries for any period subsequent to December 31, 1997.

/s/ PRICE WATERHOUSE LLP

San Diego, California
May 12, 1998

                              ALTRIS SOFTWARE, INC.
                           CONSOLIDATED BALANCE SHEET

                                                        AT DECEMBER 31,
                                               ---------------------------------
                                                     1998              1997
                                               ---------------------------------
                                     ASSETS
Current assets:
    Cash and cash equivalents                   $    530,000     $  1,938,000
    Short term investments                                --          133,000
    Receivables, net                               1,128,000        3,045,000
    Inventory, net                                   277,000          460,000
    Other current assets                             244,000          633,000
                                                ------------     ------------
       Total current assets                        2,179,000        6,209,000

Property and equipment, net                        1,565,000        2,270,000
Computer software, net                             4,685,000        3,042,000
Goodwill, net                                      2,645,000        3,914,000
Other assets                                         292,000          401,000
                                                ------------     ------------
       Total assets                             $ 11,366,000     $ 15,836,000
                                                ============     ============

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                            $  2,779,000     $  2,928,000
    Accrued liabilities                            1,934,000        2,758,000
    Notes payable                                    745,000          730,000
    Deferred revenue                               3,230,000        1,770,000
                                                ------------     ------------
        Total current liabilities                  8,688,000        8,186,000

Long term notes payable                              468,000          274,000
Deferred revenue, long term portion                2,131,000               --
Other long term liabilities                        1,263,000          173,000
Subordinated debt, net of discount                 2,591,000        2,473,000
                                                ------------     ------------
         Total liabilities                       15,141,000        11,106,000
                                                ------------     ------------

Commitments                                              --                --

Mandatorily redeemable convertible preferred
  stock, $1,000 par value, 3,000 shares
  authorized;  3,000 shares issued and
  outstanding ($3,350,000 and $3,000,000 total
  liquidation preference, respectively)            3,003,000        2,682,000

Shareholders' (deficit) equity:

Common stock, no par value, 20,000,000 shares
  authorized; 9,614,663 issued and outstanding
  in 1998 and 1997                                61,201,000       61,600,000
    Common stock warrants                            585,000          585,000
    Accumulated other comprehensive income           (10,000)          25,000
    Accumulated deficit                          (68,554,000)     (60,162,000)
                                                ------------     ------------
       Total shareholders' (deficit) equity       (6,778,000)       2,048,000
                                                ------------     ------------
         Total liabilities and shareholders'
           (deficit) equity                     $ 11,366,000     $ 15,836,000
                                                ============     ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                              ALTRIS SOFTWARE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                For The Year Ended December 31,
                                                     ------------------------------------------------
                                                          1998              1997              1996
                                                          ----              ----              ----
Revenues:
    Licenses                                         $  4,189,000      $  8,154,000      $  9,554,000
    Services and other                                  8,614,000         9,619,000         9,995,000
                                                     ------------      ------------      ------------
        Total revenue                                  12,803,000        17,773,000        19,549,000
                                                     ------------      ------------      ------------

Cost of revenues:
    Licenses                                            1,553,000         2,059,000         2,194,000
    Services and other                                  5,474,000         7,324,000         7,346,000
                                                     ------------      ------------      ------------
        Total cost of revenue                           7,027,000         9,383,000         9,540,000
                                                     ------------      ------------      ------------
        Gross profit                                    5,776,000      $  8,390,000      $ 10,009,000
                                                     ============      ============      ============

Operating expenses:
    Research and development                         $  2,314,000      $  4,155,000      $  3,363,000
    Marketing and sales                                 4,385,000         8,179,000         5,581,000
    General and administrative                          5,083,000         4,241,000         3,077,000
    Settlement of lawsuits                              1,128,000                 -                 -
    Write off of capitalized software                     625,000                 -                 -
    Write down of assets to net realizable value                -           190,000                 -
    Loss on office closure                                      -                 -           410,000
                                                     ------------      ------------      ------------
        Total operating expenses                       13,535,000        16,765,000        12,431,000
                                                     ------------      ------------      ------------

Loss from operations                                   (7,759,000)       (8,375,000)       (2,422,000)

Interest and other income                                  31,000           383,000            88,000
Interest and other expense                               (664,000)         (447,000)         (114,000)
                                                     ------------      ------------      ------------
    Net loss                                         $ (8,392,000)     $ (8,439,000)     $ (2,448,000)
                                                     ============      ============      ============

Basic net loss per common share                      $       (.92)     $       (.90)     $       (.26)
                                                     ============      ============      ============

Diluted net loss per common share                    $       (.92)     $       (.90)     $       (.26)
                                                     ============      ============      ============

Shares used in computing basic and diluted
    net loss per common share                           9,615,000         9,585,000         9,250,000


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                              ALTRIS SOFTWARE, INC.
       CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)


                                                                                                                      Common
                                                          Preferred Stock                    Common Stock             Stock
                                                          ---------------                    ------------            --------
                                                      Shares           Amount           Shares          Amount       Warrants
                                                      ------           ------           ------          ------       --------
   BALANCE AT DECEMBER 31, 1995                       172,500      $ 3,306,000        8,475,452                      $
   Exercise of stock options                                -                -          316,875       1,263,000             -
   Conversion of Series B Preferred Stock to
      Common Stock                                   (172,500)      (3,306,000)         406,617       3,306,000             -
   Issuance of Series C Preferred Stock               100,000        1,964,000                -               -             -
   Conversion of Series C
      Preferred Stock to Common Stock                (100,000)      (1,964,000)         236,000       1,964,000             -
      Conversion of note to Common Stock                    -                -          125,000         965,000             -
      Foreign currency translation adjustment               -                -                -               -             -
      Net loss                                              -                -                -               -             -
         Total Comprehensive Income

                                                     --------     ------------       ----------     -----------     ---------
   BALANCE AT DECEMBER 31, 1996                             -                -        9,559,944      61,583,000             -
   Exercise of stock options                                -                -           54,719         193,000             -
   Issuance of common stock warrants                        -                -                -               -       585,000
   Preferred stock dividends                                -                -                -        (176,000)            -
   Foreign currency translation adjustment                  -                -                -               -             -
   Net loss                                                 -                -                -               -             -
       Total Comprehensive Income

                                                     --------     ------------       ----------     -----------     ---------
   BALANCE AT DECEMBER 31, 1997                             -                -        9,614,663      61,600,000       585,000
   Foreign currency translation adjustment                  -                -                -               -             -
   Preferred stock dividends                                -                -                -        (408,000)            -
   Stock option issued as compensation to
     non-employee                                           -                -                -           9,000             -
   Net loss                                                 -                -                -               -             -

          Total Comprehensive Income

                                                     --------      -----------        ---------     -----------     ---------
BALANCE AT DECEMBER 31, 1998                                       $         -        9,614,663     $61,201,000      $585,000
                                                     ========      ===========        =========     ===========     =========

                                                    Accumulated
                                                    Other
                                                    Comprehensive     Accumulated                      Comprehensive
                                                     Income           Deficit          Total            Income
                                                     ------           -------          -----            ------
   BALANCE AT DECEMBER 31, 1995                    $       -     $ (49,275,000)   $  8,116,000
   Exercise of stock options                               -                 -       1,263,000                -
   Conversion of Series B Preferred Stock to
      Common Stock                                         -                 -               -                -
   Issuance of Series C Preferred Stock                    -                 -       1,964,000                -
   Conversion of Series C
      Preferred Stock to Common Stock                      -                 -               -                -
      Conversion of note to Common Stock                   -                 -         965,000                -
      Foreign currency translation adjustment          3,000                 -           3,000            3,000
      Net loss                                             -        (2,448,000)     (2,448,000)      (2,448,000)
                                                                                                     -----------
         Total Comprehensive Income                                                                $ (2,445,000)
                                                                                                     ===========

                                                  ----------      ------------      ----------       ----------
   BALANCE AT DECEMBER 31, 1996                        3,000       (51,723,000)      9,863,000
   Exercise of stock options                               -                 -         193,000     $          -
   Issuance of common stock warrants                       -                 -         585,000                -
   Preferred stock dividends                               -                 -        (176,000)               -
   Foreign currency translation adjustment            22,000                 -          22,000           22,000
   Net loss                                                -        (8,439,000)     (8,439,000)      (8,439,000)
                                                                                                     -----------
       Total Comprehensive Income                                                                    (8,417,000)
                                                                                                     ===========

                                                  ----------      ------------      ----------       ----------
   BALANCE AT DECEMBER 31, 1997                       25,000       (60,162,000)      2,048,000
   Foreign currency translation adjustment           (35,000)                -         (35,000)    $    (35,000)
   Preferred stock dividends                               -                 -        (408,000)               -
   Stock option issued as compensation to
     non-employee                                          -                 -           9,000                -
   Net loss                                                -        (8,392,000)     (8,392,000)      (8,392,000)
                                                                                                     -----------
       Total Comprehensive Income                                                                  $ (8,427,000)
                                                                                                     ===========

                                                  ----------      ------------      ----------
BALANCE AT DECEMBER 31, 1998                       $ (10,000)    $ (68,554,000)  $  (6,778,000)
                                                  ==========      ============      ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                              ALTRIS SOFTWARE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               For The Year Ended December 31,
                                                                        1998              1997            1996
                                                                        ----              ----            ----
Cash flows from operating activities:
    Net loss                                                      $   (8,392,000)   $ (8,439,000)  $     (2,448,000)
    Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
        Depreciation and amortization                                  2,659,000       2,389,000          2,000,000
        Loss on disposal of assets                                        46,000          15,000             12,000
        Settlement of lawsuits                                                         1,128,000                  -
        Write off of capitalized software                                625,000               -                  -
        Write down of assets to net realizable value      -                              190,000                  -
         Changes in assets and liabilities, net of effect
          of acquisitions:
               Receivables, net                                        1,917,000       2,005,000           (843,000)
               Inventory                                                 183,000          12,000             (3,000)
               Other assets                                              403,000         328,000           (569,000)
               Accounts payable                                         (149,000)        441,000            295,000
               Accrued liabilities                                      (815,000)      1,072,000         (1,525,000)
               Deferred revenue                                        3,591,000         222,000            319,000
               Other long term liabilities                               (38,000)       (590,000)          (182,000)
                                                                  --------------    ------------   ----------------
Net cash provided by (used in) operating activities                    1,158,000      (2,355,000)        (2,944,000)
                                                                  --------------    ------------   ----------------
Cash flows from investing activities:
    Sale or maturity of short term investments                           133,000       1,652,000            180,000
    Purchases of short term investments held to maturity                       -      (1,499,000)                 -
    Purchases of property and equipment                                 (137,000)       (833,000)        (1,142,000)
    Purchases of software                                               (294,000)        (41,000)          (306,000)
    Computer software capitalized                                     (2,355,000)     (1,651,000)       (1,078,000)
                                                                  --------------    ------------   ----------------
Net cash used in investing activities                                 (2,653,000)     (2,372,000)        (2,346,000)
                                                                  --------------    ------------   ----------------
Cash flows from financing activities:
    Repayments of revolving loan and bank agreements                    (333,000)     (2,689,000)          (212,000)
    Net borrowings under revolving loan and bank
        agreements                                                       542,000       1,780,000          1,450,000
    Net proceeds from issuance of preferred stock                              -       2,653,000          1,964,000
    Payment of preferred stock dividends                                 (87,000)       (147,000)                 -
    Net proceeds from issuance of subordinated debt and
      warrants                                                                 -       3,000,000                  -
    Cash payments for debt issuance costs                                      -        (347,000)                 -
    Proceeds from exercise of stock options                                    -         193,000          1,263,000
    Principal payment under cash advanced by a bank
      related to former Optigraphics shareholder
      notes payable                                                            -              -          (1,634,000)
                                                                  --------------    ------------   ----------------
Net cash provided by financing activities                                122,000       4,443,000          2,831,000
                                                                  --------------    ------------   ----------------

Effect of exchange rate changes on cash                                  (35,000)         22,000              3,000
                                                                  --------------    ------------   ----------------

Net decrease in cash and cash equivalents                             (1,408,000)       (262,000)        (2,456,000)
Cash and cash equivalents at beginning of period                       1,938,000       2,200,000          4,656,000
                                                                  --------------    ------------   ----------------
Cash and cash equivalents at end of period                        $      530,000    $  1,938,000   $      2,200,000
                                                                  ==============    ============   ================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                              ALTRIS SOFTWARE, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - LIQUIDITY AND CAPITAL RESOURCES:

         The Company has suffered recurring losses, and has an accumulated deficit of $68,554,000, a working capital deficit of $6,509,000 and a deficit in shareholders' equity of $6,778,000 as of December 31, 1998, which raise substantial doubt about the Company's ability to continue as a going concern. Due to significant losses and decreasing sales, the Company, in 1998, reduced its payroll cost, the largest cost element. In addition, the Company has made further reductions of other expenditures. In the first quarter of 1999, the Company has experienced a reduction in incoming orders. The Company's ability to continue operations is dependent upon the generation of new system sales of Altris EB in the near term, which cannot be assured. Given the substantial uncertainties confronting the Company, there can be no assurance that sufficient cash flows will be generated by the Company in the near term to meet its current obligations. Accordingly, the Company is investigating raising additional cash through a debt or equity offering or other means. Management believes that such additional cash through the issuance of debt or equity will be necessary to enable the Company to meet its short-term needs for working capital. There can be no assurance that additional debt or equity financing will be available, or that, if available, such financing could be completed on commercially favorable terms. Failure to obtain additional financing in the near future, can be expected to have a material adverse affect on the Company's business, results of operations, and financial condition.

NOTE 2 - THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

         The Company develops, markets and supports a suite of object-oriented, client/server document management software products. These products were developed to enable customers in a broad range of industries to effectively and efficiently manage, share and distribute critical business information, expertise and other intellectual capital.

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

FOREIGN CURRENCY

         The functional currency of the Company's United Kingdom subsidiary is the pound sterling. Assets and liabilities are translated into U.S. dollars at end-of-period exchange rates. Revenues and expenses are translated at average exchange rates in effect for the period. Net currency exchange gains or losses resulting from such transaction are excluded from net income and accumulated as other comprehensive income in a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions, which are not significant, are included in the Consolidated Statements of Operations.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include realizability of deferred income tax assets, capitalized software costs, goodwill, allowance for doubtful accounts and reserves for excess or obsolete inventory.

REVENUE RECOGNITION

         The Company's revenues are derived from sales of its document management systems that are primarily composed of software and services, including maintenance, training and consulting services, and third party software and hardware. In 1998, the Company recognized revenue in accordance with Statement of Position 97-2 "Software Revenue Recognition." In 1997 and 1996, the Company recognized revenue in accordance with Statement of Position 91-1 "Software Revenue Recognition". The implementation of 97-2 in 1998 did not materially affect the Company's revenue recognition policies. Software license and third party product revenues are recognized upon shipment of the product if no significant vendor obligations remain and collection is probable. In cases where a significant vendor obligation exists, revenue recognition is delayed until such obligation has been satisfied. Annual maintenance revenues, which consist of ongoing support and product updates, are recognized on a straight-line basis over the term of the contract. Payments received in advance of performance of the related service for maintenance contracts are recorded as deferred revenue. Revenues from training and consulting services are recognized when the services are performed and adequate evidence of providing such services is available. Contract revenues for long term contracts or programs requiring specialized systems are recognized using the percentage-of-completion method of accounting, primarily based on contract labor hours incurred to date compared with total estimated labor hours at completion. Provisions for anticipated contract losses are recognized at the time they become known.

         Contracts are billed based on the terms of the contract. There are no retentions in billed contract receivables. Unbilled contract receivables relate to revenues earned but not billed at the end of the period. Billings in excess of costs incurred and related earnings are included in deferred revenue.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standard No. 107 ("SFAS 107") , "Disclosures About Fair Value of Financial Instruments", requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as cash or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity, and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. At December 31, 1998, management believes that the carrying amounts of cash and cash equivalents, short-term investments, receivable and payable amounts, and accrued expenses approximate fair value because of the short maturity of these financial instruments. The Company believes that the carrying value of its loans and lines of credit approximate their fair values as they reprice based on the prime rate and adjust for significant changes in credit risk, and the carrying value of the subordinated debt approximates its fair value.

SHORT TERM INVESTMENTS

         Management determines the appropriate classification of its investments in marketable debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date. As of December 31, 1997, the Company had $133,000 in debt securities with a maturity date of one year or less. The Company has classified its debt securities as held to maturity and records such securities at amortized cost. In 1998, the Company redeemed its debt securities at maturity with no realized gains or losses. Unrealized gains and losses were not significant in 1997.

                              ALTRIS SOFTWARE, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CONCENTRATION OF CREDIT RISK

         The Company provides products and services to customers in a variety of industries worldwide, including petrochemicals, utilities, manufacturing and transportation. Concentration of credit risk with respect to trade receivables is limited due to the geographic and industry dispersion of the Company's customer base.

INVENTORY

         Inventory consists of parts, supplies and subassemblies primarily used in maintenance contracts which service the Company's hardware products sold in prior years. Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method. As of December 31, 1998 and 1997, the Company has provided a reserve of $651,000 and $511,000, respectively, to reduce the carrying amount to its estimated net realizable value.

PROPERTY AND EQUIPMENT

         Property and equipment is recorded at cost and depreciated by the straight-line method over useful lives of two to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful life or the term of the related lease. Expenditures for ordinary repairs and maintenance are expensed as incurred while major additions and improvements are capitalized.

GOODWILL

         Goodwill represents the excess of cost of purchased businesses over the fair value of tangible and identifiable intangible net assets acquired at the date of acquisition. Goodwill is amortized over its estimated useful life of four to seven years. The Company evaluates the carrying value of unamortized goodwill at each balance sheet date to determine whether any adjustments are required. In late 1998, the Company reduced the life of the goodwill associated with its London subsidiary from seven to four years as a result of uncertainties regarding future benefits to the Company provided by goodwill due to recurring significant losses and negative cash flow of the subsidiary. Accumulated amortization of goodwill was $3,014,000 and $1,745,000 at December 31, 1998 and 1997, respectively. The related amortization expense was $1,269,000, $853,000 and $746,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

SOFTWARE DEVELOPMENT COSTS AND PURCHASED SOFTWARE

         Software development costs and purchased software are capitalized when technological feasibility and marketability of the related product have been established. Software development costs incurred solely in connection with a specific contract are charged to cost of revenues. Capitalized software costs are amortized on a product-by-product basis, beginning when the product is available for general release to customers. Annual amortization expense is calculated using the greater of the ratio of each product's current gross revenues to the total of current and expected gross revenues or the straight line method over the estimated useful life of three to four years. Accumulated amortization of capitalized software costs was $1,216,000 and $1,352,000 at December 31, 1998 and 1997, respectively. The related amortization expense was $381,000, $712,000 and $614,000 for the years ended December 31, 1998, 1997 and
1996, respectively. The Company evaluates the carrying value of unamortized capitalized software costs at each balance sheet date to determine whether any impairment adjustments are required. In late 1998, the Company made certain changes in the architecture of its Altris EB product to utilize Microsoft Transaction Server. As a result of these changes, the Company abandoned a certain portion of its previously developed server code and expensed the related capitalized software costs totaling $625,000 in 1998. At December 31, 1998, total capitalized software costs associated with Altris EB totaled $4,672,000, of which $2,355,000 was capitalized in 1998.

         In 1997, the Company wrote off $190,000 of certain capitalized software development costs related to products for which costs were deemed to be unrecoverable due to the future product direction of the Company.

DEFERRED DEBT ISSUANCE COSTS

         Deferred debt issuance costs related to the Subordinated Debt (see Note
4) are recorded at cost and are being amortized over 5 years using the straight-line method, which is considered to approximate the effective interest rate method. Accumulated amortization of debt issuance costs was $104,000 and $34,000 at December 31, 1998 and 1997, respectively. The related amortization expense was $70,000 and $34,000 for the years ended December 31, 1998 and 1997, respectively.

LONG-LIVED ASSETS

         The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset.

STOCK BASED COMPENSATION

         The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net loss and basic and diluted net loss per share as if the fair value-based method had been applied in measuring compensation expense.

INCOME TAXES

         Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences resulting from the differences in the financial reporting and tax bases of assets and liabilities. Deferred income tax expense (benefit) is the change during the year in the deferred income tax asset or liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in the future based on the Company's current and expected operating results.

NET LOSS PER COMMON SHARE

         The Company adopted Statement of Financial Accounting Standard No. 128 ("SFAS 128"), "Earnings Per Share", for fiscal 1997 and retroactively restated all prior periods to conform with SFAS 128 as required. Basic net loss per common share is computed as net loss plus accretion of dividends on mandatorily redeemable convertible preferred stock divided by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed as net loss divided by the weighted average number of common shares and potential common shares, using the treasury stock method, outstanding during the period and assumes conversion into common stock at the beginning of each period of all outstanding shares of convertible preferred stock. Computations of basic and diluted earnings per share do not give effect to individual potential common stock instruments for any period in which their inclusion would be anti-dilutive.

COMPREHENSIVE INCOME

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130, which is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented, establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company implemented SFAS No. 130 effective January 1, 1998.

STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS NOT YET ADOPTED

         In March of 1998, the AICPA issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which provides guidance on accounting for the costs of computer software developed or obtained for internal use. In December of 1998, the AICPA also issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions", which applies to certain multiple-element arrangements. The Company will implement both SOP's effective January 1, 1999, which will not have a material effect on the Company's results of operations.

REVERSE STOCK SPLIT

         In October 1996, the shareholders of the Company approved an amendment to the Company's Articles of Incorporation to effectuate a 1-for-2 reverse stock split of all outstanding shares of the Company's common stock. All references in the Consolidated Financial Statements and in these notes have been restated to reflect the split.

RECLASSIFICATIONS

         Certain reclassifications have been made to the 1997 and 1996 financial statements to conform with the 1998 presentation.

STATEMENT OF CASH FLOWS

         Cash and cash equivalents are comprised of cash on hand and short-term investments with original maturities of less than 90 days.

         The following table provides supplemental cash flow information:

                                                                               For the year ended December 31,
                                                                  -------------------------------------------------
                                                                       1998             1997              1996
                                                                       ----             ----              ----
Supplemental cash flow information:
    Interest paid                                                 $      445,000    $     294,000    $       75,000
                                                                  ==============    =============    ==============
Schedule of noncash financing activities:
    Conversion of Preferred Stock and note payable
        to Common Stock                                           $            -    $           -    $    6,235,000
                                                                  ==============    =============    ==============
    Accretion of dividends on mandatorily
        redeemable convertible preferred stock                    $      408,000    $      29,000    $            -
                                                                  ==============    =============    ==============
     Stock option issued as compensation
        to non-employee                                           $        9,000    $           -    $            -
                                                                  ==============    =============    ==============

NOTE 3 - BALANCE SHEET INFORMATION:
                                                                                     December 31,
                                                                        --------------------------------------
                                                                              1998                   1997
                                                                              ----                   ----
         RECEIVABLES, NET:
               Billed receivables                                       $   1,193,000           $    3,111,000
               Unbilled receivables                                           129,000                  219,000
               Less allowance for doubtful accounts                          (194,000)                (285,000)
                                                                        -------------           --------------
                                                                        $   1,128,000           $    3,045,000
                                                                        =============           ==============
         PROPERTY AND EQUIPMENT, NET:
               Computer equipment                                       $   6,339,000           $    6,269,000
               Machinery and equipment                                        455,000                  549,000
               Furniture and fixtures                                         602,000                  594,000
               Leasehold improvements                                         570,000                  548,000
                                                                        -------------           --------------
                                                                            7,966,000                7,960,000
               Less accumulated depreciation
                 and amortization                                          (6,401,000)              (5,690,000)
                                                                        -------------           --------------
                                                                        $   1,565,000           $    2,270,000
                                                                        =============           ==============

         ACCRUED LIABILITIES:
               Advance from customer                                    $           -                 $433,000
               Employee compensation and related expenses                     228,000                  568,000
               Accrued vacation                                               261,000                  293,000
               Sales and VAT taxes payable                                    255,000                  253,000
               Accrued loss on office closure                                  29,000                   42,000
               Other                                                        1,161,000                1,169,000
                                                                        -------------           --------------
                                                                        $   1,934,000           $    2,758,000
                                                                        =============           ==============

                                                                                      December 31,
                                                                        -------------------------------------
                                                                              1998                    1997
                                                                              ----                    ----
         OTHER LONG TERM LIABILITIES:
               Accrued loss on office closure                           $      77,000           $      98,000
               Settlement of lawsuits                                       1,128,000                       -
               Other                                                           58,000                  75,000
                                                                        -------------           -------------
                                                                        $   1,263,000           $     173,000
                                                                        =============           =============

NOTE 4 - NOTES PAYABLE AND SUBORDINATED DEBT:

         Notes payable and subordinated debt consist of the following:

                                                                           For the year ended December 31,
                                                                        -------------------------------------
                                                                              1998                    1997
                                                                              ----                    ----
United Kingdom overdraft facility                                       $     375,000           $     430,000
Revolving loans                                                               838,000                 574,000
Subordinated debt, less discount of $409,000 in 1998
  and $527,000 in 1997                                                      2,591,000               2,473,000
                                                                        -------------           -------------
                                                                        $   3,804,000           $   3,477,000
                                                                        =============           =============

         In October 1998, the Company's United Kingdom subsidiary renewed an overdraft facility with a bank. At December 31, 1998 interest is calculated at 3.0% per annum over the bank's base rate (9.5% at December 31, 1998). At December 31, 1997, interest was calculated at 2% per annum over the bank's base rate (9.25% at December 31, 1997). Currently the facility is for $415,000 (L250,000) and is payable on demand. At December 31, 1998 and 1997, $375,000 and $430,000, respectively, was outstanding. Repayment of the borrowings under the facility are collateralized by the property and assets of the Company's United Kingdom subsidiary, including a L100,000 certificate on deposit. The Company has also executed a guarantee in connection with the facility.

         The Company has two revolving loan and security agreements, each providing for borrowings of up to $1,000,000. The maximum credit available under each facility declines by $200,000 each year beginning in March 1997 and September 1996, respectively. Each loan is payable in monthly installments of $16,667 plus interest equal to the 30-day Commercial Paper Rate plus 2.95% (8.05% and 8.80% at December 31, 1998 and 1997, respectively). At December 31, 1998, $838,000 was outstanding under these two agreements with no additional funds available. At December 31, 1997, $574,000 was outstanding. Total borrowings under the revolving loan and security agreements are collateralized by the Company's assets. The revolving loan and security agreements contain certain restrictive covenants including the maintenance of a minimum ratio of debt to tangible net worth. As of December 31, 1998, the Company was in violation of such covenants. The Company obtained a waiver of such violations through March 15, 2000.

         In June 1997, the Company issued a five year, 11.5% subordinated debenture with quarterly interest payments for gross proceeds of $3,000,000. In conjunction with the debt, the Company granted warrants to purchase 300,000 shares of the Company's common stock at an exercise price of $6.00 per share. The warrants are exercisable over a five-year period from the date of issuance. A portion of the proceeds from the debt has been allocated to common stock warrants, which were valued at $585,000. In the event the debt is outstanding at June 2000, and each year thereafter, the Company will grant in each year additional five year warrants to purchase 50,000 shares of common stock at an exercise price of $7.00 per share. A value has not been ascribed to these contingent warrants. At such time that the warrants are no longer contingent, a value, if any, will be ascribed. In November 1998, the Company entered into a Security Agreement with the Investor providing the Investor with a second priority security interest in the inventory, accounts receivable, general intangibles and certain other assets of the Company. The Investor's security interest is subordinated to the first priority security interest of the lender under the Company's revolving credit agreements.

         At December 31, 1995, the Company had an outstanding convertible note in connection with the acquisition of Trimco. The principal balance of $1,000,000 together with interest at 7% per annum was due on September 27, 1996. The note was convertible into common stock at the rate of $8.00 per share, or an aggregate of 125,000 shares. The note was secured by a second-priority lien on the Company's assets, subject to the first-priority lien held by the lender in connection with the Company's existing revolving loan agreement. In February 1996, the note was converted into 125,000 shares of the Company's common stock, and no further obligations remain under the note.

         In March 1997, the Company borrowed $300,000 from an officer of the Company. The note was for a maximum of three months with a 12% per annum interest rate. The entire balance and accrued interest was paid in July 1997.

         Future maturities of long-term debt are as follows at December 31, 1998:

                           Year ending
                           December 31,
                           ------------
                              1999                         $     745,000
                              2000                               200,000
                              2001                               200,000
                              2002                             3,067,000
                                                           -------------
                                                               4,212,000
                                                           =============
                           Less unamortized discount           (408,000)
                                                           -------------
                                                           $   3,804,000
                                                           =============

NOTE 5 - RECONCILIATION OF NET LOSS AND SHARES USED IN PER SHARE COMPUTATIONS:

                                                                      For the year ended December 31,
                                                            -----------------------------------------------------
                                                                  1998              1997              1996
                                                                  ----              ----              ----
Net Loss Used:

    Net loss                                                  $(8,392,000)      $(8,439,000)      $(2,448,000)
    Accretion of dividends on mandatorily redeemable
        convertible preferred stock                              (408,000)         (176,000)                  --
                                                            --------------     -------------    ----------------
    Net loss used in computing basic and diluted net loss
        per share                                             $(8,800,000)      $(8,615,000)      $(2,448,000)
                                                            ==============     =============    ================
Shares Used:
    Weighted average common shares outstanding used in
        computing basic and diluted net loss per common
        share                                                   9,615,000         9,585,000         9,250,000
                                                            ==============     =============    ================

         Average employee stock options to acquire 739,000, 544,000 and 550,000, shares, were outstanding in fiscal 1998, 1997 and 1996, respectively, but were not included in the computation of diluted earnings per share because the effect was antidilutive. In addition, at December 31, 1998, 1997 and 1996, 3,000, 3,000 and 100,000 shares, respectively, of convertible preferred stock were also excluded from the computation of diluted earnings per share because the effect was antidilutive.

NOTE 6 - FOURTH QUARTER ADJUSTMENTS

         Significant adjustments made in the fourth quarter ending December 31, 1998 are summarized below. These adjustments do not result in adjustments to previously released financial information for earlier quarters of fiscal 1998.

         On March 3, 1999, the Company entered into a Memorandum of Understanding providing for the settlement of certain securities class action lawsuits pending against the Company. The Company recorded expense of $1,128,000 in the fourth quarter 1998 in connection with this settlement. In the fourth quarter 1998, the Company made certain changes in the architecture of its Altris EB product to utilize Microsoft Transaction Server. As a result of these changes, the Company abandoned a certain portion of its previously developed server code and expensed the related capitalized software costs totaling $625,000. In addition, in the fourth quarter, 1998, the Company reduced the life of the goodwill associated with its London subsidiary from seven to four years as a result of uncertainties regarding future benefits to the Company provided by the goodwill due to recurring significant losses and negative cash flow of the subsidiary. The Company increased goodwill amortization expense by $450,000 in the fourth quarter to reflect this adjustment to the remaining estimated useful life of goodwill associated with its London subsidiary.

            Settlement of lawsuits                                   $1,128,000
            Capitalized software costs expensed due to change in
                architecture of Altris EB                               625,000
            Additional amortization of goodwill                         450,000
                                                                     ----------
            Increase in net loss                                     $2,203,000
                                                                     ==========

NOTE 7 - CONVERTIBLE PREFERRED STOCK:

         In June 1997, the Company issued 3,000 shares of its Series D Convertible Preferred Stock (the "Series D Preferred Stock") for gross proceeds of $3,000,000. The Series D Preferred Stock bears a dividend of 11.5% per annum and is convertible into the Company's common stock at a price of $6.00 per share subject to reset, as defined in the preferred stock agreement. Since March 1998 the Company has been in default of certain covenants under the Preferred Stock Agreement, resulting in a dividend rate increase to 14% per annum. In addition, if the Company fails to pay dividends on six consecutive dividend payment dates, or the aggregate amount of unpaid dividends equals or exceeds $172.50 per share, then the Investor shall be entitled to nominate an additional director to the Company's board.

         The Company may redeem the Series D Convertible Preferred Stock at its option after June 1999 if an average trading price for the common stock equals or exceeds $9.50 per share or after June 2002, irrespective of the trading price. The Series D Preferred Stock redemption price per share is equal to the sum of $1,000, plus all accrued and unpaid dividends and interest on such unpaid dividends at an annual rate of 11.5% (increased to 14% as a result of the event of default). If the number of shares issuable upon conversion of the Series D Preferred Stock, when added to all other shares of common stock issued upon conversion of the Series D Preferred Stock and any shares of common stock issued or issuable upon the exercise of the warrants would exceed 1,906,692 shares of common stock (the "Issuable Maximum"), then the Company shall be obligated to effect the conversion of only such portion of the Series D Preferred Stock resulting in the issuance of shares of common stock up to the Issuable Maximum, and the remaining portion of the Series D Preferred Stock shall be redeemed by the Company for cash in accordance with the procedures set forth in the Certificate of Determination. In the event of mandatory redemption, when the number of shares exceeds the Issuable Maximum, the redemption price per share is equal to the redemption price under the optional redemption feature, plus the appreciation in the value of the Company's common stock and conversion price on the date of redemption.

         In connection with the issuance of the Series D Preferred Stock, the Company has agreed to grant warrants to purchase the following number of shares of its common stock if the Series D Preferred Stock remains outstanding on each of the following dates: (i) on June 27, 2000 for 50,000 shares, at an exercise price of $7.00 per share, if the Series D Preferred Stock has not been redeemed or converted in full on or prior to June 27, 2000; (ii) on June 27, 2001 for 50,000 shares, at an exercise price of $7.00 per share, if the Series D Preferred Stock has not been redeemed or converted in full on or prior to June 27, 2001; (iii) on July 17, 2002 for 250,000 shares, at an exercise price equal to the trading price per share on the issuance date of the warrant, if the Series D Preferred Stock has not been redeemed or converted in full on or prior to July 17, 2002; and (iv) on June 27, 2003 for 250,000 shares, at an exercise price equal to the trading price per share on the issuance date of the warrant, if the Series D Preferred Stock has not been redeemed or converted in full on or prior to June 27, 2003. Such warrants are exercisable over a five-year period from the date of grant. A value has not been ascribed to these contingent warrants. At such time that the warrants are no longer contingent, a value will be ascribed, if any. In connection with the debt (see Note 4) and Series D Convertible Preferred Stock issuance, the Company paid $120,000 to a director of the Company for his service related to the offering.

         Each share of Series D Preferred Stock is entitled to one vote on all matters submitted to the holders of the common stock. In the event of liquidation of the Company, the Series D Preferred Stockholders will receive in preference to the common stockholders an amount equal to $1,000 per share plus accrued but unpaid dividends and interest on all such dividends at an annual rate of 11.5% (increased to 14% as a result of the event of default). In 1998, dividends of $87,000 were paid on the Series D Preferred Stock and as of December 31, 1998 accumulated unpaid dividends amounted to $350,000.

         In April 1996, the Company issued 100,000 shares of its Series C Convertible Preferred Stock in an offshore private placement to a purchaser who is not a resident of the United States. The Company received gross proceeds of $2,000,000. In June 1996, 37,500 shares of Series C Preferred Stock were converted into 72,726 shares of common stock. In July 1996, the remaining 62,500 shares of Series C Preferred Stock plus accrued dividends were converted into 163,274 shares of common stock.

         In December 1995, the Company issued 172,500 shares of its Series B Convertible Preferred Stock for gross proceeds of $3,450,000. In February 1996, the 172,500 shares of Series B Preferred Stock were converted into 406,617 shares of common stock.

NOTE 8 - COMMON STOCK OPTIONS:

         At December 31, 1998, the Company had two stock-based compensation plans (the "Plans"), which are described below. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its plans. No compensation cost was recognized for its employee stock option grants, which were fixed in nature, as the options were granted at fair market value. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of Financial Accounting Standards Board Statement No. 123, the Company's net loss and pro forma net loss per share would have been adjusted to the pro forma amounts indicated below:

                                                                          For the year ended December 31,
                                                            --------------------------------------------------------
                                                                  1998               1997               1996
                                                                  ----               ----               ----
Net loss used in computing net loss per share
    As reported                                               $ (8,800,000)      $ (8,615,000)      $ (2,448,000)
    Pro forma                                                 $ (9,253,000)      $(10,060,000)      $ (3,022,000)
Basic and diluted net loss per share
    As reported                                                   $  (.92)           $  (.90)           $  (.26)
    Pro forma                                                     $  (.96)            $(1.05)           $  (.33)


         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

                                    1998         1997          1996
                                    ----         ----          ----
     Dividend yield                  0.0%         0.0%          0.0%
     Expected volatility           112.0%        78.0%         68.0%
     Risk-free interest rate         5.1%         6.4%          6.2%
     Expected lives (years)          5            5             4


         In April 1996, the Company adopted its 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan is administered by either the Board of Directors or a committee designated by the Board to oversee the plan. In August 1998, the Shareholders approved an amendment to the Plan which increased from 625,000 to 925,000 the maximum number of shares of Common Stock that may be issued under the 1996 Plan. There are 923,750 remaining authorized shares subject to grants but unissued. Under the Company's 1987 Stock Option Plan, the maximum number of shares of Common Stock issued were 1,200,000 of which there are no remaining shares available for grant. There are 121,750 remaining authorized shares available for future grants, but unissued.


         The option vesting period under the plans is determined by the Board of Directors or a Stock Option Committee and usually provides that 25% of the options granted can be exercised 90 days from the date of grant, and thereafter, those options become exercisable in additional cumulative annual installments of 25% commencing on the first anniversary of the date of grant. Options granted are generally due to expire upon the sooner of ten years from date of grant, thirty days after termination of services other than by reason of convenience of the Company, three months after disability, or one year after the date of the option holder's death. The option exercise price is equal to the fair market value of the common stock on the date of grant.


         Options granted to employees under the plans may be either incentive stock options or nonqualified options. Only nonqualified options may be granted to nonemployee directors.

         The following tables summarizes information about employee stock options outstanding:

                                                               Year Ended December 31,
                                  -----------------------------------------------------------------------------------
                                             1998                        1997                        1996
                                  -----------------------------------------------------------------------------------
                                                 Weighted                    Weighted                    Weighted
                                                  average                     average                     average
                                                 exercise                    exercise                    exercise
                                    Shares         price        Shares         price        Shares         price
                                  -----------------------------------------------------------------------------------
Outstanding at beginning of year   641,813        $5.43        445,212        $5.12        656,775        $2.24
   Options granted                 732,000         0.41        532,751         5.80        449,500         6.96
   Options exercised                    --           --        (54,719)        3.52       (316,875)        4.01
   Options forfeited              (537,063)        5.14       (281,431)        6.00       (344,188)        7.03
                                   -------                     -------                     -------
Outstanding at end of year         836,750         1.23        641,813         5.43        445,212         5.12
                                   =======                     =======                     =======
Options exercisable at end of
  year                             263,910                     276,887                     166,950

Weighted average fair value of
  options granted during the
  year                               $0.43                       $4.02                       $6.36


         The following tables summarizes information about employee stock options outstanding at December 31, 1998:

                                              Options Outstanding                          Options Exercisable
                              ----------------------------------------------------- ----------------------------------
                                 Number of          Weighted                             Number
                               outstanding at        average          Weighted       exercisable at      Weighted
                                December 31,        remaining          average        December 31,        average
  Range of exercise prices          1998        contractual life   exercise price         1998        exercise price
----------------------------------------------------------------------------------------------------------------------
       $0.25 to $0.35              402,000         9.72 years           $0.26             93,000           $0.25
       $0.46 to $0.63              278,000         9.55 years           $0.60             59,000           $0.63
       $2.76 to $3.38               43,375         0.75 years           $3.18             43,375           $3.18
       $4.13 to $5.94              101,375         4.19 years           $5.38             62,535           $5.49
       $6.38 to $7.88               12,000         8.06 years           $6.51              6,000           $6.51
                                   -------                                               -------
       $0.25 to $7.88              836,750         8.51 years           $1.23            263,910           $2.20
                                   =======                                               =======

NOTE 9 - INCOME TAXES:

         Deferred tax assets and liabilities are comprised of the following at December 31:

                                                            1998                        1997
                                                     ----------------             ---------------
Deferred tax liability:
     Purchased technology                            $              -             $      (124,000)
                                                     ----------------             ---------------
Deferred tax assets:
     Net operating loss carryforwards                      16,655,000                  15,826,000
     Research and development costs                           959,000                   1,276,000
     Depreciation and amortization                            197,000                      18,000
     Inventory                                                561,000                     497,000
     Deferred revenue                                       1,161,000                     202,000
     Accruals                                                 168,000                     149,000
     Other                                                    603,000                     679,000
                                                     ----------------             ---------------
         Total deferred tax assets                         20,304,000                  18,647,000
                                                     ----------------             ---------------
     Net deferred tax assets                               20,304,000                  18,523,000
     Valuation allowance                                  (20,304,000)               (18,523,000)
                                                     ----------------             ---------------
Deferred taxes                                       $              -             $             -
                                                     ================             ===============

         The Company has recorded a valuation allowance amounting to the entire net deferred tax asset balance due to its lack of a history of consistent earnings, possible limitations on the use of carryforwards, and the expiration of certain of the net operating loss carryforwards which gives rise to uncertainty as to whether the net deferred tax asset is realizable.

         In connection with the acquisition of Trimco, the Company acquired $926,000 in deferred tax assets of which $626,000 was provided as a valuation allowance. In June 1997, the $300,000 tax asset was realized. In the event that the remaining tax benefits acquired in the Trimco acquisition are realized, such benefits will be used first to reduce any remaining goodwill and other intangible assets related to the acquisition. Once those assets are reduced to zero, the benefit will be included as a reduction of the Company's income tax provision.

         No income tax expense was recognized in 1998, 1997 or 1996 as the Company has net operating loss carryforwards of $42,000,000 and $9,429,000 for federal and state tax purposes, respectively, which expire over the years 1999 through 2018. Net operating losses acquired in another acquisition are limited to $8,000,000 offset against that entity's future taxable income, subject to an approximate $500,000 annual limitation. In addition, if certain substantial changes in the Company's ownership should occur, there would be a limitation on the amount of the consolidated net operating loss carryforwards and tax credits which can be utilized in any one year. The Company has investment and research activity credit carryforwards aggregating $500,000, which will substantially expire in the years 2000 through 2005.

NOTE 10 - SEGMENT AND GEOGRAPHIC INFORMATION:

         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company implemented SFAS No. 131 for the year ended December 31, 1998

         The Company has one business segment which consists of the development and sale of a suite of client/server document management software products. One customer accounted for 12% of the Company's total revenues in 1996.

         Revenues for 1998, 1997 and 1996 by customer location are as follows:


                                                          1998                    1997                    1996
                                                          ----                    ----                    ----
United States     $                                   7,977,000             $   9,922,000            $ 12,778,000
Europe, primarily United Kingdom                      4,337,000                 6,599,000               5,450,000
Other International                                     489,000                 1,252,000               1,321,000
                                                    -----------             -------------            ------------
                                                    $12,803,000              $ 17,773,000            $ 19,549,000
                                                    ===========             =============            ============


         Information by geographic location for the year ended December 31, 1998, 1997 and 1996 follows:


                                                         1998
      -------------------------------------------------------------------------------------------------------------------
                                                                             CORPORATE
                                    UNITED STATES       EUROPE        RESEARCH & DEVELOPMENT        CONSOLIDATED
                                    -------------       ------        ----------------------        -------------
      Net sales                    $    8,413,000   $   4,390,000                     -              $12,803,000
      Operating loss                   (3,133,000)     (2,312,000)          $(2,314,000)              (7,759,000)
      Identifiable assets               5,444,000       5,922,000                     -               11,366,000

                                                         1997
      ---------------------------------------------------------------------------------------------------------------
                                                                             CORPORATE
                                    UNITED STATES       EUROPE        RESEARCH & DEVELOPMENT        CONSOLIDATED
                                    -------------       ------        ----------------------        -------------
      Net sales                    $  10,861,000    $   6,912,000                     -              $17,773,000
      Operating income (loss)         (1,726,000)      (2,494,000)          $(4,155,000)              (8,375,000)
      Identifiable assets              7,784,000        8,052,000                     -               15,836,000

                                                         1996
      ---------------------------------------------------------------------------------------------------------------
                                                                             CORPORATE
                                    UNITED STATES       EUROPE        RESEARCH & DEVELOPMENT        CONSOLIDATED
                                    -------------       ------        ----------------------        -------------
      Net sales                      $12,295,000      $7,254,000                      -              $19,549,000
      Operating income (loss)          1,512,000        (571,000)           $(3,363,000)              (2,422,000)
      Identifiable assets             10,113,000       8,147,000                      -               18,260,000

         A majority of the Europe revenue, net sales and operating income (loss) and all of the Europe identifiable assets are attributable to the United Kingdom.

         Research and development is performed both in the United States and Europe for the benefit of the entire Company and has not been separately allocated to geographic regions.

NOTE 11 - COMMITMENTS:

         The Company leases its principal facilities under a long-term operating lease which expires in March 2001 and includes rent escalations of approximately 4% per annum. The Company also has a long-term operating lease for another facility that includes rent escalations not to exceed 4% in any year. The Company subleased this other facility in 1996 and recognized a loss for the difference in the lease and sublease rate along with other costs associated with the office closure. The lease and sublease both expire in April 2001. The Company recognizes rental expense on a straight line basis over the term of the leases.

         The Company assumed leases for certain facilities leased by Trimco for which no future benefit is anticipated. The accrual for unfavorable leases assumed relates to a liability for the minimum lease payments less estimated sublease rental income on these leases. In December 1997, the Company subleased one of the facilities under a noncancellable agreement which ends in August 2006 for an amount equal to the Company's future obligation under the lease, resulting in a $266,000 increase in other income.

         The Company's United Kingdom subsidiary leases a facility for a term through March 2001 with an option to extend the lease for an additional five years. The Company also leases a facility in Florida under a lease which expires in 2002. The Florida facility is subleased for an amount equal to the Company's future obligation under the lease.

         Future minimum lease payments at December 31, 1998 under operating lease agreements, net of noncancellable sublease payments of approximately $530,000, are as follows:


              Year ending December 31:
                       1999                                                     $  420,000
                       2000                                                        450,000
                       2001                                                        310,000
                       2002                                                        298,000
                       2003                                                        298,000
                       Thereafter                                                  671,000
                                                                                   -------
                          Total minimum lease payments                          $2,447,000
                                                                                ==========


         Rent expense under operating leases was $441,000, $717,000 and $779,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE 12 - LITIGATION:

         On March 3, 1999, ("the settlement date"), the Company entered into a Memorandum of Understanding providing for the settlement of certain securities class action lawsuits pending against the Company. The Memorandum of Understanding provides that in exchange for the dismissal and release of all claims in these cases, (a) the Company's insurance carrier will pay $2,500,000 to the class of plaintiffs, (b) the Company will issue to the plaintiffs 2,304,271 shares of its common stock, which is equal to twenty percent of the sum of (i) the number of shares of common stock currently outstanding and (ii) the maximum number of shares issuable upon conversion of the Series D convertible Preferred Stock, and (c) the Company will cooperate with plaintiffs' counsel by providing certain documents and information regarding the claims asserted in the class actions. The settlement is subject to certain conditions, including the execution of a stipulation of settlement, notice to the class and approval by the court. The Company recorded expense of $1,128,000 in connection with this settlement in 1998 based on the average closing market price the week preceding the settlement date times the number of shares of the Company's common stock to be issued in the settlement.

         In addition as a part of the settlement in these class actions, the Company's former Chairman of the Board, President, and Chief Executive Officer, Jay V. Tanna, has agreed to forego any claim for the unpaid compensation of $131,000 under the Separation Agreement and Release of Claims that Mr. Tanna and the Company entered into on April 1, 1998, and to surrender his 35,000 shares of common stock in the Company. Mr. Tanna and the Company also have agreed to execute a Settlement Agreement and Mutual Release resolving all claims and disputes with one another, with the exception of certain existing indemnification obligations under Altris' bylaws, California law, and the indemnity agreement between the Company and Mr. Tanna related to his services as a director and officer of the Company.

         In addition to the securities actions described above, the Company is involved from time to time in litigation arising in the normal course of business. The Company believes that any liability with respect to such routine litigation, individually or in the aggregate, is not likely to be material to the Company's consolidated financial position or results of operations.

                              ALTRIS SOFTWARE, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                               September 30,              December 31,
                                                                                   1999                        1998
                                                                            ------------------       ----------------------
                                                                               (Unaudited)
                                     ASSETS
Current assets:
   Cash and cash equivalents..............................................  $       246,000          $            530,000
   Receivables, net.......................................................          336,000                     1,128,000
   Inventory, net.........................................................           59,000                       277,000
   Other current assets...................................................          185,000                       244,000
                                                                            ---------------          --------------------
      Total current assets................................................  $       826,000          $          2,179,000

Property and equipment, net...............................................          495,000                     1,565,000
Computer software, net....................................................        3,974,000                     4,685,000
Goodwill, net.............................................................           26,000                     2,645,000
Other assets..............................................................          227,000                       292,000
Restricted cash...........................................................          200,000                             -
                                                                            ---------------          --------------------
      Total assets........................................................  $     5,748,000          $         11,366,000
                                                                            ===============          ====================

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
   Accounts payable.......................................................  $     1,767,000          $          2,779,000
   Accrued liabilities....................................................        1,504,000                     1,934,000
   Notes payable .........................................................          599,000                       745,000
   Deferred revenue.......................................................        2,254,000                     3,230,000
                                                                            ---------------          --------------------
      Total current liabilities...........................................        6,124,000                     8,688,000

Long term notes payable...................................................          203,000                       468,000
Deferred revenue, long term portion.......................................        1,683,000                     2,131,000
Other long term liabilities...............................................        1,376,000                     1,263,000
Subordinated debt, net of discount........................................        2,678,000                     2,591,000
                                                                            ---------------          --------------------
      Total liabilities...................................................       12,064,000                    15,141,000
                                                                            ===============          ====================

Mandatorily redeemable Series D Convertible Preferred Stock, $1,000 par value, 3,000 shares authorized; 3,000 shares Issued and outstanding
   ($3,560,000 total liquidation preference)..............................        3,318,000                     3,003,000

Shareholders' deficit:
   Common stock, no par value, 20,000,000 shares authorized;
      11,620,663 and 9,614,663 issued and outstanding, respectively.......       62,689,000                    61,201,000
   Common stock warrants..................................................          677,000                       585,000
   Accumulated other comprehensive income.................................                -                       (10,000)
   Accumulated deficit....................................................      (73,000,000)                  (68,554,000)
                                                                            ---------------          ---------------------
      Total shareholders' deficit.........................................       (9,634,000)                   (6,778,000)
                                                                            ----------------         ---------------------
           Total liabilities and shareholders' deficit....................  $     5,748,000          $         11,366,000
                                                                            ===============          ====================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                              ALTRIS SOFTWARE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                     For the three months                  For the nine months
                                                     ENDED SEPTEMBER 30,                  ENDED SEPTEMBER 30,
                                            -------------------------------       ---------------------------------
                                                  1999                1998               1999            1998
                                                  ----                ----               ----            ----
Revenues:
Licenses                                    $      479,000    $     770,000       $     1,633,000   $     3,313,000
Services and other                               1,080,000        2,379,000             3,833,000         6,371,000
                                            --------------    -------------       ---------------   ---------------
Total revenues                                   1,559,000        3,149,000             5,466,000         9,684,000
                                            --------------    -------------       ---------------   ---------------

Cost of revenues:
Licenses                                           291,000          241,000               881,000           830,000
Services and other                                 669,000        1,406,000             2,471,000         4,706,000
                                            --------------    -------------       ---------------   ---------------
Total cost of revenues                             960,000        1,647,000             3,352,000         5,536,000
                                            --------------    -------------       ---------------   ---------------
Gross profit                                       599,000        1,502,000             2,114,000         4,148,000
                                            --------------    -------------       ---------------   ---------------
Operating expenses:
Research and development                           773,000          552,000             2,621,000         1,779,000
Marketing and sales                                343,000          887,000             1,505,000         3,542,000
General and administrative                         280,000          890,000             2,169,000         3,807,000
                                            --------------    -------------       ---------------   ---------------
Total operating expenses                         1,396,000        2,329,000             6,295,000         9,128,000
                                            --------------    -------------       ---------------   ---------------
Loss from operations                              (797,000)        (827,000)           (4,181,000)       (4,980,000)

Interest and other income                            1,000            5,000               195,000            23,000
Interest and other expense                        (148,000)        (160,000)             (460,000)         (492,000)
                                            ---------------   --------------      ----------------  ----------------
Net loss                                    $     (944,000)   $    (982,000)      $    (4,446,000)  $    (5,449,000)
                                            ==============    =============        ==============   ===============
Basic net loss per common share             $        (.09)    $       (.11)       $         (.45)   $         (.60)
                                            ==============    =============       ===============   ===============
Diluted net loss per common share           $        (.09)    $       (.11)       $         (.45)   $         (.60)
                                            ==============    =============       ===============   ===============
Shares used in computing basic and
  diluted net loss per common share             11,618,000        9,615,000            10,635,000         9,615,000


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                              ALTRIS SOFTWARE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                                            For the nine months
                                                                                            ended September 30,
                                                                                 -----------------------------------------
                                                                                         1999                  1998
                                                                                         ----                  ----
Cash flow from operating activities:
   Net loss                                                                      $       (4,446,000)    $     (5,449,000)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
      Depreciation and amortization                                                       1,667,000            1,712,000
      Loss on disposal of assets                                                                  -               46,000
      Gain on sale of 60% interest in ASL                                                  (182,000)                   -
      Change in warrant exercise price                                                       65,000                    -
      Warrants issued to consultant                                                          27,000                    -
      Changes in assets and liabilities:
         Receivables, net                                                                   533,000            1,597,000
         Inventory                                                                          210,000              144,000
         Other assets                                                                       106,000              339,000
         Accounts payable                                                                  (206,000)              33,000
         Accrued liabilities                                                                397,000             (527,000)
         Deferred revenue                                                                  (472,000)           3,853,000
         Other long term liabilities                                                       (113,000)             (60,000)
                                                                                 -------------------    -----------------
Net cash (used in) provided by operating activities                                      (2,188,000)           1,688,000
                                                                                 ------------------     -----------------
Cash flows from investing activities:
   Net proceeds from sale of 60% interest in ASL                                            130,000                    -
   Maturity of short term investment                                                              -              133,000
   Purchases of property and equipment                                                      (12,000)             (99,000)
   Purchases of software                                                                          -             (158,000)
   Computer software capitalized                                                                  -           (1,804,000)
                                                                                 ------------------     -----------------
Net cash provided by (used in) investing activities                                         118,000           (1,928,000)
                                                                                 ------------------     -----------------
Cash flows from financing activities:
   Repayments under notes payable                                                          (327,000)            (233,000)
   Net borrowings under revolving loan and bank agreements                                        -              787,000
   Proceeds from Spescom convertible loan                                                   300,000                    -
   Proceeds from sale of common stock                                                     1,800,000                    -
   Payment of preferred stock dividends                                                           -              (87,000)
   Proceeds from exercise of stock options                                                    3,000                    -
                                                                                 ------------------     -----------------
Net cash provided by financing activities                                                 1,776,000              467,000
                                                                                 ------------------     -----------------
Effect of exchange rate changes on cash                                                      10,000             (107,000)
                                                                                 ------------------     -----------------
Net increase (decrease) in cash and cash equivalents                                       (284,000)             120,000

Cash and cash equivalents at beginning of period                                            530,000            1,938,000
                                                                                 ------------------     -----------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
STATEMENTS.


                                      F-26


Cash and cash equivalents at end of period                                       $          246,000     $      2,058,000
                                                                                 ==================     ================
Supplemental cash flow information:
   Interest paid                                                                 $          307,000     $        353,000
                                                                                 ==================     ================
Schedule of noncash financing activities:
   Accretion of dividends on mandatorily redeemable
     convertible preferred stock                                                 $          315,000     $        216,000
                                                                                 ==================     ================


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

NOTE 1 - LIQUIDITY AND CAPITAL RESOURCES

         Altris Software, Inc. ("the Company") has suffered recurring losses, and has an accumulated deficit of $73,000,000, a working capital deficit of $5,298,000 and a deficit in shareholders' equity of $9,634,000 as of September 30, 1999, which raise substantial doubt about the Company's ability to continue as a going concern. Due to significant losses and decreasing sales, the Company, in 1998, reduced its payroll cost, its largest cost element. In addition, the Company has made further reductions of other expenditures, and in the second quarter of 1999 sold a 60% interest in its United Kingdom operations (see Notes 2 and 3). In the first half of 1999, the Company experienced a reduction in incoming orders. The Company's ability to continue operations is dependent upon the generation of new system sales of Altris EB in the near term, which cannot be assured. Given the substantial uncertainties confronting the Company, there can be no assurance that sufficient cash flows will be generated by the Company in the near term to meet its current obligations. Accordingly, the Company is investigating raising additional cash through debt or equity offerings or other means. Management believes that such additional cash through the issuance of debt or equity will be necessary to enable the Company to meet its short-term needs for working capital. There can be no assurance that additional debt or equity financing will be available, or that, if available, such financing could be completed on commercially favorable terms. Failure to obtain additional financing in the near future can be expected to have a material adverse affect on the Company's business, results of operations, and financial condition.

NOTE 2 - BASIS OF PRESENTATION

         The information contained in the following Condensed Notes to the Consolidated Financial Statements is condensed from that which would appear in the annual consolidated financial statements; accordingly, the consolidated financial statements included herein should be reviewed in conjunction with the consolidated financial statements and related notes thereto contained in the Company's Form 10-K for the year ended December 31, 1998. It should be understood that the accounting measurements at an interim date inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results expected for the entire year.

         The accompanying consolidated balance sheet of the Company as of September 30, 1999 and the consolidated statement of operations for the three and nine months end September 1999 and 1998 and the consolidated statement of cash flows for the nine month periods ended September 30, 1999 and 1998 are unaudited. The consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles applicable to interim periods. In the opinion of management, the consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position, operating results and cash flows for the periods presented.

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The investment in Altris Software Ltd. ("ASL"), a U.K. limited company, is accounted for under the equity method at September 30,1999. As of September 30, 1999 the net book value of the investment in ASL is zero (see Note 3). All significant intercompany balances and transactions have been eliminated. The accompanying consolidated financial statements include the results of ASL up to March 1, 1999.

NOTE 3 - SPESCOM TRANSACTION

         In May 1999, the Company completed a transaction with Spescom Ltd., a South African company publicly traded on the Johanesburg Exchange, whereby Spescom invested $1.8 million for 2 million shares of the Company's common stock. In addition, as part of the agreement, Spescom paid the Company an additional $1.0 million and invested $1.2 million directly into ASL for a 60% ownership of ASL. In conjunction with the agreements the Company contributed $400,000 into ASL and retained a 40% interest in ASL. The Company also applied $200,000 of the proceeds from the transaction to fund an escrow account which will remain in effect until the second anniversary of the closing date for the purpose of securing any obligations owed by the Company to Spescom under the agreement, including any liability the Company may have under its representations and warranties to Spescom in the agreement. The Company recorded a gain of $182,000, net of expenses on the transaction. The Company also recorded a deferred gain of $200,000 relating to the funds escrowed. The deferred gain will be realized to the extent such escrowed funds are returned, if any, to the Company.

         In addition, the Company entered into a distribution agreement with ASL which grants ASL exclusive distribution rights for the Company's products around the world excluding North and South America and the Caribbean. Under the distribution agreement, the exclusivity is contingent on ASL meeting certain minimum royalty commitments beginning in 2002. The agreement provides for a royalty to the Company on sales of the Company's products by ASL equal to 50% of the Company's list price for such products. ASL has also entered into a distribution agreement with Spescom providing that ASL will be Spescom's exclusive distributor covering the same territory for EMS 2000, Spescom's configuration management (CM) product. In addition, the agreement provides that the Company will become Spescom's exclusive distributor of EMS 2000 in North and South America and the Caribbean.

         In order for the Company to obtain consent to the agreement by the investor holding the Company's subordinated debenture and the Company's Series D Convertible Preferred Stock ("the Investor"), the interest rate on the subordinated debenture was increased from 11.5% to 12% (see Note 6). In addition, the conversion rate on the convertible preferred stock has been adjusted from $6.00 per share of common stock to $1.90 and the exercise price on warrants entitling the Investor to purchase 400,000 shares of the Company's common stock was also adjusted from $6.00 to $1.90 per share. As a result of the change in exercise price, the Company recorded an additional expense of $65,000 relating to the Spescom transaction.

         Other terms of the transaction include that Spescom has the right to appoint one representative on the Company's board of directors. In addition, the shares of stock representing the Company's 40% interest in ASL have been pledged to Spescom to secure the obligations of the Company to Spescom, such pledge not to extend beyond the second anniversary of the closing date.

NOTE 4 - BALANCE SHEET INFORMATION


         RECEIVABLES, NET                           SEPTEMBER 30, 1999                   DECEMBER 31, 1998
         ----------------                           ------------------                   -----------------
                                                       (Unaudited)

         Billed receivables                          $        354,000                   $       1,193,000
         Unbilled receivables                                  69,000                             129,000
         Less allowance for doubtful accounts                 (87,000)                           (194,000)
                                                     ----------------                   -----------------

                                                     $        336,000                   $       1,128,000
                                                     ================                   =================

         OTHER LONG-TERM LIABILITIES
         ---------------------------
         Accrued loss on office closure              $         36,000                   $          77,000
         Settlement of lawsuits                             1,128,000                           1,128,000

                                      F-29



         Deferred gain on Spescom transaction                 200,000                                   -
                  Other                                        12,000                              58,000
                                                     ----------------                   -----------------

                                                     $      1,376,000                   $       1,263,000
                                                     ================                   =================

NOTE 5 - INVENTORY

         Inventory consists of parts, supplies, and subassemblies primarily used in maintenance contracts which service the Company's hardware products sold in prior years. Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method. As of September 30, 1999 and December 31, 1998, the Company had a reserve of $861,000 and $651,000, respectively, to reduce the carrying amount of inventory to its estimated net realizable value.

NOTE 6 - NOTES PAYABLE AND SUBORDINATED DEBT

         Notes payable and subordinated debt consist of the following:


                                                                           September 30,         December 31,
                                                                                1999                   1998
                                                                           -----------------------------------
                                                                           (Unaudited)
Revolving loans                                                            $    502,000          $   838,000
Convertible loan                                                                300,000                    -
Subordinated debt, less discount of $351,000 and
  $409,000, respectively                                                      2,678,000            2,591,000
United Kingdom overdraft facility                                                     -              375,000
                                                                           -------------         -----------
                                                                           $  3,480,000          $ 3,804,000
                                                                           =============         ===========

         The Company has one revolving loan and security agreement, which provided for borrowings of up to $1,000,000. The maximum credit available under the facility declines by $200,000 each year beginning in March 1997. The loan is payable in monthly installments of $16,667 plus interest equal to the 30-day Commercial Paper Rate plus 2.95% (7.85% and 8.05% at September 30, 1999 and December 31, 1998, respectively). At September 30, 1999, $502,000 was outstanding under this agreement with no additional funds available. At December 31, 1998, $838,000 was outstanding. Total borrowings under the revolving loan and security agreements are collateralized by the Company's assets. The revolving loan and security agreement contain certain restrictive covenants including the maintenance of a minimum ratio of debt to tangible net worth. As of September 30, 1999, the Company was in violation of such covenants. The Company obtained a waiver of such violations through March 15, 2000. In May 1999, in order to obtain the consent for the Spescom transaction from the lender, the Company agreed to reduce the principal balance of the combined facilities by a total of $150,000 on or before June 30, 1999. The Company has not made the payment and is in violation of the agreement.

         In September 1999, the Company completed a loan transaction with Spescom, whereby Spescom agreed to provide to the Company a loan of $500,000 bearing interest at 10% per annum with principal convertible at the option of Spescom into common stock of the Company at $0.35 per share on or before January 1, 2000. If not converted, the loan is repayable on February 28, 2000. The first $300,000 of this loan was received in September 1999 and the remaining $200,000 was received in October 1999.

         In June 1997, the Company issued a five-year, 11.5% subordinated debenture with quarterly interest payments for gross proceeds of $3,000,000. In conjunction with the debt, the Company granted warrants (the "Lender Warrants") to purchase 300,000 shares of the Company's common stock at an exercise price of $6.00 per share. The warrants are exercisable over a five-year period from the date of issuance. A portion of the proceeds from the debt has been allocated to common stock warrants, which were valued at $585,000. In the event the debt is outstanding at June 2000, and each year thereafter, the Company will grant in each year additional five-year warrants to purchase 50,000 shares of common stock at an exercise price of $7.00 per share. A value has not been ascribed to these contingent warrants. At such time that the warrants are no longer contingent, a value, if any, will be ascribed. In November 1998, the company entered into a Security Agreement with the Investor providing the Investor with a second priority security interest in the inventory, accounts receivable, general intangibles and certain other assets of the Company. The Investor's security interest is subordinated to the first priority security interest of the lender under the Company's revolving credit agreements. In May 1999, the Company agreed to increase the interest rate on the subordinated debenture from 11.5% to 12% and reduce the exercise price on the Lender Warrants to $1.90 per share (see
Note 3).

         In October 1998, ASL renewed an overdraft facility with a bank. Interest is calculated at 3.0% per annum over the bank's base rate of 9.5% at December 31, 1998. At December 31, 1998, $375,000 was outstanding under the facility which was collateralized by the property and assets of ASL, including a L100,000 certificate on deposit. As a result of the Spescom transaction, the indebtedness on this facility is no longer included in the Company's liabilities. In addition, the Company's guarantee in connection with the facility has been assumed by Spescom.

NOTE 7 - CONVERTIBLE PREFERRED STOCK

         In June 1997, the Company issued 3,000 shares of its Series D Convertible Preferred Stock ("the Series D Preferred Stock") for gross proceeds of $3,000,000. The Series D Preferred Stock bears a dividend of 11.5% per annum and is convertible into the Company's common stock at a price of $6.00 per share subject to reset, as defined in the preferred stock agreement. Since March 1998 the Company has been in default of certain covenants under the Preferred Stock Agreement, resulting in a dividend rate increase to 14% per annum. In addition, if the Company fails to pay dividends on six consecutive dividend payment dates, or the aggregate amount of unpaid dividends equals or exceeds $172.50 per share, then the Investor shall be entitled to nominate an additional director to the Company's board. In May 1999, the Company agreed to reduce the conversion price on the Series D Preferred Stock to $1.90 per share (see Note 3).

         The Company may redeem the Series D Convertible Preferred Stock at its option after June 1999 if an average trading price for the common stock equals or exceeds $9.50 per share or after June 2002, irrespective of the trading price. The Series D Preferred Stock redemption price per share is equal to the sum of $1,000, plus all accrued and unpaid dividends and interest on such unpaid dividends at an annual rate of 11.5% (increased to 14% as a result of the event of default). If the number of shares issuable upon conversion of the Series D Preferred Stock, when added to all other shares of common stock issued upon conversion of the Series D Preferred Stock and any shares of common stock issued or issuable upon the exercise of the warrants would exceed 1,906,692 shares of common stock (the "Issuable Maximum"), then the Company shall be obligated to effect the conversion of only such portion of the Series D Preferred Stock resulting in the issuance of shares of common stock up to the Issuable Maximum, and the remaining portion of the Series D Preferred Stock shall be redeemed by the Company for cash in accordance with the procedures set forth in the Certificate of Determination. In the event of mandatory redemption, when the number of shares exceeds the Issuable Maximum, the redemption price per share is equal to the redemption price under the optional redemption feature, plus the appreciation in the value of the Company's common stock and conversion price on the date of redemption.

         In connection with the issuance of the Series D Preferred Stock, the Company has agreed to grant warrants to purchase the following number of shares of its common stock if the Series D Preferred Stock remains outstanding on each of the following dates: (i) on June 27, 2000 for 50,000 shares, at an exercise price of $7.00 per share, if the Series D Preferred Stock has not been redeemed or converted in full on or prior to June 27, 2000 (the "2000 Contingent Warrant") (ii) on June 27, 2001 for 50,000 shares, at an exercise price of $7.00 per share, if the Series D Preferred Stock has not been redeemed or converted in full on or prior to June 27, 2001 (the "2001 Contingent Warrant"); (iii) on July 17, 2002 for 250,000 shares, at an exercise price equal to the trading price per share on the issuance date of the warrant, if the Series D Preferred Stock has not been redeemed or converted in full on or prior to July 17, 2002; and (iv) on June 27, 2003 for 250,000 shares, at an exercise price equal to the trading price per share on the issuance date of the warrant, if the Series D Preferred Stock has not been redeemed or converted in full on or prior to June 27, 2003. Such warrants are exercisable over a five-year period from the date of grant. A value has not been ascribed to these contingent warrants. At such time that the warrants are no longer contingent, a value will be ascribed, if any. In connection with the debt (see Note 6) and Series D Convertible Preferred Stock issuance, the Company paid $120,000 to a director of the Company for his service related to the offering. In May 1999, the Company agreed to reduce the exercise price of the 2000 Contingent Warrant and 2001 Contingent Warrant to $1.90 per share (see Note 3).

         Each share of Series D Preferred Stock is entitled to one vote on all matters submitted to the holders of the common stock. In the event of liquidation of the Company, the Series D Preferred Stockholders will receive in preference to the common stockholders an amount equal to $1,000 per share plus accrued but unpaid dividends and interest on all such dividends at an annual rate of 11.5% (increased to 14% as a result of the event of default). In 1998, dividends of $87,000 were paid on the Series D Preferred Stock and as of September 30, 1999 accumulated unpaid dividends amounted to $665,000.

NOTE 8 - RECONCILIATION OF NET LOSS AND SHARES USED IN PER SHARE COMPUTATIONS:

         Basic net loss per common share is computed as net loss plus accretion of dividends on mandatorily redeemable convertible preferred stock divided by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed as net loss divided by the weighted average number of common shares and potential common shares, using the treasury stock method, outstanding during the period and assumes conversion into common stock at the beginning of each period of all outstanding shares of convertible preferred stock. Computations of basic and diluted earnings per share do not give effect to individual potential common stock instruments for any period in which their inclusion would be anti-dilutive.


                                           For the three months                     For the nine months
                                            ended September 30,                     ended September 30,
                                            -------------------                     -------------------
                                      1999                       1998           1999                   1998
                                      ----                       ----           ----                   ----
Net Loss Used:

   Net loss                          $    (944,000)  $       (982,000)  $       (4,446,000)     $     (5,449,000)

   Accretion of dividends on
     mandatorily redeemable
     convertible preferred stock          (105,000)          (105,000)            (315,000)             (303,000)
                                     -------------   ----------------   -------------------     ----------------


                                      F-32


   Net loss used in computing
   basic and diluted net loss
   per share                           $(1,049,000)  $     (1,087,000)  $       (4,761,000)     $     (5,752,000)
                                       ===========   ================   ==================      ================

Shares Used:

   Weighted average common
   shares outstanding used in
   computing basic and diluted

   net loss per common share            11,618,000          9,615,000           10,635,000             9,615,000
                                        ==========          =========           ==========             =========

NOTE 9 - SEGMENT AND GEOGRAPHIC INFORMATION

         The Company has one business segment which consists of the development and sale of a suite of client/server document management software products. No customer accounted for over 10% of the Company's total revenues for the three and nine months ended September 30, 1999.

         Revenues for the three and nine months ended September 30, 1999 and 1998 by customer location are as follows:


                                              For the three months                            For the nine months
                                               ended September 30,                            ended September 30,
                                               -------------------                            -------------------
                                           1999                   1998                       1999            1998
                                           ----                   ----                       ----            ----
United States                          $   1,407,000      $   1,844,000                $   4,467,000         $    5,940,000
Europe, primarily United Kingdom              54,000          1,051,000                      797,000              3,502,000
Other International                           98,000            254,000                      202,000                242,000
                                       -------------      -------------                -------------         --------------
                                       $   1,559,000      $   3,149,000                $   5,466,000         $    9,684,000
                                       =============      =============                =============         ==============

         Information by geographic location for the three and nine months ended September 30, 1999 and 1998 follows:


                                                            Three months ended September 30, 1999
                               --------------------------------------------------------------------------------
                                    United                                Corporate
                                    States          Europe             Research            &       Development
                               --------------     -------------       ------------------------------------------
Consolidated
------------
Net sales                      $   1,559,000      $          -           $              -           $1,559,000
Operating loss                       (24,000)                -                   (773,000)            (797,000)
Identifiable assets                5,748,000                 -                          -            5,748,000


                                                            Three months ended September 30, 1998
                               --------------------------------------------------------------------------------
                                    United                                Corporate
                                    States          Europe             Research            &       Development
                               --------------     -------------       ------------------------------------------
Consolidated
------------
Net sales                      $   1,844,000      $  1,305,000           $          -                  $3,149,000
Operating Income (loss)               92,000         (183,000)               (552,000)                   (827,000)
Identifiable assets                8,639,000         5,494,000                      -                  14,134,000


                                                            Nine months ended September 30, 1999
                               --------------------------------------------------------------------------------
                                    United                                Corporate
                                    States          Europe             Research            &       Development
                               --------------     -------------       ------------------------------------------
 Consolidated
-------------
Net sales                      $   4,360,000      $  1,106,000           $             -               $5,466,000
Operating loss                    (1,229,000)         (331,000)               (2,621,000)              (4,181,000)
Identifiable assets                5,748,000                 -                                          5,748,000


                                                     Nine months ended September 30, 1998
                               --------------------------------------------------------------------------------
                                    United                                Corporate
                                    States          Europe             Research            &       Development
                               --------------     -------------       ------------------------------------------
Consolidated
------------
Net sales                      $   5,940,000      $3,744,000             $             -            $9,684,000
Operating loss                    (2,241,000)       (960,000)                 (1,779,000)           (4,980,000)
Identifiable assets               8,639,000        5,494,000                           -            14,134,000


         A majority of the European revenue, net sales and operating loss and all of the European identifiable assets are attributable to ASL operations prior to the Spescom transaction (see Notes 2 and 3).

         Research and development is performed both in the United States and Europe for the benefit of the entire Company and has not been separately allocated to geographic regions.

NOTE 10 - LITIGATION

         On July 30, 1999, the United States District Court for the Southern District of California approved the settlement of certain securities class action lawsuits against the Company. The settlement provides for the dismissal and release of all claims in these cases in exchange for (a) payment of $2,500,000 by the Company's insurance carrier to the class of plaintiffs, (b) issuance by the Company of 2,304,271 shares of its common stock to the plaintiffs, which is equal to twenty percent of the sum of (i) the number of shares of common stock currently outstanding and (ii) the maximum number of shares issuable upon conversion of the Series D Preferred Stock, and (c) cooperation by the Company with plaintiffs' counsel by providing certain documents and information regarding the claims asserted in the class actions. The Company recorded expense of $1,128,000 in connection with this settlement in 1998 based on the average closing market price the week preceding the execution of the memorandum of understanding for the settlement times the number of shares of the Company's common stock to be issued in the settlement.

         In addition, as a part of the settlement in these class actions, the Company's former Chairman of the Board, President, and Chief Executive Officer, Jay V. Tanna, has agreed to forego any claim for unpaid compensation of $131,000 under the Separation Agreement and Release of Claims that Mr. Tanna and the Company entered into on April 1, 1998, and to surrender his 35,000 shares of common stock in the Company. Mr. Tanna and the Company also have entered into a Settlement Agreement and Mutual Release resolving all claims and disputes with one another, with the exception of certain existing indemnification obligations under Altris' bylaws, California law, and the indemnity agreement between the Company and Mr. Tanna related to his services as a director and officer of the Company.

         In addition to the securities actions described above, the Company is involved from time to time in litigation arising in the normal course of business. The Company believes that any liability with respect to such routine litigation, individually or in the aggregate, is not likely to be material to the Company's consolidated financial position or results of operations.

                                 SPESCOM LIMITED
               RESULTS FOR THE YEAR TO SEPTEMBER 30, 1999 AND 1998
                                 (IN THOUSANDS)


                                                                 FOR THE 12 MONTHS             FOR THE 12 MONTHS
                                                                       ENDED                          ENDED
                                                                 SEPTEMBER 30, 1999            SEPTEMBER 30, 1998
---------------------------------------------------------------------------------------------------------------------
Turnover                                                                 $82,654                        $66,102
                                                                 ----------------------------------------------------
Operating income                                                           9,157                          7,209
Net finance income                                                          (383)                          (378)
Dividends received                                                            97                            380
                                                                 ----------------------------------------------------
Net income before abnormal item                                            8,871                          7,211
Goodwill amortized                                                        (2,070)                            --
Abnormal item                                                               (492)                        (4,522)
                                                                 ----------------------------------------------------
Net income before taxation                                                 6,309                          2,689
Taxation                                                                  (1,457)                        (1,349)
                                                                 ----------------------------------------------------
Net income after taxation                                                  4,852                          1,340
Associated company                                                          (522)                          (166)
                                                                 ----------------------------------------------------
Net income of the group                                                    4,330                          1,174
Attributable to outside shareholders of subsidiaries                         (85)                          (151)
                                                                 ----------------------------------------------------
Retained income for the period                                             4,245                           1,023
                                                                 ====================================================
Headline earnings                                                          6,807                           5,544
                                                                 ====================================================
HEADLINE EARNINGS PER SHARE (CENTS)                                         13.3                            12.3
                                                                 ====================================================

---------------------------

NOTES

1. Abnormal item involves an investment in a Brazilian partnership written off in the amount of $492,000.

2. Headline earnings is based on retained income for the period but before abnormal items and goodwill amortized. Headline earnings per share is based on 51,020,456 weighted average shares outstanding for the 1999 period and 42,113,694 shares for the 1998 period.

3. The figures that appear in this statement have been converted from South African Rand to U.S. Dollars using an average rate of .16588 and .19097 U.S. Dollars per South African Rand for the years ending September 30, 1999 and September 30, 1998, respectively.

                                 SPESCOM LIMITED
                                 BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                   AT SEPTEMBER 30,     AT SEPTEMBER 30,
                                                                        1999                  1998
                                                              ------------------------------------------------
                                                              ------------------------------------------------
EMPLOYMENT AT CAPITAL
Fixed assets                                                             $8,349                   $6,236
Goodwill                                                                  7,042                    2,383
Investments and loans                                                    11,318                    9,855
Deferred taxation                                                            52                      188
Cash investments                                                         10,525                   12,860
Net current assets                                                        9,288                    2,880
                                                              ------------------------------------------------
                                                                         46,574                   34,402
                                                              ------------------------------------------------
CAPITAL EMPLOYED
Share capital                                                            32,267                   21,605
Non distributable reserves                                                    3                       --
Distributable reserves                                                    8,499                    4,897
                                                              ------------------------------------------------
Interest of holding company shareholders                                 40,769                   26,502
Outside shareholders at subsidiary companies                                271                      438
Interest of all shareholders                                             41,040                   26,940
Deferred taxation                                                           173                      515
Interest free liabilities                                                 1,018                    1,211
Interest bearing liabilities                                              4,343                    5,738
                                                              ------------------------------------------------
                                                                         46,574                   34,404
                                                              ================================================
Net asset value per share (cents)                                            76                       56
                                                              ================================================

-------------------------

NOTES

1. The figures that appear in this statement have been converted from South African Rand to U.S. Dollars using an average rate of .16588 and .19097 U.S. Dollars per South African Rand for the years ending September 30, 1999 and September 30, 1998, respectively.

                                 SPESCOM LIMITED
                          ABRIDGED CASH FLOW STATEMENT
                                 (IN THOUSANDS)


                                                                 FOR THE 12 MONTHS         FOR THE 12 MONTHS
                                                                       ENDED                     ENDED
                                                                SEPTEMBER 30, 1999         SEPTEMBER 30, 1998
                                                           -------------------------    -----------------------
OPERATING ACTIVITIES
Cash generated by operations                                           $10,032                   $ 7,515
Working capital changes                                                 (8,000)                   (3,123)
                                                           ---------------------------------------------------
Cash generated by operating activities                                   2,032                     4,392
Net finance costs                                                         (286)                        1
Taxation paid                                                           (1,932)                     (190)
                                                           ---------------------------------------------------
                                                                          (186)                    4,203
Dividends paid                                                              --                      (282)
                                                           ---------------------------------------------------
Net cash flows from operating activities                                  (186)                    3,921
                                                           ---------------------------------------------------
INVESTING ACTIVITIES
Replacement of fixed assets                                             (2,045)                      240
Investments to expand operations - subsidiary,
   affiliated and joint venture companies                               (8,041)                   (7,068)
                                                           ---------------------------------------------------
                                                                       (10,086)                   (6,828)
                                                           ---------------------------------------------------
FINANCING ACTIVITIES
Proceeds of share capital issues                                         9,918                     5,842
Bank finance, facilities and other loans                                (1,403)                       103
                                                           ---------------------------------------------------
                                                                         8,515                      5,945
                                                           ---------------------------------------------------
CASH AND CASH EQUIVALENTS
Net change in the year                                                  (1,757)                     3,038
At beginning of year                                                    12,860                      9,822
Acquired with business interests                                         1,081                         --
Translation Adjustment                                                  (1,659)                        --
                                                           ===================================================
At end of year                                                          10,525                     12,860
                                                           ===================================================

-------------------------

NOTES

1. The figures that appear in this statement have been converted from South African Rand to U.S. Dollars using an average rate of .16588 and .19097 U.S. Dollars per South African Rand for the years ending September 30, 1999 and September 30, 1998, respectively.

TURNOVER AND HEADLINE EARNINGS PER SHARE


      ------------------------------------------------------------------------------------------------------
              FISCAL YEAR ENDED
                SEPTEMBER 30,                 TURNOVER ($ IN MILLION)          EARNINGS PER SHARE (CENTS)
      ------------------------------------------------------------------------------------------------------
                     1995                              $ 32                               9
      ------------------------------------------------------------------------------------------------------
                     1996(1)                             30                               8
      ------------------------------------------------------------------------------------------------------
                     1997                                42                              10
      ------------------------------------------------------------------------------------------------------
                     1998                                66                              12
      ------------------------------------------------------------------------------------------------------
                     1999                                83                              13
      ------------------------------------------------------------------------------------------------------

-------------------------

1.   Consists of a 17-month period.


DIVISIONAL CONTRIBUTION TO REVENUE


         Division                                Contribution (as percentage of revenue)
         --------                                ---------------------------------------
         Communications Network Division                          52%
         Business Enterprise Solutions Division                   42%
         Services                                                  6%


LOCAL SALES VS. INTERNATIONAL SALES

                                                 Contribution (as percentage of revenue)
                                                 ---------------------------------------
                  Local                                           84%
                  International                                   16%

CONTRIBUTION BY CUSTOMER TO REVENUE


                  Customer                       Contribution (as percentage of revenue)
                  --------                       ---------------------------------------
                  Network Operators                               39%
                  Corporates                                      32%
                  Utilities                                       14%
                  Government                                      14%
                  Other                                            1%

REVIEW OF OPERATIONS

         Although 1999 was a turbulent year for the IT industry, Spescom Limited, celebrating its 22nd year in business, posted a 41.4% increase in headline earnings and a 25.2% increase in headline earnings per share, for the year ended September.

         This is not the first time Spescom has produced excellent results. We were recently named one of only six "Royal Companies" by Business Times, for having earned a place in the top 20 of the top 100 South African companies for the third consecutive year. According to the same survey, the group has provided a compound return of 34.4% per annum for shareholders over a 5-year period.

         During the period under review, group turnover rose 44% to R498.3 ($82.7) million and operating income 46.2% to R55.2 ($9.2) million. The group's operating margin was 11.1% (1998: 10.9%). The weighted average number of shares in issue increased by 12.9%, resulting in an increase of headline earnings per share of 25.2% to 80.4 cents ($0.133).

         Although growth in earnings for the year was largely organic, we concluded two major acquisitions. The group purchased 60% of Altris Software Limited (UK) and a 14% strategic stake in Altris Software Inc (USA), as part of our globalisation drive into the Knowledge Management market. We also increased our shareholding in DataFusion Systems from 50% to 100%. The contribution from the DataFusion acquisition, although disappointing in the first six months of the year, improved during the latter half, but not enough to materially impact on our results.

         There was no significant earnings contribution from either of these two acquisitions. This must however, not detract from the importance that we place on both these transactions, which are pivotal to both our local organic growth strategy and international expansion plans. Although the acquisitions were mainly cash transactions we were still able to end the year with R63.4 ($10.5) million in the bank.

         The major contributor to revenue, at 52%, came from the Communications and Networks Division, followed by the Business Enterprise Solutions Division at 42% and Services at 6%. Some of our larger customers were somewhat hesitant and uncertain this year, particularly in the latter part, due to Y2K phobia.

         We are pleased to report that despite Telkom's erratic spending patterns, particularly in the access network arena, Spescom continued to be high on its priority list which resulted in a dramatic recovery towards the end of our financial year. Accordingly we had unusually high sales for the last month. Our broadcast division also achieved some substantial transactions in the final month of trading. The net result has been an abnormally high build-up of current assets at year-end. Although we prefer a more balanced and smoother build-up of sales, we are nevertheless content that the tempo of business increased, albeit late in the year. We are pleased to report that most debts have been collected, since year-end, which further improved the group's cash position.

         Our international Revenue Management activities gained impetus with secured projects in Zanzibar, Lesotho, Gambia, Argentina, Papua New Guinea, the Comores and the Asia Pacific region.

         Revenue from international operations is poised to improve substantially over the next three years and this year contributed 16% of total revenues.

PROSPECTS

         We have set ourselves the target of deriving 50% of earnings from our international businesses by September 2002.

OUR VISION IS:

         To become a major player in Knowledge Management (KMS) with specific focus on Electronic Document Management (EDM).

         - To capture a meaningful share of the Voice Transaction Management (VTM) market.

         - To expand Revenue Management into first world applications through vending on the Internet.

         - To increase our contributions from transaction-based revenue activities.

         - To increase market share in South Africa by capitalizing on Telkom's expansion plans, taking advantage of the deregulated environment end maximizing opportunities in the call-centre and CTI arena. We have seen increased activity in the mid-size business range, and are putting together a competitive product offering, which includes Customer Relationship Management
                  (CRM) solutions.

         - To achieve a minimum target of 5% of world market share in our selected areas by acquiring key channels to markets.

         - To continue forming alliances with world leaders as well as developing our own proprietary technologies. The latter we see as the main differentiator to becoming a world player.

         - To address world markets indirectly and to establish a multiplier effect, proprietary intellectual property together with skills as a way forward. In these select areas we do not want to be dependent on third parties and, consequently, territorially bound.

         This is our way forward into the new millennium, and it presents us the must exciting opportunities yet as a Group.

DIVIDEND

         Spescom is continuing with its policy of not declaring a dividend thereby conserving its cash, which will be used for developing international activities and financing growth in the Communications and Information Technology
(CIT) sector.

YEAR 2000 (Y2K) COMPLIANCE

         In 1998, Spescom initiated a formal programme to address the Year 2000 issues. The process was completed in September 1999. All internal and external mission critical issues were identified and corrective action was taken. We are satisfied that the group is fully Y2K compliant. The associated costs were not material and have been expensed.

EMPLOYMENT EQUITY

         The group embraced the Employment Equity legislation as an opportunity to formalise its multifaceted black employment strategy. A committee comprising elected representatives has finalised a three-year plan, which is in the process of being implemented.

         In the year under review SARHWU (South African Railway and Harbour Workers Union) Investment Holdings increased its holding in Spescom 15 per cent from six per cent, entitling it to representation on our board. The issue of new shares brought in R60.2 ($10.0) million in cash.

         Spescom Temoso, our most recent black empowerment initiative, was awarded part of the prestigious multi-million rand GT11 contact to supply the Gauteng Provincial Government (GPG) with IT solutions for the next two years.

CAUTIONARY ANNOUNCEMENT

         Shareholders are reminded of the cautionary announcement issued recently, which could have an effect on the Spescom share price. Negotiations are at an advanced stage and shareholders are reminded to exercise caution when dealing in their Spescom shares.

CORPORATE GOVERNANCE

         Spescom is committed to the principles of openness, integrity and accountability, embodied in the King report on Corporate Governance, and the directors are satisfied that the group has complied with the key principles contained in the report.

THANKS

         We extend sincere thanks to our staff who have worked many extra hours and who have gone further than the extra mile this year to achieve our objectives and excellent results. The continued success of our group is dependent on their dedication and the understanding and support of their families.

ON BEHALF OF THE BOARD

A FARAH               PNJ VERWER                       V LEAS

Chairman              Chief Executive Officer          Financial Director

Johanesburg, 19 November 1999

DIRECTORS:                 A Farah, KW Baker, VJ Crone, H J Isaacman,
                           LA Kallmeyer, CH Mostert, SP Ndlovu, V Leas, PNJ
                           Verwer, I Skosana, S Mabaso (alternate)

REGISTERED OFFICE:         Spescom Park, Cnr Alexandra Avenue & Second Road,
                           Halfway House, 1685, Midrand.  Tel:  +27 (11)
                           266 1500, Web site: www.spescom.com

TRANSFER SECRETARIES:      Mercantile Registrars Limited, 11 Diagonal Street,
                           Johanesburg, 2001.  Tel: +27 (11) 370 5000.

                                                                         ANNEX A

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement"), is entered into as of January 14, 2000, by and between Altris Software, Inc., a California corporation (the "Company") and Spescom Limited, a corporation organized under the laws of South Africa ("Spescom"), who agree as follows:

                                    RECITALS

         A. On December 9, 1999, Spescom acquired the following outstanding securities of the Company from Finova Mezzanine Capital, Inc. ("Finova"):

                  (1) the Company's 11.5% Subordinated Debenture in the principal amount of $3,000,000 issued as of June 27, 1997, as amended by the First Amendment to Debenture Purchase Agreement dated November 1, 1998 and the Second Amendment to Debenture Purchase Agreement dated May 7, 1999 (collectively, the "Debenture"); and

                  (2) 3,000 shares of Series E Convertible Preferred Stock of the Company (the "Preferred Stock").

         B. Spescom is the owner of the technology described on the attached SCHEDULE A (the "EMS 2000 Technology"). The Company desires to acquire the EMS 2000 Technology from Spescom.

         C. Spescom currently owns 60% of the outstanding capital stock of Altris Software Limited, a corporation incorporated under the laws of the United Kingdom ("Altris UK"). The Company, indirectly through its Subsidiaries, owns the remaining 40% of the capital stock of Altris UK. Subject to the terms and conditions set forth herein, Spescom desires to acquire all of the Company's interests in Altris UK.D. In September 1999, Spescom loaned $500,000 to the Company (the "Loan"). Under the terms of the Loan, the principal of the Loan is convertible at the option of Spescom into Common Stock of the Company on or before January 1, 2000 at $0.35 per share.

         E. In November 1999, Spescom loaned $100,000 to the Company under the terms of a promissory note (the "Note") attached as EXHIBIT A.

         F. Subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Spescom, and Spescom desires to purchase from the Company, an aggregate of 16,242,381 shares of the Company's Common Stock (the "Shares") on the terms set forth in this Agreement.

                                    AGREEMENT

     1. DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

                  1.1. The term "Affiliate" of a Person means any Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person.

                  1.2. The term "Annual Plan" has the meaning set forth in
Section 9.3.12.

                  1.3. The term "Closing" has the meaning set forth in Section 3.1.

                  1.4. The term "Closing Date" has the meaning set forth in
Section 3.1.

                  1.5. The term "control" (including the terms "controlling," "controlled by" and "under common control") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise.

                  1.6. The term "Damages" has the meaning set forth in Section 10.1.

                  1.7. The term "Employment Agreement" has the meaning set forth in Section 7.8.

                  1.8. The term "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                  1.9. The term "ERISA" has the meaning set forth in Section
4.27.

                  1.10. The term "Escrow Funds" has the meaning set forth in
Section 2.1.6.

                  1.11. The term "Exchange Act" has the meaning set forth in
Section 4.8.

                  1.12. The term "Finova Instruments" shall mean the following documents: (a) the Convertible Preferred Stock Purchase Agreement, dated as of June 27, 1997, by and between the Company and Finova (the "Convertible Preferred Stock Purchase Agreement"); (b) the First Amendment to Convertible Preferred Stock Purchase Agreement, dated as of May 7, 1999, by and between the Company and Finova (the "First Amendment to Convertible Preferred Stock Purchase Agreement"); (c) the Debenture Purchase Agreement, dated as of June 27, 1997, by and between the Company and Finova (the "Debenture Purchase Agreement"); (d) the Registration Rights Agreement, dated as of June 27, 1997, by and between the Company and Finova (the "Finova Registration Rights Agreement"); (e) the First Amendment to Debenture Purchase Agreement, dated as of November 1, 1998, by and between the Company and Finova (the "First Amendment to Debenture Purchase Agreement"); (f) the Security Agreement, dated as of January 22, 1999, by and between the Company and Finova (the "Security Agreement"); (g) the Second Amendment to Debenture Purchase Agreement dated, May 7, 1999, by and between the Company and Finova (the "Second Amendment to Debenture Purchase Agreement"); (h) the Stock Purchase Warrant dated June 27, 1997, executed by the Company and Finova, as amended; (i) the Debenture; and (j) the Preferred Stock.

                  1.13. The term "GAAP" has the meaning set forth in Section
4.7.

                  1.14. The term "Indemnified Persons" has the meaning set forth in Section 10.1.

                  1.15. The term "Material Adverse Event" means any event or circumstance, or set of events or circumstances, individually or collectively, that reasonably could be expected to result in any (i) material adverse effect upon the validity or enforceability of any of the Operative Documents, or (ii) material and adverse effect on the financial condition of the Company as represented to Spescom herein or in any document delivered to Spescom in connection herewith.

                  1.16. The term "Notice" has the meaning set forth in Section 11.9.

                  1.17. The term "Operative Documents" has the meaning set forth in Section 4.1.1.

                  1.18. The term "PBGC" has the meaning set forth in Section
4.27.

                  1.19. The term "parties" means the Company and Spescom collectively.

                  1.20. The term "Person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

                  1.21. The term "Proceeding" has the meaning set forth in
Section 11.4.

                  1.22. The term "Purchase Price" has the meaning set forth in
Section 2.1.1.

                  1.23. The term "Registration Rights Agreement" has the meaning set forth in Section 3.2.4.

                  1.24. The term "Reserve Bank Approval" has the meaning set forth in Section 5.6.

                  1.25. The term "SEC" has the meaning set forth in Section 4.5.

                  1.26. The term "SEC Reports" has the meaning set forth in
Section 4.8.

                  1.27. The term "Securities Act" has the meaning set forth in
Section 4.5.

                  1.28. The term "Spescom" shall mean Spescom Limited and/or another entity designated by Spescom in writing and approved in accordance with
Section 3.4 below.

                  1.29. The term "Spescom Nominee" has the meaning set forth in
Section 9.1.

                  1.30. The terms "Subsidiary" or "Subsidiaries" have the meaning set forth in Section 4.1.2.

                  1.31. The term "Technology Transfer Agreement" has the meaning set forth in Section 3.2.3. 1.32. The term "Third Party Beneficiary" has the meaning set forth in Section 11.12.

                  1.33. The term "Transactions" has the meaning set forth in
Section 2.1.

     2. TRANSACTIONS. Subject to the terms and conditions set forth in this
Agreement:

         2.1. PURCHASE AND SALE OF SHARES. On the Closing Date (as defined below), the Company will sell and issue to Spescom, and Spescom will purchase from the Company, the Shares and the parties will consummate the other transactions (collectively, the "Transactions") described in this Agreement for the following consideration:

                  2.1.1. The Company will issue 5,285,714 Shares to Spescom at a subscription price of $0.70 per share, for a total of $3,700,000 payable in cash at the Closing (as defined below) (the "Purchase Price").

                  2.1.2. The Company will issue 9,528,096 Shares to Spescom in exchange for delivery to the Company of the Debenture and the Preferred Stock (including any right to accrued interest and dividends).

                  2.1.3. The Company will pay Spescom the sum of $200,000 payable in cash at the Closing for transfer of the EMS 2000 Technology to the Company.2.1.4. The Company shall pay the Note out of the proceeds of the Purchase Price or if the Transactions are not approved in accordance with
Section 6.3 below by April 15, 2000, Spescom shall have the option to convert all amounts then due under the Note into Shares in the Company Common Stock at a price of $0.70 per share.

                  2.1.5. The Company will cause all of the shares in the capital stock of Altris UK held by the Company or its Subsidiary ("Altris UK Shares") to be transferred to Spescom free and clear of all Encumbrances.

                  2.1.6. Spescom will release to the Company the sum of $200,000 held in escrow pursuant to Section 5.3 of that certain Agreement dated May 7, 1999 between Spescom, Spescom CIT (Pty) Limited, the Company, Altris International Limited, Altris Group Plc and Altris UK (the "Escrow Funds") (the "May 1999 Agreement").

     3. CLOSING.

                  3.1. The consummation of the Transactions shall take place at the offices of Solomon Ward Seidenwurm & Smith, LLP, 401 B Street, Suite 1200, San Diego, California as soon thereafter as all the conditions set forth in this Agreement have been satisfied or waived, or such other time as the parties may agree, but in no event later than April 15, 2000 (which time and place are designated herein as the "Closing" and the date thereof as the "Closing Date").3.2. At the Closing, the Company shall deliver the following to Spescom:

                  3.2.1.  certificates representing the Shares;

                  3.2.2.  the certificates and legal opinions referred to in
Section 7 of this Agreement;

                  3.2.3. a duly executed copy of the Technology Transfer Agreement, in substantially the form attached to this Agreement as EXHIBIT B (the "Technology Transfer Agreement");

                  3.2.4. a duly executed copy of the Registration Rights Agreement in the form attached to this Agreement as EXHIBIT C (the "Registration Rights Agreement");

                  3.2.5. a certified check or other credit acceptable to Spescom in the amount of $200,000 pursuant to Section 2.1.3 of this Agreement; and

                  3.2.6. a certified check or other credit acceptable to Spescom in an amount necessary to pay the Note in full.

                  3.2.7. certificates representing the Altris UK Shares, duly endorsed in favor of Spescom, or other documentation acceptable to Spescom evidencing the transfer of the Altris UK Shares to Spescom.

         3.3. At the Closing, Spescom will deliver the following to the Company:

                  3.3.1. the Purchase Price, payable by certified check payable to the Company or by wire transfer of immediately available funds to such account as the Company may designate in writing to Spescom;

                  3.3.2.  the original Debenture;

                  3.3.3.  the original stock certificates for the Preferred
Stock;

                  3.3.4. a duly executed copy of the Technology Transfer Agreement;

                  3.3.5.  a duly executed copy of the Registration Rights

Agreement; and

                  3.3.6.  the Note endorsed by Spescom as canceled.

         3.4. Spescom may designate in writing another entity to acquire some or all of Spescom's rights under this Agreement providing that if such designee is not an Affiliate of Spescom then such designation shall require Altris' approval which shall not be unreasonably withheld. Spescom will remain liable for its obligations under this Agreement notwithstanding any designation or assignment under this Section.

     4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Spescom that the following are true and accurate as of the date of this Agreement. Except as may be set forth in the Disclosure Schedule attached hereto:

         4.1.  CORPORATE STATUS.

                  4.1.1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement, and any other document executed and delivered by the Company in connection with this Agreement (collectively, the "Operative Documents"). The Company is qualified to do business and is in good standing in each state or other jurisdiction in which such qualification is necessary under applicable law, except where the failure to so qualify would not cause a Material Adverse Event.

                  4.1.2. SCHEDULE 4.1.2 sets forth a complete list of each corporation, partnership, joint venture, limited liability company or other business organization in which the Company owns, directly or indirectly, any capital stock or other equity interest (the "Subsidiary" or, collectively, the "Subsidiaries"), or with respect to which the Company or any Subsidiary, alone or in combination with others, is in a control position, which list shows the jurisdiction of incorporation or other organization, and, if the Company does not directly or indirectly own 100% of the outstanding equity interests in the entities so listed on SCHEDULE 4.1.2, the percentage interest so owned by the Company or any Subsidiary. Altris UK shall not be regarded as a Subsidiary for the purpose of this Agreement. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or other organization as indicated on SCHEDULE 4.1.2, each has all requisite power and authority and holds all material licenses, permits and other required authorizations from government authorities necessary to own its properties and assets and to conduct its business as now being conducted, and each is qualified to do business as a foreign corporation (or business organization) and is in good standing in every jurisdiction in which such qualification is necessary under applicable law, except where the failure to so qualify would not cause a Material Adverse Event. All of the outstanding shares of capital stock, or other equity interest, of each Subsidiary owned, directly or indirectly, by the Company have been validly issued, are fully paid and nonassessable, and are owned by the Company free and clear of all liens, charges, security interests, or encumbrances.

         4.2. CAPITALIZATION.4.2.1. The authorized capital stock of the Company consists of (i) 1,000,000 shares of Preferred Stock, of which 3,000 shares of Series E Preferred Stock are issued and outstanding, and (ii) 30,000,000 shares of Common Stock, of which 13,101,734 shares are issued and outstanding. All shares of Common Stock outstanding have been validly issued and are fully paid and nonassessable. There are no statutory or contractual preemptive rights, rights of first refusal, antidilution rights, or any similar rights held by any party with respect to the issuance of Shares, except as set forth in the Finova Instruments, the May 1999 Agreement and Section 4.2.2 below.

                  4.2.2. The Company has not granted, or agreed to grant or issue, any options, warrants or rights to purchase or acquire from the Company any shares of capital stock of the Company, there are no securities outstanding or committed to be issued by the Company or any Subsidiary which are convertible into or exchangeable for any shares of capital stock or other securities of the Company, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions as to which the Company is a party, or by which it is bound, requiring or restricting the issuance of any shares of capital stock or other securities of the Company, whether or not outstanding except for (i) the Finova Instruments, (ii) the Initial Warrants and the Additional Warrants issued pursuant to the Finova Instruments, (iii) options to purchase an aggregate of 83,500 shares of the Company's Common Stock outstanding under its 1987 Stock Option Plan, (iv) options to purchase an aggregate of 1,086,750 shares of the Company's Common Stock outstanding under its Amended and Restated 1996 Stock Incentive Plan, (v) 2,304,271 shares of the Company's Common Stock to be issued pursuant to the settlement of certain securities class action lawsuits against the Company approved by the United States District Court for the Southern District of California on July 30, 1999, (vi) shares of the Company's Common Stock to Broadmark as consideration for certain advice rendered by Broadmark in connection with the Transactions, and (vii) the Note. All such shares have been duly reserved for issuance, have been duly and validly authorized, and upon issuance in accordance with the terms of the respective instruments and receipt of payment therefor, will be validly issued, fully paid, and nonassessable.

                  4.2.3. The Shares that are being purchased by Spescom, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

                  4.2.4. The Company is the lawful owner and holder of the Altris UK Shares it owned as of the May 1999 Agreement, free and clear of all Encumbrances except for a lien over all of the Company's assets in favor of Merrill Lynch Business Financial Services, Inc.

         4.3. AUTHORIZATION. The Company has full legal right, power and authority to enter into and perform its obligations under this Agreement and the Operative Documents without the consent or approval of any other person, firm, governmental agency, or other legal entity, except as contemplated hereby or thereby. The execution and delivery of this Agreement, the issuance of the Shares hereunder, the delivery of the Altris UK Shares, the execution and delivery of each other document in connection herewith or therewith to which the Company is a party, and the performance by the Company of its obligations hereunder or thereunder are within the corporate powers of the Company and have been duly authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with (i) the Articles of Incorporation or Bylaws of the Company, (ii) except to the extent of the required consents as contemplated by Section 6.4, any material agreement to which the Company or any of its Subsidiaries is a party or by which any of them or their properties is bound, or constitute a default thereunder, or result in the creation or imposition of any Encumbrance upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument, or (iii) violate any provision of law or any applicable judgment, ordinance, regulation or order of any court or governmental agency. The officer executing this Agreement, and any other document executed and delivered by the Company in connection herewith or therewith, is duly authorized to act on behalf of the Company.

         4.4. VALIDITY AND BINDING EFFECT. Each of the Operative Documents is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         4.5. CONTRACTS AND OTHER COMMITMENTS. Except as disclosed on SCHEDULE
4.5 and other than as filed by the Company with the Securities and Exchanges Commission ("SEC") as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), the Company and its Subsidiaries do not have and are not bound by any loans, liens, pledges, security interests agreements, indentures or other instruments defining the rights of security holders, under any securities or other financings upon which the Company or any Subsidiary is obligated or by which the Company is bound.

         4.6. LITIGATION. Except as previously disclosed in writing to Spescom, there is no litigation, arbitration, claim, proceeding or investigation pending or threatened in writing to which the Company or any Subsidiary is a party or to which any of its respective properties or assets is the subject which, if determined adversely to the Company or such Subsidiary, would individually or in the aggregate cause a Material Adverse Event.

         4.7. FINANCIAL STATEMENTS. The consolidated financial statements of the Company and its Subsidiaries for the fiscal years ended December 31, 1998, 1997, and 1996 (as subsequently restated), and the unaudited consolidated financial statements as of and for the nine months ended September 30, 1999, and the related notes, copies of which the Company previously has delivered to Spescom, fairly present the financial position, results of operations, cash flows and changes in stockholders' equity of the Company and its consolidated Subsidiaries, at the respective dates of and for the periods to which they apply in such financial statements, and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the most recent audited consolidated financial statements). No financial statements of any other Person(s) are required by GAAP to be included in the consolidated financial statements of the Company.

         4.8. SEC REPORTS. The Company's Common Stock is listed for trading on the OTC Bulletin Board and has been duly registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Since June 1998, the Company has timely filed all reports, registrations, proxy or information statements, and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act and the Exchange Act (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports filed since June 1998 complied in all material respects with all rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.9. ABSENCE OF CHANGES. Except as set forth in SCHEDULE 4.9, the Company's unaudited financial statements for the nine-month period ended September 30, 1999 and the SEC Reports, since December 31, 1998, and except as contemplated by this Agreement or by the Transactions, (i) neither the Company nor any of its Subsidiaries have incurred any liabilities or obligations, direct or contingent, or entered into any transactions, not in the ordinary course of business, that are material to the Company, (ii) neither the Company nor any of its Subsidiaries have purchased any of its outstanding capital stock or declared, or paid any dividend or other distribution or payment in respect of its capital stock, (iii) there has not been any change in the authorized or issued capital stock, long-term debt, or short-term debt of the

Company, and (iv) there has not been any material adverse change in or affecting the business, operations, properties, prospects, assets, or condition (financial or otherwise) of the Company or any Subsidiary, taken as a whole.

         4.10. NO DEFAULTS. Except as set forth on SCHEDULE 4.10 and except where a default or event of default does not and would not constitute a Material Adverse Event, no default or event of default by the Company or any Subsidiary exists under this Agreement or any of the Operative Documents, or under any contract, or other material instrument or agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its respective properties may be bound, except for any such default or event of default which would not reasonably be expected to cause a Material Adverse Event, and no event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default thereunder.

         4.11. COMPLIANCE WITH LAW. Except as disclosed in the SEC Reports, the Company has complied with and is in compliance with all foreign, federal, state or local laws, regulations, decrees and orders applicable to it (including but not limited to the Foreign Corrupt Practices Act, occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition) to the extent that noncompliance, in the aggregate, would not reasonably be expected to cause a Material Adverse Event.

         4.12. TAXES. Except as set forth on SCHEDULE 4.12, the Company and its Subsidiaries have filed or caused to be filed all federal, state and local income, excise and franchise tax returns required to be filed (except for returns that have been appropriately extended), and have paid, or provided for the payment of, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on it by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved), and the Company does not know of any proposed assessment for additional taxes or any basis therefor. No tax liens have been filed against the Company or its properties. The Company's federal income tax liability has been finally determined by the Internal Revenue Service and satisfied for all taxable years up to and including the taxable year ended December 31, 1995, or closed by applicable statutes of limitation.

         4.13. CERTAIN TRANSACTIONS. Except as set forth in the proxy statements filed by the Company with the SEC and except as to indebtedness incurred in the ordinary course of business and approved by the Board of Directors of the Company, neither the Company nor any Subsidiary is indebted, directly or indirectly, to any of its officers or directors, or to their respective spouses or children, or to any affiliate, in excess of an aggregate amount of $60,000, and none of such officers or directors or any members of their immediate families or affiliates, are indebted to the Company or any Subsidiary in excess of an aggregate amount of $60,000, or have any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company or any Subsidiary, except that the Company's officers and directors may own individually no more than 1% of the outstanding capital stock of any publicly traded company which competes directly with the Company. Except as set forth in the proxy statements filed by the Company with the SEC, no officer or director of the Company or any Subsidiary or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company or any Subsidiary that would require disclosure under Item 404 of Regulation S-K. Neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         4.14. TITLE TO PROPERTY. The Company and each Subsidiary has good and marketable title to all of the real and personal property owned by it, free and clear of all liens, security interests, pledges, encumbrances, equities claims and restrictions of every kind and nature whatsoever, other than (a) liens for taxes not yet due, (b) imperfections in title, if any, not material in amount and which, individually or in the aggregate, do not materially interfere with the conduct of the business of the Company or the use of its assets, (c) such secured indebtedness as is disclosed in the financial statements covering the assets and properties referred to therein (if any), (d) liens in the ordinary course of business consistent with past practice and (e) installments of special assessments not yet delinquent, recorded easements, covenants and other restrictions, and utility easements, building restrictions, zoning restrictions and other easements and restrictions existing generally with respect to properties of a similar character. Any real property and buildings held under lease by the Company or any Subsidiary are held under valid existing and enforceable leases, except which are not material and do not interfere with the use to be made of such buildings or property by the Company.

         4.15.  INTELLECTUAL PROPERTY.

                  4.15.1. To the Company's knowledge, the Company is the lawful owner or has a valid right to use the proprietary information used in its business free and clear of any claim, right, trademark, patent or copyright protection of any third party; provided, however, that this Section 4.15.1 shall not be deemed to include any representation regarding the absence of infringements or conflicts with the rights of others, which representation is made only in Section 4.15.3 hereof and only to the knowledge of the Company. As used herein, "proprietary information" includes without limitation (i) any computer software and related documentation, inventions, technical and nontechnical data related thereto, and (ii) other documentation, inventions and data related to patterns, plans, methods, techniques, drawings, finances, customer lists, suppliers, products, special pricing and cost information, designs, processes, procedures, formulas, research data owned or used by the Company or any Subsidiary or marketing studies conducted by the Company, all of which the Company considers to be commercially important and competitively sensitive and which generally has not been disclosed to third parties other than customers in the ordinary course of business.

                  4.15.2. To the Company's knowledge, the Company has good and marketable title to or has a valid right to use all patents, trademarks, trade names, service marks, copyrights or other intangible property rights, and registrations or applications for registration thereof, owned by the Company or any Subsidiary or used or required by the Company or any Subsidiary in the operation of its business as presently being conducted; provided, however, that this Section 4.15.2 shall not be deemed to include any representation regarding the absence of infringements or conflicts with the rights of others, which representation is made only in Section 4.15.3 hereof and only to the knowledge of the Company.

                  4.15.3. The Company has no knowledge of any infringements or conflict with asserted rights of others with respect to copyrights, patents, trademarks, service marks, trade names, trade secrets or other intangible property rights or know-how which could cause a Material Adverse Event. To the Company's knowledge, no products or processes of the Company infringe or conflict with any rights of patent or copyright, or any discovery, invention product or process, that is the subject of a patent or copyright application or registration known to the Company. The Company follows such procedures as the Company deems necessary or appropriate to provide reasonable protection of the Company's trade secrets and proprietary rights in intellectual property of all kinds. To the knowledge of the Company, no person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the knowledge of the Company, no person employed by or affiliated with the Company has violated any confidential relationship that such person may have had with any third person, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company.

         4.16. ENVIRONMENTAL MATTERS. The Company has duly complied in all material respects with, and its business, operations, assets, equipment, property, leaseholds or other facilities are in compliance in all material respects with, the provisions of all federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder except to the extent that the violation thereof would not reasonably be expected to cause a Material Adverse Event. The Company has been issued and will maintain all required material federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions; (ii) discharges to surface water or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (which shall include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (vi) other environmental, health or safety matters, except to the extent that the absence thereof would not reasonably be expected to cause a Material Adverse Event. The Company has not during the two years prior to the date hereof received notice of, does not know of, and does not suspect facts which might constitute a material violation of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. Except in accordance with a valid governmental permit, license, certificate or approval, there has been no material emission, spill, release or discharge into or upon
(i) the air; (ii) soils, or any improvements located thereon; (iii) surface water or groundwater; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or wastes at or from the premises, except to the extent that any such emission, spill, release or discharge would not reasonably be expected to cause a Material Adverse Event. During the two years prior to the date hereof, there has been no complaint, order, directive, claim, citation or notice by any governmental authority or any person or entity with respect to (i) air emissions; (ii) spills, releases or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or waste; or (vi) other environmental, health or safety matters materially affecting the Company or its business, operations, assets, equipment, property, leaseholds or other facilities. The Company does not have any material indebtedness, obligation or liability (absolute or contingent, matured or not matured), with respect to the storage, treatment, cleanup or disposal of any solid wastes, hazardous wastes or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law or statute regarding such storage, treatment, cleanup or disposal).

         4.17. ACCOUNTING MATTERS. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the assets of the Company and each of its Subsidiaries; (iii) access to the assets of the Company and each of its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets of the Company and each of its Subsidiaries are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         4.18. DISTRIBUTIONS TO THE COMPANY. Except for limitations existing under applicable law, no Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distributions on such Subsidiary's capital stock, from repaying to the Company any loans or advances to such Subsidiary, or from transferring any of such Subsidiary's property or assets to the Company or any other Subsidiary of the Company.

         4.19. PRIOR SALES. All offers and sales of the Company's capital stock prior to the date hereof were at all relevant times (i) exempt from the registration requirements of the Securities Act or were duly registered under the Securities Act, and (ii) were duly registered or were the subject of an available exemption from the registration requirements of all applicable state securities or Blue Sky laws.

         4.20. REGULATORY COMPLIANCE. The conduct of the business and the ownership of the assets of the Company is not dependent on any license, permit, approval, waiver or other authorization of any federal, state or local governmental or regulatory body which the Company has not obtained, except to the extent that the absence thereof would not reasonably be expected to cause a Material Adverse Event. All material licenses, permits and authorizations held by the Company are in full force and effect.

         4.21. MARGIN REGULATIONS. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Exchange Act.

         4.22. LIMITED OFFERING. Subject in part to the truth and accuracy of Spescom's representations set forth in this Agreement, the offer, sale and issuance of the Shares is exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

         4.23. REGISTRATION OBLIGATIONS. Except as described in SCHEDULE 4.23, the Company is not under any obligation to register under the Securities Act or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that are proposed to be subsequently issued.

         4.24. INSURANCE. The Company has maintained, and has caused each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers with respect to their respective properties and business in such forms and amounts and against such risks, casualties and contingencies as are customary for corporations of comparable size and condition (financial and otherwise) engaged in the same or a similar business and owning and operating similar properties.

         4.25. GOVERNMENTAL CONSENTS. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery, or performance of this Agreement by the Company, except such filings as have been made prior to the Closing, notices of sale required to be filed with the SEC under Regulation D of the Securities Act, or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

         4.26. EMPLOYEES. To the best of the Company's knowledge, there is no strike, labor dispute or union organization activities pending or threatened between it and its employees. None of the Company's employees belongs to any union or collective bargaining unit. To the knowledge of the Company, the Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the knowledge of the Company, no employee of the Company is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company, or any other party because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use by the employee of his or her best efforts with respect to such business. Other than as set forth on SCHEDULE 4.26 hereto and other than the Company's

1987 Stock Option Plan and its Amended and Restated 1996 Stock Incentive Plan, the Company is not a party to or bound by any employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. There are no threatened or pending claims by or on behalf of any such benefit plan, or any employee covered under any such plan that allege a breach of fiduciary duties or violation of other applicable state or federal law, nor is there any basis for such a claim. To the knowledge of the Company, it is not aware that any officer or key employee, or that any group of key employees, intends to terminate employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

         4.27. ERISA. The Company is in compliance in all material respects with all applicable provisions of Title IV of the Employee Retirement Income Security Act of 1974, Pub. L. No. 93-406, September 2, 1974, 88 Stat. 829, 29 U.S.C.A. SS
1001 et seq. (1975), as amended from time to time ("ERISA"). Neither a reportable event nor a prohibited transaction (as defined in ERISA) has occurred and is continuing with respect to any "pension plan" (as such term is defined in ERISA, a "Plan"); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (together with any entity succeeding to or all of its functions, the "PBGC") to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Company nor any commonly controlled entity (as defined in ERISA) has completely or partially withdrawn from a multiemployer plan (as defined in ERISA). The Company and each commonly controlled entity has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan property equals or exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Company or any commonly controlled entity to the PBGC or the Plan under Title IV or ERISA; and neither the Company nor any commonly controlled entity has incurred any liability to the PBGC under ERISA.

         4.28. FEES/COMMISSIONS. The Company has not agreed to pay any finder's fee, commission, origination fee or other fee or charge to any person or entity with respect to or as a result of the consummation of the Transactions.

         4.29. DISCLOSURE. No representation or warranty made as of the date hereof by the Company contained in this Agreement, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the time so furnished) omit to state any material fact which is necessary in order to make the statements contained herein or therein not misleading.

         4.30. NO UNDISCLOSED LIABILITIES.The Company has no debt, liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) required by GAAP to be reflected or reserved against on its balance sheet, except for liabilities or obligations reflected or reserved against in the consolidated audited balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 1998, and the unaudited consolidated balance sheet as of and for the nine months ended September 30, 1999, and current liabilities incurred in the ordinary course of business since the respective dates thereof.

         4.31. SURVIVAL. The representations and warranties of the Company contained in this Agreement shall survive until the first anniversary of the date of this Agreement.

     5. REPRESENTATIONS AND WARRANTIES OF SPESCOM. Spescom represents and warrants to the Company that the following are true and accurate as of the date of this Agreement. Spescom, as of the Closing Date, makes the following representations and warranties to the Company:

         5.1. CORPORATE STATUS. Spescom is a corporation duly organized, validly existing and in good standing under the laws of South Africa and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and any other document executed or delivered by Spescom in connection herewith.

         5.2. AUTHORIZATION. Spescom has full legal right, power and authority to enter into and perform its obligations under this Agreement and any other document executed and delivered by Spescom in connection herewith, without the consent or approval of any other person, firm, governmental agency or other legal entity. The execution and delivery of this Agreement and any other document executed and delivered by Spescom in connection herewith, and the performance by Spescom of its obligations hereunder and/or thereunder are within the corporate powers of Spescom, have received all necessary governmental approvals, if any were required, have been duly authorized by all necessary corporate action properly taken, and do not and will not contravene or conflict with (i) the Memorandum and Articles of Association of Spescom, (ii) any material agreement to which Spescom is a party or by which it or any of its properties is bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature upon any of the property or assets of Spescom pursuant to the terms of any such agreement or instrument, or (iii) violate any provision of law or any applicable judgment, ordinance, regulation or order of any court or governmental agency. The officer(s) executing this Agreement and any other document executed and delivered by Spescom in connection herewith, is duly authorized to act on behalf of Spescom.

         5.3. VALIDITY AND BINDING EFFECT. This Agreement and any other document executed and delivered by Spescom in connection herewith are the legal, valid and binding obligations of Spescom, enforceable against it in accordance with their respective terms.

         5.4. NONRECOURSE ASSIGNMENT. Spescom is the owner of the Debenture and the Preferred Stock, free and clear of all Encumbrances. Spescom's sale and assignment of the Debenture and the Preferred Stock shall be made without recourse against Spescom and without any warranties by Spescom except as expressly set forth in this Agreement.

         5.5. ACCREDITED INVESTOR; INVESTMENT INTENT. In connection with the issuance and sale to Spescom of the Shares pursuant to this Agreement, Spescom further represents and warrants to the Company as follows:

                  5.5.1. Spescom is acquiring the Shares for its own account as principal, for investment, and not with a view to the distribution or resale thereof, in whole or in part, in violation of the Securities Act or any applicable state securities law, and Spescom has no present intention of selling, negotiating or otherwise disposing of the Shares.

                  5.5.2. (i) The Shares have not been registered under the Securities Act, and as such, such Shares are "restricted securities" as defined in Rule 144; (ii) the Shares may not be resold unless they are registered under the Securities Act or unless an exemption therefrom is available; (iii) Spescom understands that the availability of Rule 144 for the sale and transfer of the Shares is limited, and that certain conditions and events must exist and occur before Spescom would be able to utilize Rule 144 in connection with the sale or other disposition of the Shares.

                  5.5.3. Spescom is an "accredited investor" under Rule 501(a) under the Securities Act. Spescom understands that its investment in the Shares involves a high degree of risk. Spescom has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investments contemplated by this Agreement. Spescom has been afforded, to the satisfaction of Spescom, the opportunity to review the financial and other information which it has requested from the Company, and to obtain such additional publicly available information concerning the Company and its business, and to ask such questions and receive such answers (based upon publicly available information), as Spescom deems necessary to make an informed investment decision.

                  5.5.4. Spescom understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the U.S. securities laws and that the Company is relying of the truth and accuracy of, and Spescom's compliance with, the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the availability of such exemptions and the eligibility of Spescom to acquire the Shares.

                  5.5.5. Notwithstanding anything in this Section 5.5 to the contrary, Spescom may transfer and assign its rights and obligations under this Agreement to one or more of its wholly-owned subsidiaries, provided that any such subsidiary shall agree to become bound by the terms of this Agreement, including the representations and warranties contained in this Section 5.5, and provided, further that Spescom shall remain liable for the performance of its obligations hereunder notwithstanding any such assignment.

         5.6. GOVERNMENTAL CONSENTS. Except for the approval of the South Africa Reserve Bank under the South Africa Exchange Control Regulations for consummation of the Transaction ("Reserve Bank Approval"), Spescom is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court of governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or purchase the Shares in accordance with terms hereof. Spescom shall use its commercially reasonable best efforts to obtain Reserve Bank Approval.

         5.7. NO DEFAULT. Spescom has no actual knowledge of any breach by the Company of the Company's representations and warranties in the May 1999 Agreement.

         5.8. SURVIVAL. The representations and warranties of Spescom contained in this Agreement shall survive until the first anniversary of the date of this Agreement.

     6. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Transactions is subject to the satisfaction of, or waiver by the Company of, the following conditions prior to or contemporaneously with the Closing, unless otherwise indicated:

         6.1. The representations and warranties made by Spescom in this Agreement shall be true and correct in all material respects as of the Closing, as if made at and as of the Closing Date, and Spescom shall have complied with the covenants, agreements, and obligations set forth in this Agreement and required to be performed by it at or before the Closing;

         6.2. There shall not be any order, decree, injunction, or judgment enjoining the consummation of this Agreement;

         6.3. The shareholders of the Company shall have approved the sale and issuance of the Shares to Spescom and the other Transactions;

         6.4. Any consents or approvals required to be obtained from any third party, and any amendments of agreements which shall be necessary to permit the consummation of the Transactions on the Closing Date, shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to the Company and the Company's counsel.

         6.5. Spescom shall have delivered to the Company a certificate, dated the Closing Date, signed by the Managing Director or Financial Director of Spescom, substantially in the form attached hereto as EXHIBIT D;

         6.6. All proceedings taken in connection with the Transactions, and all documents necessary to the consummation thereof, shall be reasonably satisfactory in form and substance to the Company and the Company's counsel, and Spescom shall have delivered to the Company a certificate, dated the Closing Date, signed by the Secretary of Spescom, substantially in the form attached hereto as EXHIBIT E;

         6.7. The Company shall have received the opinion of Solomon Ward Seidenwurm & Smith, LLP, counsel for Spescom, dated the Closing Date, addressed to the Company, in form and substance satisfactory to the Company's counsel, and covering the matters set forth in EXHIBIT F hereto.

     7. CONDITIONS TO OBLIGATIONS OF SPESCOM. The obligation of Spescom to consummate the Transactions is subject to the satisfaction of, or the waiver by Spescom of, the following conditions prior to or contemporaneously with the Closing, unless otherwise indicated:

         7.1. The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the Closing, as if made at and as of the Closing Date, and the Company shall have complied with the covenants, agreements, and obligations set forth in this Agreement and required to be performed by it at or before the Closing;

         7.2. There shall not be any order, decree, injunction, or judgment enjoining the consummation of this Agreement;

         7.3. The shareholders of the Company shall have approved the sale and issuance of the Shares to Spescom and the other Transactions;

         7.4. The Company's Board of Directors shall have adopted the Annual Plan for fiscal year during which the Closing occurs.

         7.5. Any consents or approvals required to be obtained from any third party, and any amendments of agreements which shall be necessary to permit the consummation of the Transactions on the Closing Date, shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to Spescom and Spescom's counsel;

         7.6. The Company shall have issued to Spescom a new Stock Purchase Warrant to replace the Warrant Spescom purchased from Finova;

         7.7. The Company shall have issued 1,428,571 Shares to Spescom in consideration of the conversion of the Loan into Common Stock of the Company.

         7.8. The Company shall have entered into an employment agreement with Roger Erickson, on terms reasonably satisfactory to Spescom (the "Employment Agreement");

         7.9. Spescom shall have obtained the Reserve Bank Approval.

         7.10. The Company shall have issued to Spescom the following certificates of public officials, in each case as of a date within ten days of the Closing Date:

                  7.10.1. the Articles of Incorporation of the Company certified by the Secretary of State of the State of California; and

                  7.10.2. a certificate as to the legal existence and good standing of the Company from the Secretary of State of the State of California.

         7.11. The Company shall have delivered to Spescom a certificate, dated the Closing Date, signed by the President or Chief Financial Officer of the Company, substantially in the form attached hereto as EXHIBIT G;

         7.12. All proceedings taken in connection with the Transactions, and all documents necessary to the consummation thereof, shall be reasonably satisfactory in form and substance to Spescom and Spescom's counsel, and the Company shall have delivered to Spescom a certificate, dated the Closing Date, signed by the Secretary of the Company, substantially in the form attached hereto as EXHIBIT H;

         7.13. Spescom shall have received the opinion of Gibson, Dunn & Crutcher LLP, counsel for the Company, dated the Closing Date, addressed to Spescom, in form and substance satisfactory to Spescom's counsel, and covering the matters set forth in EXHIBIT I hereto.

     8.  FAILURE TO CLOSE

         8.1. If on the Closing Date the Company fails to tender to Spescom the Shares to be issued to Spescom for any reason other than the failure of the shareholders of the Company to approve the Transactions, or if the conditions specified in this Section 8 have not been fulfilled, Spescom may thereupon elect to be relieved of all further obligations under this Agreement, without prejudice to any other Spescom's rights or remedies. Without limiting the foregoing, if the conditions specified in this Section 8 have not been fulfilled, Spescom may waive compliance by the Company with any such condition to such extent as Spescom, in Spescom's sole discretion, may determine. Nothing in this Section 8.1 shall operate to relieve the Company of any of its obligations hereunder or to waive any of Spescom's rights against the Company.

         8.2. If the Company fails to consummate this Agreement solely for non-fulfillment of the condition specified in Section 6.3, then:

                  8.2.1. Subject to the fulfillment, or waiver by the Company, of the conditions in Sections 6.1, 6.2, 6.4 and 6.5, the Company will cause 40% of the outstanding shares of the capital stock of Altris UK to be transferred to Spescom against delivery under Section 8.2.2 below;

                  8.2.2. Subject to the fulfillment, or waiver by Spescom, of the conditions specified in Sections 7.1 and 7.11, Spescom will release to the Company the Escrow Funds; and

                  8.2.3. Spescom may thereupon elect to be relieved of all further obligations under this Agreement without prejudice to any other Spescom's rights or remedies.

     9.  COVENANTS.

         9.1. BOARD OF DIRECTORS DESIGNEES. Effective upon the Closing, (i) the size of the Board of Directors of the Company shall be five (5) directors, and
(ii) two nominees of Spescom shall be elected as directors (the "Spescom Nominees"). For so long as Spescom or any Affiliate of Spescom holds at least thirty-three (33%) of the Shares, the Company agrees to include two nominees of Spescom in management's slate of nominees to be elected to the Board of Directors of the Company and to recommend to the stockholders the election of such nominees. Any Spescom Nominees shall be reimbursed for all reasonable expenses incurred as a director and shall be entitled to receive such compensation as may be received by other non-employee or employee directors of the Company, as the case may be, including indemnity and advancement of expenses to the fullest extent permitted under applicable law.

         9.2. USE OF PROCEEDS. The Purchase Price shall be deposited in a separate bank account in the name of the Company. Any expenditure, disbursement, commitment, or other use by the Company of the Purchase Price that is not provided for in the applicable budget in the Annual Plan shall require: (a) if more than $100,000 (i) the approval of the Company's Board of Directors, and
(ii) the unanimous approval of both Spescom Nominees, and (b) if less than $100,000 but more than $25,000, the approval of one of Spescom's Nominees.

         9.3.  ADDITIONAL COVENANTS. From and after the Closing Date:

                  9.3.1. CORPORATE EXISTENCE, ETC. The Company will preserve and keep in force and effect, and will cause each Subsidiary to preserve and keep in force and effect, its corporate existence and good standing in the state of incorporation thereof, its qualification and good standing as a foreign corporation in each jurisdiction where such qualification is required by applicable law except where the failure to so qualify would not constitute a Material Adverse Event, and all licenses and permits necessary to the proper conduct of its business.

                  9.3.2. MAINTENANCE, ETC. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties and assets which are used or useful in the conduct of its business (whether owned in fee or pursuant to a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

                  9.3.3. NATURE OF BUSINESS. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

                  9.3.4. INSURANCE. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers with respect to their respective properties and business in such forms and amounts and against such risks, casualties and contingencies as are customary for corporations of comparable size and condition (financial and otherwise) engaged in the same or a similar business and owning and operating similar properties.

                  9.3.5. TAXES, CLAIMS FOR LABOR AND MATERIALS. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, (i) all lawful taxes, assessments and governmental charges or levies imposed upon the property or business of the Company or such Subsidiary, respectively, (ii) all trade accounts payable in accordance with usual and customary business terms, and (iii) all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of the Company or such Subsidiary; provided the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

                  9.3.6. COMPLIANCE WITH LAWS, AGREEMENTS, ETC. Except where failure to do so does not and would not constitute a Material Adverse Event, the Company shall maintain its business operations and property owned or used in connection therewith in compliance with (i) all applicable federal, state and local laws, regulations and ordinances, and such laws, regulations and ordinances of foreign jurisdictions, governing such business operations and the use and ownership of such property, and (ii) all agreements, licenses, franchises, indentures and mortgages to which the Company is a party or by which the Company or any of its properties is bound. Without limiting the foregoing, the Company shall pay all of its indebtedness promptly and substantially in accordance with the terms thereof.

                  9.3.7. ERISA MATTERS. If the Company has in effect, or hereafter institutes, a Plan, then the following covenants shall be applicable during such period as any such Plan shall be in effect: (i) throughout the existence of the Plan, the Company's contributions under the Plan will meet the minimum funding standards required by ERISA and the Company will not institute a distress termination of the Plan; and (ii) the Company will send to Spescom a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with the Labor Department or the PBGC, at the time that such notice is so filed.

                  9.3.8. BOOKS AND RECORDS: RIGHTS OF INSPECTION. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently maintained. The Company shall permit a representative of Spescom to visit any of its properties and inspect its corporate books and financial records, and will discuss its accounts, affairs and finances with a representative of Spescom, during reasonable business hours, at such times as Spescom may reasonably request.

                  9.3.9. REPORTS. The Company will furnish to Spescom the following:

                           9.3.9.1.  QUARTERLY STATEMENTS.  As soon as available
and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of the following, in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail:

                           (a) consolidated balance sheets of the Company and Subsidiaries as of the close of the three-month period then ended, setting forth in comparative form the consolidated figures at the end of the preceding fiscal year,

                           (b) consolidated statements of income of the Company and Subsidiaries for the three-month period then ended, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, and

                           (c) consolidated statements of cash flows of the Company and Subsidiaries for the portion of the fiscal year ending with such three-month period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year.

                           9.3.9.2.  ANNUAL STATEMENTS.  As soon as available
and in any event within 90 days after the close of each fiscal year of the Company, copies of the following, in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing or a firm reasonably acceptable to Spescom:

                           (a) consolidated balance sheets of the Company and Subsidiaries as of the close of such fiscal year, and

                           (b) consolidated statements of income and changes in shareholders equity and cash flows of the Company and Subsidiaries for such fiscal year.

                  9.3.10. SEC AND OTHER REPORTS. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each periodic or current report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the SEC or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, federal or state, having jurisdiction over the Company or any of its Subsidiaries. The Company specifically covenants to timely file each such item required to be filed with the SEC and each state requiring securities laws filings; and

                  9.3.11. PIPELINE REPORT AND OTHER REQUESTED INFORMATION. Within five business days of request by Spescom, the Company's internal pipeline report, and with reasonable promptness, such financial data and other information relating to the business of the Company as Spescom may from time to time reasonably request.

                  9.3.12. ANNUAL PLAN. The Board of Directors shall adopt no later than the thirty-first day of each fiscal year, a financial plan for the Company, which shall include at least a projection of income and expenses (including capital expenditures) and a projected cash flows statement for each quarter in such fiscal year, and a projected balance sheet as of the end of each quarter in such fiscal year (the "Annual Plan"). The Annual Plan may only be amended or revised, in any material manner, with the written approval of the Board of Directors and both Spescom Nominees.

                  9.3.13. FURTHER ASSURANCES. The Company and Spescom will each take all actions reasonably requested by the other party to effect the Transactions and the other Operative Documents.

                  9.3.14. CONFIDENTIALITY. Spescom shall maintain in confidence all confidential information it receives pursuant to Sections 9.3.8 or 9.3.11 above. Spescom acknowledges having been informed and advised of its obligations under applicable securities laws with respect to trading on "insider information."

                  9.3.15. REGISTRATION RIGHTS. Spescom shall be entitled to register the Shares as provided in the Registration Rights Agreement.

                  9.3.16. CONFLICT. If the rights set forth in Sections 9.3.4 through 9.3.12 are different than any other agreement subsisting between the Company and Spescom, the provisions of this Agreement shall prevail and apply.

                  9.3.17. EXPIRATION OF COVENANTS. The covenants contained in this Section 9.3 shall expire on the earlier of (a) the fifth anniversary of the Closing Date, or (b) such date when Spescom (together with its Affiliates) holds less than 15% of the Shares.

         9.4. EMPLOYMENT OF JOSEPH BUCKLEY. Effective as of the Closing, Spescom shall ensure that Joseph Buckley enters into an employment relationship with the Company on terms substantially similar the terms of his present employment with Spescom.

         9.5. MODIFICATION OF FINOVA INSTRUMENTS. Effective as of the Closing, the Finova Instruments shall be modified as follows:

                  9.5.1. CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT. Effective as of the Closing, the following provisions of the Convertible Preferred Stock Agreement shall terminate and be of no further force or effect.
Section 1.4 (Contingent Warrants), Article 7 (Conversion of Preferred Stock),
Section 8.2 (Registration Rights) and Article 9 (Events of Default; Remedies).

                  9.5.2. DEBENTURE PURCHASE AGREEMENT. Effective as of the Closing, the following provisions of the Debenture Purchase Agreement shall terminate and be of no further force or effect. Section 1.3 (Additional Warrants), Article 7 (Subordination of Debentures), Section 8.2 (Registration Rights) and Article 9 (Events of Default; Remedies).

                  9.5.3. FINOVA REGISTRATION RIGHTS AGREEMENT. Effective as of the Closing, the Finova Registration Rights Agreement shall terminate and be of no further force or effect.

                  9.5.4. SECURITY AGREEMENT. Effective as of the Closing, the Security Agreement shall terminate and be of no further force or effect.

         9.6. MODIFICATION OF MAY 1999 AGREEMENT. Effective as of the Closing, the May 1999 Agreement shall be modified as follows:

                  9.6.1. Effective as of the Closing, Section 7.1.2 (Registration Rights) of the May 1999 Agreement shall terminate and be of no further force or effect.

                  9.6.2. Effective as of the Closing, Section 7.2 of the May 1999 Agreement shall terminate and be of no further force or effect.

                  9.6.3. Effective as of the Closing, Section 17 of the May 1999 Agreement shall be amended to provide that any arbitration under the May 1999 Agreement will take place in San Diego, California, in accordance with the provisions of Section 11.14 of this Agreement.

                  9.6.4. Effective as of the Closing, Section 25.1 of the May Agreement shall be amended to provide that pipeline reports shall be delivered within five days of request by Spescom.

         9.7. TERMINATION OF SHAREHOLDERS AGREEMENT. Effective as of the Closing, the Shareholders Agreement between Spescom, Altris Group Plc, the Company and Altris UK, dated May 7, 1999 (the "Shareholders Agreement") shall terminate and be of no further force or effect. The Company shall execute, and shall cause Altris Group Plc to execute, any document requested by Spescom to reflect such termination.

     10.  INDEMNIFICATION AND LIMITATION ON LIABILITY.

         10.1. INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE COMPANY. The Company will indemnify and hold harmless Spescom and its stockholders, controlling persons, and Affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with: (a) any breach of any representation or warranty made by the Company in this Agreement, the Disclosure Schedule, or in any certificate delivered by the Company pursuant to this Agreement, (b) any breach by the Company of any covenant or obligation of the Company in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Company (or any Person acting on its behalf) in connection with any of the Transactions. The remedies provided in this Section
10.1 will be exclusive remedies available to Spescom or the other Indemnified Persons for the Damages sets forth above without prejudice to any equitable relief to which Spescom may be entitled.

         10.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SPESCOM. Spescom will indemnify and hold harmless the Company, and will pay to the Company the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Spescom in this Agreement or in any certificate delivered by Spescom pursuant to this Agreement, (b) any breach by Spescom of any covenant or obligation of Spescom in this Agreement, or
(c) any claim by any Person against Spescom for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Spescom (or any Person acting on its behalf) in connection with any of the Transactions. The remedies provided in this Section 10.2 will be exclusive remedies available to the Company for the Damages sets forth above without prejudice to any equitable relief to which the Company may be entitled.

         10.3. LIMITATIONS ON AMOUNT - THE COMPANY. The Company will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.1 until the total of all Damages with respect to such matters exceeds $50,000, and then only for the amount by which such Damages exceed $50,000. The total liability (for indemnification or otherwise) for Damages that the Company shall be liable for in connection with any breach of the representations and warranties made by the Company in this Agreement (including any indemnification obligation pursuant to Section 10.1 relating to such representations and warranties) shall be limited in the aggregate amount of the Purchase Price. However, this Section 10.3 will not apply to any breach of any of the Company's representations and warranties of which the Company had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Company of any covenant or obligation, and the Company will be liable for all Damages with respect to such breaches.

         10.4. LIMITATIONS ON AMOUNT - SPESCOM. Spescom will have no liability (for indemnification or otherwise) with respect to the matters described in
Section 10.2 until the total of all Damages with respect to such matters exceeds $50,000, and then only for the amount by which such Damages exceed $50,000. The total liability for Damages that Spescom shall be liable for in connection with any breach of the representations and warranties made by Spescom in this Agreement (including any indemnification obligation pursuant to Section 10.2 relating to such representations and warranties) shall be limited in the aggregate amount of the Purchase Price. However, this Section 10.4 will not apply to any breach of any of Spescom's representations and warranties of which Spescom had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Spescom of any covenant or obligation, and Spescom will be liable for all Damages with respect to such breaches.

     11.  MISCELLANEOUS.

         11.1. GOVERNING LAW, VENUE AND JURISDICTION. This Agreement is governed by and construed in accordance with the laws of the State of California, irrespective of California's choice-of-law principles. All actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State or Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

         11.2. FURTHER ASSURANCES. Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

         11.3. TIME OF ESSENCE. Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

         11.4. ATTORNEY'S FEES. The prevailing party(ies) in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

         11.5. MODIFICATION. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.

         11.6. PRIOR UNDERSTANDINGS. This Agreement and all documents specifically referred to and executed in connection with this Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

         11.7. INTERPRETATION. Whenever the context so requires in this Agreement, all words used in the singular may include the plural (and vice versa). The terms "includes" and "including" do not imply any limitation. No remedy or election under this Agreement is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity. The Section headings in this Agreement:
(a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Agreement, and (c) may not be used in the interpretation of this Agreement.

         11.8. PARTIAL INVALIDITY. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

         11.9. NOTICES. Each notice and other communication required or permitted to be given under this Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this Section), (c) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

If to Spescom:             Spescom Limited
                           Spescom Park
                           Cnr Alexandra & Second Street
                           Halfway House
                           Midrand 1685
                           South Africa
                           Telecopier: 2711-266-1707
                           Attention: Hilton Isaacman

with a copy to:            Solomon Ward Seidenwurm & Smith, LLP
                           401 B Street, Suite 1200
                           San Diego, California 92101
                           Telecopier: (619) 231-4755
                           Attention: Norman L. Smith, Esq.

If to the Company:         Altris Software, Inc.
                           9339 Carroll Park Drive
                           San Diego, California 92121
                           Facsimile No.: (858) 546-7671
                           Attention: Roger Erickson

with a copy to:            Gibson, Dunn & Crutcher LLP
                           2029 Century Park East, Suite 4000
                           Los Angeles, California  90067
                           Facsimile No.:  (310) 551-8741
                           Attention:  Russell C. Hansen, Esq.

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this Section. A party may change its address for purposes of this Section by giving the other party(ies) written notice of a new address in the manner set forth above.

         11.10. WAIVER. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

         11.11. DRAFTING AMBIGUITIES. Each party to this Agreement and its legal counsel have reviewed and revised this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

         11.12. THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended to confer any rights or remedies on any person or entity other than the parties to this Agreement and their respective successors-in-interest and permitted assignees, unless such rights are expressly granted in this Agreement to another person specifically identified as a "Third Party Beneficiary."

         11.13. AUTHORITY. Each of the individuals signing below on behalf of an entity represents and warrants that it is fully authorized to do so on behalf of such entity.

         11.14. ARBITRATION. Arbitration constitutes the sole and exclusive remedy for the settlement of any dispute or controversy concerning this Agreement, any other agreements between the parties or the rights of the parties under such agreements, including whether the dispute or controversy is arbitrable. If any other agreement subsisting between Spescom and the Company provides for arbitration of any dispute and such arbitration provision is different than the arbitration set forth in this Section 11.14, this Section
11.14 shall prevail and apply. The arbitration proceeding will be conducted in San Diego, California, before a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration is made. The single arbitrator shall be a former or retired judge of a California Superior Court or a U.S. Federal Court (having appointment under Article 3 of the U.S. Constitution). California law governs this Agreement, irrespective of California's or any other jurisdiction's choice-of-law principles. To the extent that there is any conflict between the rules of the American Arbitration Association and this arbitration clause, this clause will govern and determine the rights of the parties. The decision of the arbitrator, including the determination of the amount of any damages suffered, will be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors, and assigns, as applicable, and judgment thereon may be entered in any court of competent jurisdiction. The costs of arbitration, including administrative fees, fees for a record and transcript, and the arbitrator's fees, as well as reasonable attorney's fees will be awarded to the party determined by the arbitrator to be the prevailing party. The parties incorporate the provisions of California Code of Civil Procedure Section 1283.05 into this Agreement and make those provisions part of and applicable to any proceedings arising under the terms of this Agreement.

         11.15. SURVIVAL OF AGREEMENTS. All covenants, agreements, representations, and warranties made herein shall survive the execution and delivery hereof and remain in full force and effect, notwithstanding any investigation made at any time by or on behalf of any party hereto.

         11.16. PARTIES IN INTEREST. All representations, covenants, and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto, whether so expressed or not. Spescom shall have the right to assign or transfer its rights hereunder to one or more Affiliates of Spescom.

                                        ALTRIS SOFTWARE, INC.

                                        By:/s/ John W. Low
                                           ---------------------------------
                                           Chief Financial Officer

                                        SPESCOM LIMITED

                                        By:/s/ Hilton Isaacman
                                           ---------------------------------
                                           Director of Corporate Finance

                                                                         ANNEX B

December 20, 1999

Board of Directors
Altris Software, Inc.
9339 Carlton Park Drive
San Diego, CA  92121

Members of the Board:

Pursuant to the Stock Purchase Agreement (the "Stock Purchase Agreement") between Altris Software, Inc. (the "Company" or "Altris") and Spescom Ltd., a South African company, we understand that in addition to other related transactions, (i) the Company will issue 5,285,714 shares of its common stock to Spescom at a subscription price of $0.70 per share and (ii) issue 9,528,096 shares of its common stock to Spescom in exchange for Spescom's delivery to the Company (including any right to accrued interest and dividends) of an 11.5% Subordinated Debenture in the principle amount of $3,000,000 and 3,000 shares of the Company's Series E Convertible Preferred Stock (together, the "Proposed Transactions"). The terms and conditions of the Proposed Transactions with Spescom are set forth in more detail in the Stock Purchase Agreement.

We have been requested by the Board of Directors of the Company to render our opinion as investment bankers as to whether the consideration to be received by the Company pursuant to the Proposed Transactions is fair to the Company and its shareholders from a financial point of view. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transactions.

In arriving at our opinion, we reviewed and analyzed:

1) the terms of the Proposed Transactions;

2) publicly available information concerning the Company and its holdings that we believe to be relevant to our analysis;

3) public information with respect to certain other companies engaged in businesses which we believe to be generally comparable to certain of the businesses conducted by the Company;

4) other studies and economic and market data as we deemed necessary or appropriate.

5) financial and operating information with respect to the business operations and prospects of the Company furnished to us by the Company;

6) a trading history of the Company's common stock from 20 July 1998 to the present;

7) a comparison of certain of the Company's trading multiples with those of other companies that we deemed relevant;

8) a comparison of the purchase price to the Company's common stock price at various dates and with the purchase premium or discount of certain other transactions that we deemed relevant.

In addition, we have also held discussion with the management of the Company regarding the effect of the Proposed Transactions on the operations and future investment strategy of the Company.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of certain of the Company's holdings, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of such holdings. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company's holdings, have not made or obtained any evaluations or appraisals of the assets or liabilities of such holdings and express no opinion regarding the liquidation value of the Company. Furthermore, we are not expressing any opinion in this letter regarding the price at which the common stock of the Company may trade at any time.

Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. In furnishing our opinion, we further have assumed that the Proposed Transactions shall comply with all applicable federal and state laws and shall not result in any breach, violation or cancellation of, or forfeiture of any rights, benefits or interests to or in, any agreements, plans, commitments or arrangements to which the Company is a party or in respect of which the Company or any of its assets are subject or bound. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or to which either may be subject and at the Company's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of such matters.

Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the consideration to be received by the Company in the Proposed Transactions with Spescom is fair to the Company and its shareholders from a financial point of view, as of the date hereof.

The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services and may provide investment banking services to the Company and its affiliates in the future. In the ordinary course of our business, we have traded and may in the future actively trade in the equity securities of the Company for the accounts of our customers and may in the future actively trade in the equity securities of the Company for our own account and may provide investment banking services to the Company in the future. Accordingly, we may at any time hold a long or short position in such securities. As compensation for our services in rendering this opinion, we have received certain cash fees and certain warrants to purchase common stock with an exercise price based upon the average closing price of the Company's common stock over a designated trading period, neither of which is contingent upon closing of the Proposed Transactions.

This opinion is for the use and benefit of the Company's Board of Directors and is rendered to them in connection with their consideration of the Proposed Transactions. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transactions. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus files with the Securities and Exchange Commission.

Very truly yours,

/s/ BROADMARK CAPITAL

PROXY

                             ALTRIS SOFTWARE, INC.
                            9339 Carroll Park Drive
                         San Diego, California  92121

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              ALTRIS SOFTWARE, INC.

     The undersigned hereby appoints Roger H. Erickson and John W. Low, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of Altris Software, Inc., a California corporation (the "Company"), held of record by the undersigned on February 22, 2000, at the Special Meeting of Shareholders to be held on April 14, 2000 and any postponements or adjournments thereof.

     1. To approve the Stock Purchase Agreement between the Company and Spescom Limited and the transactions contemplated thereby.

                / /  FOR
                / /  AGAINST
                / /  ABSTAIN

     2. To amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 40,000,000.

                / /  FOR
                / /  AGAINST
                / /  ABSTAIN

PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

                             [Reverse Side of Proxy]

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THE PROXIES WILL VOTE THE SHARES FOR APPROVAL OF THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR APPROVAL OF THE AMENDMENT OF THE ARTICLES OF INCORPORATION.

Do you plan to attend the meeting?    / /  YES    / /  NO


                                              Please sign exactly as your
                                              name appears on the stock
                                              certificate(s). When shares are
                                              held by joint tenants, both
                                              should sign. When signing as
                                              attorney, executor,
                                              administrator, trustee or
                                              guardian, please give your full
                                              title as such.  If a
                                              corporation, please sign in
                                              full corporate name by the
                                              president or other authorized
                                              officer. If a partnership or
                                              limited liability company,
                                              please sign in the
                                              partnership's or limited
                                              liability company's name by an
                                              authorized person.

                                              DATED:                    , 2000
                                                      -----------------

                                              --------------------------------
                                                        Signature

                                              --------------------------------

                                                 Signature if held jointly

     Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.